Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-198680

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 11, 2014

Preliminary prospectus supplement

To prospectus dated September 11, 2014

The WhiteWave Foods Company

$350,000,000     % Senior Notes due 2022

The WhiteWave Foods Company (the “issuer”) is offering $350,000,000 aggregate principal amount of our     % Senior Notes due 2022 (the “notes”). We will pay interest on the notes semiannually in arrears on                  and                 , commencing on                      , 2015. The notes will mature on                      , 2022.

We may redeem all or a portion of the notes at any time at a redemption price equal to 100% of the principal amount of the notes plus the “make-whole” premium described in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. We may also redeem up to 40% of the aggregate principal amount of the notes before                      , 2017 with the net cash proceeds we receive from certain public equity offerings. Upon the occurrence of a “change of control triggering event,” we will be required to make an offer to repurchase the notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase, as described under “Description of the notes—Change of control triggering event.”

The notes will be guaranteed on a senior unsecured basis by our existing and future direct and indirect subsidiaries that are guarantors under our senior secured credit facilities, which are substantially all of our material domestic subsidiaries. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The note guaranties will be the guarantors’ senior unsecured obligations and will rank equally in right of payment with all of their existing and future unsecured and unsubordinated obligations. In addition, the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

The notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or arrange for the notes to be quoted on any automated notation system.

Investing in the notes involves risks. See “Risk factors” beginning on page S-18 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Per Note	Total

Public offering price(1)%	$

Underwriting discount(2)%	$

Proceeds, before expenses, to us %	$

(1)	Plus accrued interest, if any from , 2014.
(2)	In addition, we have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting (conflicts of interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                         , 2014.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley

Credit Agricole CIB		Credit Suisse

Co-managers

MUFG	Rabo Securities

SunTrust Robinson Humphrey	Wells Fargo Securities

The date of this prospectus supplement is                      , 2014.

Prospectus supplement

Prospectus

S-i

Unless the context otherwise requires, all references to “WhiteWave,” the “Company,” “we,” “us,” and “our” may, depending on the context, refer to The WhiteWave Foods Company, to one or more of its consolidated subsidiaries or to The WhiteWave Foods Company and all of its subsidiaries taken as a whole.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and related note guarantees and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering and filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus. If anyone provides you with information other than that contained or incorporated by reference in the prospectus, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering and filed by us with the SEC is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are not making an offer to sell the notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

S-ii

Forward-looking statements

This prospectus supplement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our industry, position, goals, strategy, future operations, future financial position, future revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, plans, and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements largely on our current expectations and estimates regarding future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk factors” section, that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements as predictions or guarantees of future events.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You should read this prospectus supplement completely, including the section entitled “Risk factors,” and refer to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, in evaluating any statement made in this prospectus supplement.

S-iii

Industry and market data

Unless otherwise indicated, statements in this prospectus supplement regarding:

•

our industry and the categories in which we operate, including our general expectations and competitive position, business opportunity, and category size, growth, and share, are based on information from independent industry organizations and other third-party sources (including industry publications, surveys, and forecasts), data from our internal research, and management estimates. Our estimates are derived from the information and data referred to above, and are based on assumptions and calculations made by us based upon our interpretation of such information and data, and our knowledge of our industry and the categories in which we operate, which we believe to be reasonable.

•

our competitive position and category size, growth, and share in the United States are based on data that do not account for certain retailers with whom we do business, as information from such retailers was not historically available. However, we believe these data are reasonable approximations, and we have no reason to believe that the inclusion of additional retailers in the data collection process would materially change the conclusions we have drawn from these data.

•

our competitive position and category size, growth, and share in Europe refer to our competitive position and category size, growth, and share only in the nine countries in Europe in which we are primarily focused: Belgium, France, Germany, Italy, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom. For purposes of this prospectus, our “core geographies” refers to Belgium, Germany, The Netherlands, and the United Kingdom.

•

the household penetration of our products and categories are based on information from a survey that we commissioned The Nielsen Company to perform regarding the presence of our products and competitor products in our categories in U.S. households within the prior 52-week period. Although not a direct measure of household penetration, these data are generally regarded within our industry as the best available approximation of household penetration. We have no reason to believe that any other measure of household penetration would materially change our conclusions regarding the U.S. household penetration of our products and categories.

Silk, International Delight, Horizon Organic, Earthbound Farm, Alpro, and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus supplement, are the property of The WhiteWave Foods Company. Other trademarks, service marks, or trade names appearing herein, including the LAND O LAKES, Almond Joy, Cold Stone Creamery, Cinnabon, Dunkin Donuts, Hershey’s, and YORK, trade names which we license, are the property of their respective owners.

S-iv

Summary

This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that may be important to you in deciding whether to invest in the notes. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of WhiteWave and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our company

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce products throughout North America and Europe. We are pioneers in these product categories, with Silk, International Delight, Horizon Organic and Earthbound Farm having #1 or #2 brand positions based on retail sales in the United States, and Alpro having a #1 brand position based on retail sales in Europe. Our widely-recognized, leading brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, Horizon Organic premium dairy products and Earthbound Farm organic packaged salad greens, fruits and vegetables. Our European brands of plant-based foods and beverages include Alpro and Provamel.

Our mission is to create a food and beverage company that combines the entrepreneurship, spirit, principles, and practices of small food companies with the professionalism, resources, and scale of large food companies. We aspire to change the way the world eats for the better by providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products.

Our businesses/products

We have two reportable operating segments: our North America segment, which offers products in the plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce categories throughout North America, and our Europe segment, which offers plant-based foods and beverages throughout Europe.

(1)	Represents International Delight only

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, convenience stores, and health food stores, as well as through various away-from-home channels, including restaurants, convenience stores and foodservice outlets. We believe our products meet a variety of consumer preferences and desires, and, as a result, our brands have historically performed well for retailers. We believe that our products receive premium shelf placement and have high adoption rates due to our product innovations, strong brand recognition, consumer loyalty, and ongoing collaboration with retailers. Our core commercial capabilities, including speed-to-market and an extensive supply chain network, enable us to achieve and sustain our leading positions and drive growth in our brand platforms. Going forward, we expect to drive further sales and category growth by strengthening our existing product categories, expanding our brands into adjacent product categories, focusing on new product development, and capitalizing on emerging consumer trends.

Brand building and new product innovation are core to our growth strategy, and we believe they represent significant competitive advantages for us. We continually invest in marketing and promotional activities to build the strength of our brand equities. For example, we cultivated Silk and Alpro from niche soymilk brands into a broad range of plant-based food and beverage products. Our in-house Research & Development (“R&D”) groups in the U.S. and Europe develop new, great-tasting products that are responsive to evolving consumer preferences. We have a highly successful track record of leveraging our capabilities to create and rapidly commercialize new products, and to build and develop categories and subcategories on a large scale. Examples of our successful product launches include Silk Light AlmondMilk, with one-third fewer calories than the original Silk AlmondMilk, which we launched in 2013, Silk non-dairy yogurts and Horizon Organic Milk with DHA Omega-3 in single-serve packages, which we launched in 2013, and International Delight Iced Coffee, which we launched in 2012 and which ranked among the top of all consumer packaged food and beverage launches in the United States in 2012 in terms of retail sales in its first twelve months. In 2012, we were the first company to commercialize almond drinks on a large scale in Europe, capitalizing on the emerging European consumer preference for variety in plant-based dairy alternatives, and we followed with the launch of hazelnut, rice, oat and other drinks.

We are committed to expanding our business while continuing to support our environment, communities, and employees. In our efforts to produce food responsibly, we set goals and design our sustainability initiatives to benefit the environment and the communities we serve. We believe our unique corporate culture and commitment to our employees fosters a highly engaged workforce focused on innovation and the development of new products that offer better choices for people and are better for our communities and the planet.

Our history and spin-off from Dean Foods Company

Throughout our history, we have successfully identified and acquired high-growth businesses in attractive categories.

•	In 1997, Dean Foods Company (“Dean Foods”) acquired the International Delight brand, which sold the first flavored non-dairy liquid coffee creamer marketed in the United States.

•

In 2002, Dean Foods acquired White Wave, Inc., a marketer of soy beverages and food products under the Silk brand, and entered into an expanded licensing arrangement with Land O’Lakes, Inc. to use the LAND O LAKES brand across the United States for value-added milk and cultured dairy products.

•

In 2004, Dean Foods acquired Horizon Organic Holding Corporation, owner of the Horizon Organic brand of organic milk and dairy products. In 2004, Dean Foods consolidated its national brands into WWF Operating Company.

•

In 2009, WhiteWave expanded its plant-based foods and beverages portfolio by acquiring Alpro, a leader in plant-based foods and beverages in Europe that, in addition to its Alpro brand, also owned Provamel, a leading brand of organic soy-based products distributed in European health food stores.

•

In October 2012, we completed an initial public offering of shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), and our Class A common stock began trading on the New York Stock Exchange under the symbol “WWAV.”

•

In 2013, Dean Foods completed its spin-off of WhiteWave into an independent company in two transactions: On May 23, 2013, Dean Foods distributed (the “Distribution”) to its stockholders shares of our Class A common stock, and shares of our Class B common stock, par value $0.01 per share, as a pro rata dividend to Dean Foods stockholders. Effective upon the Distribution, Dean Foods ceased to own a majority of our outstanding capital stock. Then, on July 25, 2013, Dean Foods disposed of all of its remaining shares of our capital stock in a registered public offering. As a result of this disposition, Dean Foods ceased to own any shares of our capital stock.

•

In January 2014, we expanded our business into a complementary on-trend, high-growth category—organic greens and produce—with the acquisition of Earthbound Farm. We also announced plans to enter the Chinese market through a joint venture with a leading Chinese dairy company. See “Recent developments” below for additional information regarding these developments.

Given our infrastructure, deep knowledge of key drivers in our business and product categories, track record of innovation, and core competency of successfully acquiring and integrating high-growth brands in attractive categories, we believe that we are well positioned for future global growth.

Industry overview

We compete in large and growing food and beverage categories that we believe provide us meaningful opportunities for continued growth.

Our plant-based foods and beverages and premium dairy products are well positioned within the dairy sector, which in the United States alone was estimated to be a $51 billion sector in 2013. Within this sector, plant-based beverages have been outpacing the overall growth of the dairy sector.

Our organic dairy, greens and produce products, are also well positioned within the organic sector, which is estimated to have had sales in the United States of $35.1 billion in 2013 (up from $31.5 billion in 2012). The growth of the organic sector is outpacing the growth of the overall food and beverage industry.

In addition, our coffee creamers and beverages continue to benefit from the growth and overall size of the coffee and creamers sector, which was estimated to be a $11.4 billion sector in the United States in 2013.

The growth of our product categories is supported by evolving consumer preferences for products that:

•	are innovative and great-tasting;
•	have nutritional benefits and profiles not typically found in traditional offerings; and
•	are sourced and produced responsibly.

We believe that these trends will continue into the future. We believe that our products are uniquely positioned in rapidly growing, on-trend categories that stand to benefit from anticipated sustainable and strong consumer demand.

Plant-based foods and beverages. Plant-based foods and beverages represented a $1.2 billion category in the United States in 2013, and experienced a compound annual growth rate (“CAGR”) of 16% from 2011 to 2013. Category growth was driven by the refrigerated almond-milk segment, which experienced a CAGR of 53% from 2011 to 2013 and accounts for 68% of category dollar sales as of the 13 weeks ended June 30, 2014. We believe that almond-based beverages was one of the fastest growing subcategories in the U.S. consumer packaged food and beverage industry from 2011 to 2013. According to Nielsen, U.S. household penetration of plant-based beverages grew to 26% in 2013. We believe there are continued opportunities to expand household penetration over time.

In Europe, plant-based foods and beverages (including soy beverages, desserts, yogurt and cream alternatives, and almond, hazelnut, rice, oat and other beverages) represented a $1.2 billion category in 2013, and experienced a CAGR of 7% from 2011 to 2013. Beverages was the largest segment of the category and accounted for two-thirds of category sales. Similar to the United States’ market, non-soy beverages was the largest driver of growth, experiencing a 42% CAGR from 2011 to 2013. Because almond and other types of non-soy beverages are less developed in Europe than in the U.S., accounting for approximately 26% of 2013 sales of €154 million (or approximately $212 million as of December 31, 2013) in Europe, we believe there is significant room for growth. Plant-based yogurt grew to a $250 million category in 2013, up 9% from a year ago, and experienced a CAGR of 8% from 2011 to 2013. We believe, based on the recent steady growth of the plant-based yogurt category and the lower market share of plant-based yogurt in the yogurt market relative to plant-based drinks in the milk market, that plant-based yogurt will continue to experience growth in Europe in the future.

Coffee creamers and beverages. Coffee creamers and ready-to-drink coffee beverages represented a $4.2 billion category in the United States in 2013, and experienced a CAGR of 8% from 2011 to 2013. The key segments in which we compete also showed significant growth from 2011 to 2013, including refrigerated iced coffee (150% CAGR), flavored refrigerated creamers (10% CAGR), and shelf stable liquid creamers (23% CAGR). U.S. household penetration continues to rise in core creamer and coffee segments, with refrigerated flavored creamers achieving a household penetration of approximately 36% and refrigerated ready-to-drink iced coffee achieving a household penetration of approximately 9% in 2013.

Premium dairy. Our premium dairy portfolio consists of organic milk, yogurt, cheese, and other premium dairy products. Organic milk represented a $1.3 billion category in the United States in 2013, and experienced a CAGR of 6% from 2011 to 2013. Shelf stable organic milk (primarily sold in single serve containers) remains a key growth driver for the category, experiencing a CAGR of 8% in the same time period.

Organic greens and produce. Organic greens, which include organic varieties of packaged salad greens, lettuce blends and salad kits, represented a $1.1 billion category in the United States in 2013. Based on Nielsen data, the category experienced a CAGR of 17% from 2011 to 2013, driven primarily by growth in tender leaf varieties such as spring mix and baby spinach.

Competitive strengths

We believe that the following competitive strengths will enable the Company to achieve sustained growth and profitability:

Diverse portfolio of large scale brands with leading market positions. We have built a portfolio of large, leading brands with significant retail scale that are well–recognized by consumers, and that we believe are important to retailers. Our commitment to brand building has helped build and develop the categories in which we compete into large and growing categories whose aggregate retail sales were approximately $9 billion in 2013 in the United States and Europe. Through our new product innovation, brand extensions and expanded distribution, we have developed sizeable brands, with Silk, International Delight, Horizon Organic and Earthbound Farm each generating in excess of $500 million in total net sales in 2013.

Within their respective categories or subcategories, each of our Silk, Horizon Organic, Alpro and Earthbound Farm brands hold #1 brand positions, with meaningfully higher shares than those of their nearest respective branded competitors. For example, Silk held a 60% share of the category for refrigerated plant-based beverages and Horizon Organic held a 43% share of the subcategory for organic fluid dairy milk in the United States in 2013, and Alpro held a 39% share of the category for plant-based foods and beverages in Europe in 2013, each share being at least twice that of its closest branded competitor during these time periods. For the six-month period ended June 28, 2014, Silk held a 56% share, Horizon Organic held a 42% share and Alpro held a 42% share of these categories. We expect to further capitalize on the strong consumer demand for our products and continue to grow our sales and brand share within our categories.

Participation in highly attractive categories. We are a leader in four major product categories: plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce. These high-growth, on-trend product categories are aligned with emerging consumer preferences for products that are nutritious, flavorful, convenient, and responsibly produced. As a result, we believe these product categories will continue to offer attractive growth opportunities relative to traditional food and beverage categories. We believe that increasing household penetration will be a significant growth driver across all of our product categories. For example, according to Nielsen, the U.S. household penetration rates of refrigerated organic milk and refrigerated flavored coffee creamers were approximately 13% and 36%, respectively, in 2013. Additionally, according to Nielsen, the U.S. penetration rate of refrigerated plant-based beverages was approximately 26% in 2013, and we believe that in many international geographies these products are not widely available to consumers today. We believe that our coffee creamer and beverage products are well positioned to continue benefitting from the growing consumption of coffee, which was the most popular beverage among U.S. consumers in a 2012 National Coffee Drinking Trends study. We also believe there is increasing consumer demand for natural and organic products, including organic milk. Furthermore, the premium dairy category remains underpenetrated, as organic milk comprised only approximately 7% of total U.S. retail milk dollar sales in 2013.

Product portfolio aligned with consumer trends. Our product portfolio is designed to appeal to consumer preferences for nutritious, great-tasting, convenient, and responsibly produced products. Our plant-based food and beverage platform, which includes soy-, almond-, coconut-, hazelnut-, rice-, and oat-based choices, features a variety of flavorful offerings with nutritional qualities that consumers desire. Our coffee creamers and beverages platform, which includes coffee creamers and iced coffee products under the International Delight and LAND O LAKES brand names, enables our consumers to enjoy a flavorful, convenient, and affordable “coffeehouse” taste. Our premium dairy portfolio consists of organic milk, yogurt, cheese, and other premium dairy products that appeal to consumers seeking wholesome and nutritious choices for their families. Finally, our organic greens and produce platform meets the growing consumer preference for organic, fresh salads and produce. Our market research function plays an important role in our success, as we consistently seek and incorporate feedback from our consumers to develop new products to remain at the forefront of evolving consumer trends.

Significant global growth potential. Our leading brands, on-trend, innovative products, and sales, marketing, and supply chain capabilities position us to benefit from the growing global adoption of products in our major categories. In addition, throughout our history, we have demonstrated a consistent ability to successfully acquire and integrate businesses and their brands. Through these acquisitions, we have capitalized on product and category growth trends and expanded our geographic scope. We believe that we can leverage these experiences to take advantage of future global growth opportunities.

Strong track record of innovation in our categories. We have established a strong track record of launching successful new products and effectively commercializing innovation across our brands in North America and Europe by building and leveraging highly experienced R&D teams. We have consistently made investments in new product development. Throughout our history, we have leveraged our strong brand equities and our innovation capabilities to pioneer new products and subcategories. For example, we either created or largely developed the organic milk, soymilk, and flavored non-dairy creamer subcategories while Earthbound Farm largely developed the organic packaged salad subcategory in our respective markets. All have since grown into sizable, profitable subcategories in which we maintain strong leadership positions.

Extensive commercial and supply chain network. Our strong innovation and commercial capabilities enable us to develop, rapidly commercialize, and efficiently distribute our products. Through our sales organization, we strive to cultivate strong, collaborative relationships with our retail customers that facilitate favorable product placement, which, combined with our marketing capabilities and brand strength, drive high product-turnover rates. Our strategic distribution network allows us to achieve broad channel reach. Our extensive production capabilities, including our extended shelf life manufacturing network in the United States and Europe and our organic produce processing facility in California, which is strategically located near premier organic farmland, position us for continued cost reduction opportunities. We believe our strategic investments in our manufacturing footprint and diverse network of suppliers will allow us to continue scaling our business into the future. Going forward, we also believe that we can leverage these core capabilities to continue to pioneer and lead in our categories.

Experienced management team. We are led by a proven and experienced management team. Our Chairman of the Board and Chief Executive Officer, Gregg Engles, has 25 years of management experience in the consumer packaged food and beverage industry. Mr. Engles conceived the idea of a branded dairy alternative business within the Dean Foods portfolio, and, under his direction, our Company was built through a series of successful acquisitions, including International Delight in 1997, Silk in 2002, Horizon Organic in 2004, Alpro in 2009 and Earthbound Farm in 2014. Mr. Engles, Blaine McPeak, Kelly Haecker, Edward Fugger and Thomas Zanetich, among others, were all either founding members of the management team that built WhiteWave by acquiring and integrating its principal brands or early employees who have led to its subsequent growth. Bernard Deryckere has led Alpro for over a decade and driven its leadership in plant-based foods and beverages in Europe. Mr. Engles and the other members of our senior management team average almost two decades of industry experience at leading consumer packaged food and beverage companies. Our management team has played an integral role in our Company’s success by instilling a culture committed to innovation, responsibility, and growth. We believe that our strong leadership and experience acquiring and scaling high-growth businesses will enable our Company to continue to drive sustained growth and increased profitability.

Strategy

Our Company competes in product categories that we believe have attractive long-term growth prospects due to strong consumer interest, favorable category dynamics, and, in many cases, low household penetration. To achieve sustainable growth and profitability, our strategy encompasses the following:

Leverage the equity in our core brands. We strategically invest in our brands to further increase brand awareness and brand loyalty, as well as to continuously increase the household penetration of our key categories. We intend to leverage the strong brand equity of our existing brands to expand into new categories/sub-categories that we believe will lead to higher growth and/or higher margins. For instance, Silk launched Silk AlmondMilk in 2010 which allowed us to increase U.S. household penetration of plant-based beverages from 16% in 2009 to 26% in 2013. We have likewise extended our Horizon brand into new categories with Horizon Classic, Super and Organic Macaroni & Cheese, the brand’s first innovation beyond the refrigerated dairy case, and Horizon snacks, crackers and cookies. We believe Horizon maintains a strong brand image and brand recognition, thereby providing us with an excellent opportunity to expand beyond dairy and into higher margin organic products in the future.

Drive growth through innovation. Our Company has a history of driving growth through pioneering new subcategories, capitalizing on emerging trends, and introducing product extensions under our brands. This history of innovation has allowed us to continue to grow in our existing categories and subcategories and deliver innovative products under trusted brands. With International Delight Iced Coffee, we created a new subcategory of refrigerated iced coffee for at-home consumption. Our launches of Alpro Almond Drink and Alpro Hazelnut Drink are providing European consumers with access to an increased variety of great-tasting, nutritious plant-based beverages. We believe there are attractive opportunities to extend our trusted brands into select adjacent product categories and subcategories. We are committed to leveraging our advanced R&D and commercial capabilities to further develop and expand our categories and subcategories and deliver innovation that will drive increased consumption of our products.

Selectively pursue expansion opportunities in existing and attractive new product categories and geographies. Our leading brands, on-trend innovative products, and sales, marketing, and supply chain capabilities provide opportunities to expand our business globally by:

•	broadening the distribution of successful products across our existing geographies;
•	driving distribution of our brands and products into geographies adjacent to our existing geographies; and
•	introducing our brands and products in new, high-growth regions across the globe.

In January 2014, we formed a joint venture with Mengniu Dairy in China. Mengniu Dairy Company Limited (“Mengniu”), is a leading Chinese dairy company that manufactures, markets and sells a range of nutritious products in China. The joint venture is owned 49% by the Company and 51% by Mengniu and offers us access to the world’s largest, and rapidly growing, food and beverage market and its population of over 1.3 billion consumers with increasing disposable income.

We regularly evaluate expansion opportunities and have demonstrated an ability to successfully enter and grow new categories and subcategories and geographies and expand existing categories and subcategories through disciplined acquisitions. We believe that we can leverage our extensive acquisition experience to capitalize on future value-enhancing acquisitions and partnerships that complement our portfolio.

Focus on improving profit and margins. Our Company culture focuses on sustainable profit and margin improvement through a holistic combination of both cost savings and revenue growth initiatives. We are committed to pursuing operating cost reduction and avoidance programs by continually focusing on optimizing our overall cost structure. For example, in the past we have delivered cost savings benefits from optimizing our production and distribution capabilities, examining and tailoring our product formulations, and streamlining overhead costs. We view the continuous pursuit of opportunities to improve the efficiency of our operations as an essential contributor to success.

In addition to cost savings, we also aim to maximize revenues through a combination of price optimization and pro-active brand portfolio management, including constant SKU rationalization. In terms of pricing, we generally aim to price in-line to ahead of inflation over time while optimizing the price gaps between private label and brands.

Recent developments

In 2014, we have completed several transactions that are consistent with, and execute on, our business strategy.

On January 2, 2014, we completed the acquisition of Earthbound Farm, one of the country’s leading organic food brands, for approximately $600 million in cash. With 2013 net revenue of $533 million, Earthbound Farm is the largest organic produce brand in North America and the recognized leader in the value-added organic packaged salad category. Earthbound Farm also produces and markets a line of organic fresh fruits and vegetables, frozen fruits and vegetables, and dried fruits and snacks.

On January 5, 2014, we announced our joint venture with Mengniu. The joint venture has purchased Yashili Zhengzhou (“Zhengzhou”), a subsidiary of Yashili International Holdings Ltd (“Yashili”), whose primary asset is a production facility currently under construction in China where the joint venture intends to manufacture its products. Mengniu is the majority owner of Yashili. The purchase price for Zhengzhou was approximately $80.9 million (RMB 504 million). Each joint venture party’s share of the purchase price for Zhengzhou was consistent with its ownership interest in the venture. WhiteWave contributed $47.3 million to the joint venture in the first two quarters of 2014, and both WhiteWave and Mengniu expect to make additional investments to support the start-up and commercialization of the joint venture.

Amendment to senior secured credit facilities

On August 29, 2014, we entered into an amendment to the credit agreement governing our senior secured credit facilities to, among other things, extend maturities, reset our amortization requirements, increase borrowing capacity under our revolving credit facility and create additional financial flexibility. As amended, the $2.0 billion credit agreement consists of: (i) a $1.0 billion, 5-year Revolving Credit Facility (the “revolving credit facility”), (ii) a $250.0 million, 5-year Term Loan A-1 facility (the “Term Loan A-1 facility”) and (iii) a $750.0 million, 7-year Term Loan A-2 facility (the “Term Loan A-2 facility” and, together with the Term Loan A-1 facility, the “term loan facilities”; and together with the revolving credit facility, the “senior secured credit facilities”). For additional information regarding the terms of the senior secured credit facilities, see “Description of other indebtedness.”

Corporate information

We are a Delaware corporation incorporated on August 1, 2012. Our principal executive offices are located at 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202. Our telephone number is (303) 635-4500. Our website address is www.whitewave.com. The information on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

The offering

This summary is not a complete description of the notes. For a more detailed description of the notes, see “Description of the notes” in this prospectus supplement.

Issuer	The WhiteWave Foods Company.

Securities offered	$350,000,000 aggregate principal amount of % Senior Notes due 2022.

Maturity	The notes will mature on , 2022 unless earlier redeemed or repurchased.

Interest rate	Interest on the notes will accrue at the rate of % per annum.

Interest payment dates	Interest on the notes will be payable semiannually in arrears on and , commencing on , 2015. Interest will accrue from , 2014.

Note guaranties	The notes will be guaranteed on a senior unsecured basis by our existing and future direct and indirect subsidiaries that are guarantors under our senior secured credit facilities, which are substantially all of our material domestic subsidiaries. Under certain circumstances, guarantors may be released from their note guaranties without the consent of the holders of notes. See “Description of the notes—Guaranties.”

Ranking of notes	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The note guaranties will be the guarantors’ senior unsecured obligations and will rank equally in right of payment with all of their existing and future unsecured and unsubordinated obligations. In addition, the notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries. As of June 30, 2014, our non-guarantor subsidiaries had $183.5 million of total liabilities, including debt and trade payables but excluding intercompany liabilities, and represented in the aggregate approximately 22% of our consolidated total assets. Assuming that we had completed this offering and applied the net proceeds in the manner described under “Use of proceeds,” as of June 30, 2014:

•

we and the guarantors would have had $1.372 billion aggregate principal amount of indebtedness outstanding (excluding unused commitments), comprising indebtedness represented by the notes, $1.0 billion of secured indebtedness outstanding under the senior secured credit facilities and $22.0 million of capital leases; and

•

we and the guarantors would have been able to incur an additional $995.0 million of secured indebtedness under the senior secured credit facilities (after giving effect to $5.0 million of outstanding letters of credit).

Optional redemption	We may redeem all or a portion of the notes at any time at a redemption price equal to 100% of the principal amount thereof plus the “make-whole” premium described under “Description of the notes—Optional redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Before , 2017, we may redeem up to 40% of the aggregate principal amount of notes issued with the net cash proceeds we receive from certain public equity offerings as long as:

•	we pay % of the face amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption;

•	we redeem the notes within 180 days of the related equity offering; and

•	at least 50% of the aggregate principal amount of notes issued remains outstanding immediately after such redemption.

Change of control repurchase event	Upon the occurrence of a “change of control triggering event,” as defined under “Description of the notes—Change of control triggering event,” we will be required to make an offer to repurchase the notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of the guarantors to:

•	create certain liens;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with, or sell, lease or convey all or substantially all our or their properties or assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of the notes—Certain covenants” for a description of these covenants.

Form and denominations	The notes will be issued in registered, global form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further issuances	We may, without consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects (other than with respect to the date of issuance, public offering price and amount of interest payable on the first payment date applicable thereto). These additional notes will be consolidated and form a single series with the notes.

Use of proceeds	We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facility, support growth initiatives, including acquisitions, and for other general corporate purposes. See “Use of proceeds.”

Absence of public market for the notes	The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and any market making in the notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. For more information, see “Underwriting (conflicts of interest).”

Governing law	New York.

Risk factors	An investment in the notes involves risk. You should carefully consider the information set forth in the section entitled “Risk factors” beginning on page S-18 of this prospectus supplement, as well as any other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Conflicts of interest	As described under “Use of proceeds,” we intend to use the net proceeds from this offering to repay borrowings under our existing senior secured credit facilities. Affiliates of certain of the underwriters are lenders under our existing senior secured credit facilities. See “Underwriting (conflicts of interest).”

Summary historical consolidated financial data

The following table summarizes our consolidated financial data. We have derived the summary consolidated statement of operations data for the years ended December 31, 2011, 2012, and 2013 and the summary consolidated balance sheet data as of December 31, 2012 and 2013 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The consolidated statement of operations data for the six months ended June 30, 2013 and 2014, and the consolidated balance sheet data as of June 30, 2014, have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary consolidated balance sheet data as of June 30, 2013 from our unaudited consolidated financial statements not incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements were prepared on the same basis as our audited financial statements. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the financial information set forth in those statements. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year.

The summary unaudited pro forma consolidated financial data for the twelve months ended June 30, 2014 was derived for each line item presented by subtracting the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 from the line item from our unaudited pro forma condensed financial statements for the year ended December 31, 2013, and adding the amount of the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014. See note 11 in the table below and “Unaudited pro forma condensed financial information” on page S-37 for more information with respect to the summary unaudited pro forma financial information presented for the twelve months ended June 30, 2014.

The WhiteWave Foods Company was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering on October 31, 2012, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for shares of Class B common stock. Under U.S. generally accepted accounting principles (“GAAP”), the contribution of WWF Opco to WhiteWave was treated as a reorganization of entities under common control under Dean Foods. As a result, we are retrospectively presenting the consolidated financial position and results of operations of WhiteWave and WWF Opco for all periods presented.

Our historical consolidated financial statements for periods prior to the completion of our initial public offering were prepared on a stand-alone basis in accordance with GAAP and are derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Therefore, our historical results are not necessarily indicative of the results in any future period.

You should read the following summary consolidated financial data together with our audited and unaudited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the sections entitled “Capitalization,” “Selected historical consolidated financial data,”

“Unaudited pro forma condensed financial information” and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus supplement.

	Historical					Pro forma
	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
(in thousands)	2011	2012	2013	2013	2014	2014(11)
	(audited)			(unaudited)

Statement of Operations Data:
Net sales(1)	$1,916,830	$2,175,374	$2,503,487	$1,185,335	$1,668,149	$3,251,354
Net sales to related parties(2)	108,921	109,513	37,063	37,062	—	—
Transitional sales fees(2)	—	4,551	1,513	1,837	—	—

Total net sales	2,025,751	2,289,438	2,542,063	1,224,234	1,668,149	3,251,354
Cost of sales(2)	1,341,310	1,485,494	1,634,646	781,478	1,109,675	2,186,018

Gross profit(3)	684,441	803,944	907,417	442,756	558,474	1,065,336
Related party license income(4)	42,680	36,034	—	—	—	—

Operating costs and expenses:
Selling and distribution(2)(3)	414,724	492,130	528,233	264,284	304,301	583,223
General and administrative(5)	136,703	167,595	197,526	94,525	133,916	246,683
Asset disposal and exit costs	—	—	24,226	—	(703)	23,345

Total operating costs and expenses	551,427	659,725	749,985	358,809	437,514	853,251

Operating income	175,694	180,253	157,432	83,947	120,960	212,085

Other expense:
Interest expense(4)(6)	9,149	9,924	18,027	9,461	13,234	49,069
Other expense, net	122	957	(3,829)	(8,393)	4,356	8,920

Total other expense	9,271	10,881	14,198	1,068	17,590	57,989

Income from continuing operations before income taxes	166,423	169,372	143,234	82,879	103,370	154,096
Income tax expense	52,089	56,858	44,193	27,672	36,061	63,256

Income from continuing operations	114,334	112,514	99,041	55,207	67,309	90,840
Gain on sale of discontinued operations, net of tax	3,616	403	—	—	—	—
Income (loss) from discontinued operations, net of tax	(27,105)	2,056	—	—	—	—

Net income	90,845	114,973	99,041	55,207	67,309	90,840
Net (income) loss attributable to non-controlling interest	16,550	(1,279)	—	—	(542)	(542)

Net income attributable to The WhiteWave Foods Company	$107,395	$113,694	$99,041	$55,207	$66,767	$90,298

Balance sheet data (at period end):
Cash and cash equivalents	$96,987	$69,373	$101,105	$72,113	$65,953
Property, plant and equipment, net	587,259	624,642	659,683	633,177	904,685
Total assets	2,108,685	2,168,011	2,283,184	2,231,371	3,111,884
Total debt(6)	456,171	780,550	662,650	721,600	1,324,578
Other non-current liabilities	274,578	294,963	287,695	306,442	308,610
Total equity	1,140,686	784,956	961,439	883,964	1,045,665

Net cash flows from (used in):
Operating activities	$240,561	$236,521	$184,941	$55,742	$117,749
Investing activities	(126,262)	(92,185)	(39,417)	8,935	(790,386)
Financing activities	(87,596)	(172,387)	(116,974)	(59,837)	636,890

Other Financial Data:
EBITDA(7)	$236,623	$254,830	$243,166	$132,315	$170,930	$313,095
Adjusted EBITDA(7)	222,659	256,605	300,614	140,556	202,288	400,198
Ratio of earnings to fixed charges(8)	19.32x	18.21x	8.99x	9.90x	8.5x	5.26x
Capital expenditures(9)	126,755	102,931	131,769	53,021	139,850	227,982
Cash interest expense	13,194	9,867	15,612	8,254	11,786	12,430
Pro forma Adjusted EBITDA to pro forma cash interest expense						32.2x
Net debt (as adjusted) to pro forma Adjusted EBITDA(10)						3.2x

(1)	Our net sales are derived primarily from sales of our branded plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce products to third-party customers across North America and Europe. Sales are reported net of estimated returns, trade promotions, and other discounts. Net sales do not include the sales of our finished goods to third-party customers made directly by Dean Foods’ wholly-owned subsidiaries during the period in which Dean Foods was a related party. As of July 25, 2013, Dean Foods disposed of its remaining shares of our common stock in a registered public offering and therefore is no longer a related party.

(2)	Net sales to related parties represent the sale of our finished products to other wholly-owned subsidiaries of Dean Foods. Prior to our initial public offering on October 31, 2012, those transactions took place at an agreed-upon price, which may not be equivalent to the terms that would have prevailed in an arm’s-length transaction. In connection with our initial public offering, we entered into agreements that formalized ongoing commercial arrangements we had with certain wholly-owned Dean Foods subsidiaries. These agreements included certain transitional sales agreements, a sales and distribution agreement, and certain manufacturing and supply agreements. Pursuant to one of the transitional sales agreements in which Morningstar remitted to us the cash representing the net profit collected from WhiteWave product sales, the net effect of the agreement is reflected as transitional sales fees. We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by Dean Foods. Due to these and other changes in connection with our initial public offering, the historical financial information prior to such offering included herein may not necessarily reflect our financial position, results of operations, and cash flows or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during all of the periods presented. As of July 25, 2013, Dean Foods disposed of its remaining shares of our common stock in a registered public offering and therefore is no longer a related party.

(3)	As disclosed in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement, we include certain shipping and handling costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs within selling and distribution expense. As a result, our gross profit may not be comparable to that of other entities that present all shipping and handling costs as a component of cost of sales.

(4)	Historically, our intellectual property license agreement with Morningstar provided Morningstar the right to use certain intellectual property in the manufacture of certain products for a fee. In conjunction with a license agreement we entered into with Morningstar, we extended a line of credit to Morningstar related to the license income under the license agreement. In connection with our initial public offering, we terminated this license agreement and the related loan. Since our initial public offering, we no longer receive license income or related interest income associated with these historical agreements. In addition, in connection with our initial public offering, we transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar had the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. We retained all intellectual property related to and necessary for the production of our products and brands.

(5)	Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. Our historical financial statements reflect these costs primarily within general and administrative expenses. These allocations included costs related to corporate services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million in the year ended December 31, 2011. Following our initial public offering, as a stand-alone public company, we assumed responsibility for the costs of these functions. See “Management’s discussion and analysis of financial condition and results of operations—Basis of presentation.” The historical allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

(6)	We were allocated $440.3 million from the Dean Foods senior secured credit facility on July 2, 2009 to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. On October 31, 2012, in connection with our initial public offering, we incurred approximately $885.0 million in new indebtedness and have subsequently repaid approximately $86.0 million of such indebtedness under our revolving credit facility.

(7)	EBITDA consists of net income before interest expense, income tax expense, and depreciation and amortization. EBITDA is a non-GAAP financial measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. “Adjusted EBITDA” corresponds to the definition of “Consolidated EBITDA,” used in our senior secured credit facilities other than certain adjustments for the EBITDA of “Unrestricted Subsidiaries” as defined therein. Adjusted EBITDA includes adjustments to EBITDA for the impact of certain non-recurring transaction, restructuring, transition and other similar costs, non-cash charges, grants in connection with our initial public offering and other non-cash stock-based compensation costs, mark-to-market adjustments and pro forma acquisition costs. EBITDA and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP, and may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute to any GAAP measures and should be assessed alongside other performance measures, including operating income, net income and our other GAAP results.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to us for the periods presented:

	Historical					Pro forma
	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
(in thousands)	2011	2012	2013	2013	2014	2014(11)
Net income attributable to The WhiteWave Foods Company	$107,395	$113,694	$99,041	$55,207	$66,767	$90,298
Interest expense	9,149	9,924	18,027	9,461	13,234	49,069
Income tax expense	52,089	56,858	44,193	27,672	36,061	63,256
Depreciation and amortization	67,990	74,354	81,905	39,975	54,868	110,472

EBITDA	$236,623	$254,830	$243,166	$132,315	$170,930	$313,095

Transaction(a), asset write-downs and disposal(b) and transition costs(c)	$—	$7,759	$40,752	$5,015	$7,590	$43,327
Mark to market adjustments on economic hedges (gains)/losses(d)	—	1,151	(3,410)	(8,149)	4,356	9,095
IPO grants(e) and non-cash stock-based compensation(f)	13,182	15,860	20,106	11,375	18,870	27,601
Net income (loss) in investment in unconsolidated entity(g)	(16,550)	1,279	—	—	542	542
Earthbound pro forma adjustments(h)	—	—	—	—	—	6,538
(Gain) loss on sale and (income) loss from discontinued operations, net of tax(i)	23,489	(2,459)	—	—	—	—
Pro forma transition adjustments(j)	(35,566)	(30,526)
Additional transition adjustments(k)	1,481	8,711	—	—	—	—

Adjusted EBITDA	$222,659	$256,605	$300,614	$140,556	$202,288	$400,198

(a)	Reflects the elimination of non-recurring transaction costs related to acquisitions and other investments, which were $17.5 million for the year ended December 31, 2012, $8.3 million for the year ended December 31, 2013, $7.4 million for the six months ended June 30, 2014 and $15.7 million for the twelve months ended June 30, 2014. Also represents the elimination of non-recurring transaction costs related to the July 2013 registered public offering by Dean Foods of WhiteWave shares, which were $1.4 million for the year ended December 31, 2013, $0.6 million for the six months ended June 30, 2013 and $0.8 million for the twelve months ended June 30, 2014.

(b)	Reflects the elimination of the non-cash write-down of the assets of our dairy farm located in Idaho, the restructuring costs in connection with the sale of our dairy farm in Idaho and the loss on assets held for sale related our sale of our soy-based meat alternative business located in The Netherlands. The non-cash write down of the assets was $11.1 million for the year ended December 31, 2013, ($0.3) million for the six months ended June 30, 2014 and $10.7 million for the twelve months ended June 30, 2014. The Company had a non-cash write down of $7.8 million for the year ended December 31, 2012 related to plant equipment. The restructuring costs were $3.3 million for the year ended December 31, 2013, ($0.4) million for the six months ended June 30, 2014 and $3.0 million for the twelve months ended June 30, 2014. The loss on assets held for sale related to the sale of the soy-based meat alternative business was $9.8 million for the year ended December 31, 2013 and $9.8 million for the twelve months ended June 30, 2014.

(c)	Reflects the elimination of non-recurring transition costs related to the separation from Dean Foods Company. Such costs were $1.2 million for the year ended December 31, 2012, $6.8 million for the year ended December 31, 2013, $0.9 million for the six months ended June 30, 2014, $4.3 million for the six months ended June 30, 2013 and $3.4 million for the twelve months ended June 30, 2014.

(d)	Reflects the elimination of the (income) expense related to the mark-to-market adjustment on interest rate hedges.

(e)	Reflects the recurring impact on stock compensation expense for grants to our executive officers made in connection with our initial public offering (“IPO grants”). Such impact was $9.8 million for the year ended December 31, 2011, $9.8 million for the year ended December 31, 2012, $10.9 million for the year ended December 31, 2013, $6.2 million for the six months ended June 30, 2014, $4.7 million for the six months ended June 30, 2013 and $12.4 million for the twelve months ended June 30, 2014.

(f)	Reflects non-cash related stock-based compensation expense, excluding amounts already included in IPO grants. Such expense was $13.2 million for the year ended December 31, 2011, $15.9 million for the year ended December 31, 2012, $9.2 million for the year ended December 31, 2013, $12.7 million for the six months ended June 30, 2014, $6.7 million for the six months ended June 30, 2013 and $15.2 million for the twelve months ended June 30, 2014.

(g)	Reflects the net income (loss) attributable to non-controlling interest of the Hero Group (“Hero”) joint venture of $1.3 million and ($16.6) million for the years ended December 31, 2012 and 2011, respectively. Also, reflects the elimination of the net loss incurred on the investment in our joint venture with Mengniu. Such net loss incurred was $0.5 million for the six months ended June 30, 2014 and $0.5 million for the twelve months ended June 30, 2014.

(h)	Reflects additional adjustments associated with the acquisition of Earthbound Farm normalized for non-recurring, unusual items as defined under the credit agreement governing our senior secured credit facilities. Such adjustments were $6.5 million for the pro forma six months ended June 30, 2014.

(i)	Reflects the gain on sale of Rachel’s Organic net of tax of $3.6 million for the year ended December 31, 2011 and the loss from discontinued operations of $2.1 million and the income from discontinued operations of $27.1 million for the years ended December 31, 2012 and December 31, 2011, respectively related to the Hero joint venture. In addition, the adjustment includes a $403 million gain on sale of discontinued operations, net of tax, for December 31, 2012.

(j)	Reflects certain non-recurring pro forma transition adjustments associated with our spin-off from Dean Foods for the years ended December 31, 2011 and 2012, as detailed more fully in the following table:

	Year ended December 31,
(in thousands)	2011	2012

Pro forma transition adjustments for:
General and administrative costs in excess of annual estimated costs	$—	$(14,626)
Related party sales and costs of goods sold	16,939	10,821
Related party license income	(42,680)	(36,034)
IPO transaction costs and cash stock compensation expense	(9,825)	9,313

Total pro forma transition adjustments	$(35,566)	$(30,526)

(k)	Reflects certain non-recurring additional transition adjustments associated with our spin-off from Dean Foods for the years ended December 31, 2011 and 2012, as detailed more fully in the following table:

	Year ended December 31,
(in thousands)	2011	2012

Additional transition adjustments for:
Transitional sales agreement with Morningstar	$14,943	$14,548
Adjustment to corporate G&A to derive estimated stand-alone public company costs	(13,462)	(5,837)

Total additional transition adjustments	$1,481	$8,711

(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pre-tax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest, and subtracting (2) interest capitalized. Fixed charges is the sum of (a) interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness) and (b) the portion of rental expense which is representative of the interest factor in those rentals. Our ratio of earnings to fixed charges would have been 5.82x and 5.39x for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, assuming this offering (and the application of proceeds therefrom) had occurred on January 1, 2014 and 2013, respectively.

(9)	Pro forma capital expenditures for the twelve months ended June 30, 2014 is calculated using one half of Earthbound Farm’s capital expenditures for 2013, or $9.4 million, and otherwise in accordance with footnote 11.

(10)	Calculated as net debt as of June 30, 2014, as adjusted for this offering and the amendment to the credit agreement governing our senior secured credit facilities we entered into on August 29, 2014, divided by pro forma Adjusted EBITDA for the twelve months ended June 30, 2014.

(11)	The pro forma financial data presented with respect to the twelve month period ended June 30, 2014 gives effect to our acquisition of Earthbound Farm on January 2, 2014, and this offering, as if such acquisition and offering occurred on January 1, 2013, and was derived for each line item presented by subtracting the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 from the line item from our unaudited pro forma condensed financial statements for the year ended December 31, 2013, and adding the amount of the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014. Pro forma EBITDA and pro forma Adjusted EBITDA have not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Pro forma EBITDA and pro forma Adjusted EBITDA and the related ratios are presented for information purposes only and do not purport to represent what our actual financial position or results of operations would have been if the acquisition had been completed as of an earlier date or that may be achieved in the future. See “Unaudited pro forma condensed financial information” for the related pro forma condensed combined financial statements for the year ended December 31, 2013, the six months ended June 30, 2014 and 2013, and the twelve months ended June 30, 2014, including a description of the adjustments we made to our historical financial statements to give effect to the acquisition and this offering.

Risk factors

Investing in the notes offered hereby involves risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Any of the following risks could materially adversely affect our business, financial condition, results of operations and cash flows. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

Risks relating to our business

Our product categories face a high level of competition, which could negatively impact our sales and results of operations.

We face significant competition in each of our product categories. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity, and our ability to identify and satisfy consumer tastes and preferences. We believe that our brands have benefited in many cases from being the first to introduce products in their categories, and their success has attracted competition from other food and beverage companies that produce branded products, as well as from private label competitors. Some of our competitors, such as Groupe Danone, General Mills, Inc., Kraft Foods Group, Inc., Nestle S.A., Chiquita Brands International, Inc. and Dole Food Company, Inc. have substantial financial and marketing resources. These competitors and others may be able to introduce innovative products more quickly or market their products more successfully than we can, which could cause our growth rate in certain categories to be slower than we have forecasted and could cause us to lose sales. Our competitors also may choose to increase price promotions or may be more effective with their promotional programs, which may impact our volume growth, price realization and market shares.

We also compete, particularly in our premium dairy and organic greens and produce categories, with producers of non-organic products, which usually have lower production costs. As a result, non-organic producers may be able to offer conventional products to customer at lower costs than organic products. This could cause us to lower our prices, resulting in lower profitability or, in the alternative, cause us to lose market share if we fail to lower prices. Furthermore, private label competitors are generally able to sell their products at lower prices because private label products typically have lower marketing costs than their branded counterparts. If our products fail to compete successfully with other branded or private label offerings in the industry, demand for our products and our sales volumes could be negatively impacted.

Additionally, due to high levels of competition in our product categories, certain of our key retailers may demand price concessions on our products or may become more resistant to price increases for our products. Increased price competition and resistance to price increases have had, and may continue to have, a negative effect on our results of operations.

Erosion of the reputation of one or more of our leading brands could negatively impact our sales and results of operations.

The majority of our net sales derive from sales of our branded products and growth in our business has resulted primarily from the strength of these products. Our financial success is directly dependent on consumer and customer perception of our brands, including Silk, International Delight, LAND O LAKES, Horizon Organic, Earthbound Farm, Alpro, and Provamel. The success of our brands may suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers or if consumer or customer perceptions of our brands or our products change unfavorably. In addition, the reputation of our brands may suffer if any trademarks associated with our products are perceived negatively by consumers or customers. For example, certain of our products are marketed under trademarks we have licensed from third parties, such as LAND O LAKES, Almond Joy, Cold Stone Creamery, Cinnabon, Dunkin Donuts, Hershey’s, and YORK, and we are unable to control the quality of other products that third parties produce and market under those trademarks and trade names. Our results of operations could be negatively affected if the reputation of one or more of our brands suffers damage due to real or perceived quality issues with our products, or if we are found to have violated any applicable laws or regulations.

We may not be able to successfully implement our growth strategy for our brands on a timely basis or at all.

We believe that our future success depends, in part, on our ability to implement our growth strategy of leveraging our existing brands and products to drive increased sales. Our ability to implement this strategy depends, among other things, on our ability to:

•	enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products;

•	compete successfully in the product categories in which we choose to operate;

•	introduce new and appealing products and innovate successfully on our existing products;

•	develop and maintain consumer interest in our brands;

•	increase our brand recognition and loyalty; and

•	enter into strategic arrangements with third-party growers and other providers to supply our necessary raw materials.

We may not be able to implement this growth strategy successfully, and our sales and income growth rates may not be sustainable over time. Our sales and results of operations will be negatively affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

We may not be able to successfully complete strategic acquisitions, establish joint ventures, or integrate brands that we acquire.

We have grown and intend to continue to grow our business in part through the acquisition of new brands and the establishment of joint ventures in the United States, in Europe, and globally. We cannot be certain that we will successfully be able to:

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identify suitable acquisition candidates or joint venture partners and accurately assess their value, growth potential, strengths, weaknesses, contingent and other liabilities, and potential profitability;

•	secure regulatory clearance for our acquisitions and joint ventures;

•	negotiate acquisitions and joint ventures on terms acceptable to us; or

•	integrate any acquisitions that we complete.

Acquired companies or brands may not achieve the level of sales or profitability that justify our investment in them, or an acquired company may have unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that may arise after entering into such arrangements.

The success of any acquisitions we complete will depend on our ability to effectively integrate the acquired companies or brands into our existing operations. For example, in 2014 we acquired Earthbound Farm and are working to effectively integrate Earthbound Farm into our portfolio of brands and promote consistent standards of operations. We may experience difficulty entering new categories or geographies, integrating new products into our product mix, integrating an acquired company’s or brand’s distribution channels and sales force, achieving anticipated cost savings, retaining key personnel and customers of the acquired business, or integrating systems and administrative functions. Integrating an acquired company or brand into our existing operations requires management resources and may divert management’s attention from our day-to-day operations. If we are not successful in integrating the operations of acquired companies or brands, or in executing strategies and business plans related to our joint ventures, our business could be negatively affected.

We may have to pay cash, incur debt, or issue equity, equity-linked, or debt securities to pay for any such acquisition, any of which could adversely affect our financial results. Furthermore, the tax matters agreement that we entered into with Dean Foods in connection with our initial public offering contains limitations on our ability to issue equity or equity-linked securities and incur debt. In order to maintain the tax-free status of Dean Foods’ spin-off of us, for a period of two years after the Distribution we are subject to some restrictions in our ability to issue, sell, redeem, or repurchase stock or other securities (including securities convertible into our stock) and to effect a merger of the Company or one of our subsidiaries into another entity.

Our continued success depends on our ability to innovate successfully and to innovate on a cost-effective basis.

A key element of our growth strategy is to introduce new and appealing products and to successfully innovate on our existing products. Success in product development is affected by our ability to anticipate consumer preferences, to leverage our R&D technical capabilities, and to utilize our management’s ability to launch new or improved products successfully and on a cost-effective basis. Furthermore, the development and introduction of new products requires substantial R&D and marketing expenditures, which we may not be able to finance or which we may be unable to recover if the new products do not achieve commercial success and gain widespread market acceptance. If we are unsuccessful in our product innovation efforts and demand for our existing products declines, our business could be negatively affected.

If we fail to anticipate and respond to changes in consumer preferences, demand for our products could decline.

Consumer tastes and preferences are difficult to predict and evolve over time. Demand for our products depends on our ability to identify and offer products that appeal to these shifting preferences. Factors that may affect consumer tastes and preferences include:

•	dietary trends and increased attention to nutritional values, such as the sugar, fat, protein, fiber or calorie content of different foods and beverages;

•	concerns regarding the health effects of specific ingredients and nutrients, such as sugar, other sweeteners, gluten, dairy, soybeans, nuts, oils, vitamins, fiber and minerals; and

•	increasing awareness of the environmental and social effects of product production.

If consumer demand for our products declines, our sales volumes and our business could be negatively affected.

We are subject to the risk of product contamination and product liability claims, which could harm our reputation, force us to recall products and incur substantial costs.

The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, misbranding, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. We also may be subject to liability if our products or operations violate applicable laws or regulations, including environmental, health, and safety requirements, or in the event our products cause injury, illness, or death. For example, our organic greens and produce products are subject to quality control processes, including washing, but it is not possible to ensure that the products are free from pathogenic organisms because the products are not pasteurized. In the fall of 2006, a third party recalled certain packaged fresh spinach sold to Earthbound Farm and others due to contamination by E. coli O157:H7. Although Earthbound Farm maintained insurance to cover recall losses, the insurance did not cover all losses incurred by this event and the company had a significant insurance deductible before receiving insurance proceeds and exposure for losses in excess of insurance coverage limits.

In addition, our product advertising could make us the target of claims relating to false or deceptive advertising under U.S. federal and state laws, including the consumer protection statutes of some states, or laws of other jurisdictions in which we operate. For example, we were named in a putative class action mislabeling complaint filed in the U.S. District Court for the Southern District of California in September 2011, which was followed by similar actions filed in five additional jurisdictions. All of these suits allege generally that we lack scientific substantiation for certain product claims related to our Horizon Organic products supplemented with DHA Omega-3.

A significant product liability, consumer fraud, or other legal judgment against us or a widespread product recall would negatively impact our profitability. In addition, we have agreed with certain customers to provide defense and indemnification for certain types of these claims. Moreover, claims or liabilities of this sort might not be covered by insurance or by any rights of indemnity or contribution that we may have against others. Even if a product liability, consumer fraud, or other claim is found to be without merit or is otherwise unsuccessful, the negative publicity surrounding such assertions regarding our products or processes could materially and adversely affect our reputation and brand image, particularly in categories that are promoted as having strong health and wellness credentials. Any loss of consumer confidence in our product ingredients or in the safety and quality of our products would be difficult and costly to overcome.

Our international operations subject us to business risks that could cause our revenue and profitability to decline.

Based upon current distribution, we estimate that our products are sold in over 50 countries worldwide. Sales to customers outside of North America accounted for 18%, 16% and 16% of our total net sales in the years ended December 31, 2011, 2012 and 2013, respectively, and 15% of our total net sales in the first six months of 2014. In addition, we recently formed a joint venture in China. Risks associated with our operations outside of the United States include:

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compliance with legal and regulatory requirements in multiple jurisdictions that differ from those in the United States and change from time to time, such as tax, labor, and trade laws, antitrust and competition laws, and data privacy laws;

•	difficulties and costs associated with complying with U.S. laws and regulations, such as the Foreign Corrupt Practices Act, applicable to entities with overseas operations;

•	foreign currency exposures;

•	political and economic instability, such as the recent debt crisis in Europe;

•	the imposition of tariffs, quotas, trade barriers, other trade protection measures and import or export licensing requirements;

•	increased costs, disruptions in shipping or reduced availability of freight transportation; and

•	diminished protection of intellectual property in some countries.

If one or more of these business risks occur, our business and results of operations could be negatively affected.

We are increasingly dependent on information technology (“IT”).

We rely on IT networks and systems, including the Internet, to process, transmit and store electronic and financial information, to manage a variety of business processes and activities, including order management, manufacturing, and logistics, and to comply with regulatory, legal and tax requirements. We also depend on our IT infrastructure for digital marketing activities and for electronic communications among our locations, personnel, customers and suppliers around the world. These IT systems, some of which are hosted and/or supported by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers or other cybersecurity risks, telecommunication failures, user errors, natural disasters, terrorist attacks or other catastrophic events. If any of our significant IT systems suffer severe or prolonged damage, disruption or shutdown, and our disaster recovery and business continuity plans do not effectively resolve the issues in a timely manner, our product sales, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

Loss of our key management or other personnel, or an inability to attract such management and other personnel, could negatively impact our business.

We depend on the skills, working relationships, and continued services of key personnel, including our experienced senior management team. We also depend on our ability to attract and retain qualified personnel to operate and expand our business. If we lose one or more members of our senior management team, or if we fail to attract talented new employees, our business and results of operations could be negatively affected.

The loss of any of our largest customers could negatively impact our sales and results of operations.

Our largest customer, Wal-Mart Stores, Inc., and its subsidiaries, including Sam’s Club, accounted for 18% of our total net sales in 2013 (excluding sales by Earthbound Farm) and 14% of our total net sales in the first six months of 2014. Our top 10 customers, collectively, accounted for 51% of our total net sales in 2013 (excluding sales by Earthbound Farm) and 46% of our total net sales in the first six months of 2014. We do not generally enter into written agreements with our customers, and where such agreements exist, they are generally terminable at will by the customer. The loss of any large customer for an extended period could negatively affect our sales and results of operations. As the retail grocery trade continues to consolidate and mass marketers become larger, our large retail customers may seek to use their position to improve their profitability through lower pricing and increased promotional programs. If we are unable to leverage the strength of our brands, and our marketing expertise, product innovation and category leadership positions to respond, our profitability or volume growth could be negatively affected. In addition, our customers sometimes award contracts based on competitive bidding, which could result in lower profits for contracts we win and the loss of business for contracts we lose.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Agricultural products are vulnerable to adverse weather conditions, including severe rains, drought and temperature extremes, floods and windstorms, which are quite common but difficult to predict. For example, much of the state of California is experiencing extreme drought, which could impact the availability and cost of our raw materials, including almonds. Agricultural products also are vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality and, in extreme cases, entire harvests may be lost. These factors may result in lower sales volume and, in the case of farms we manage, increased costs due to expenditures for additional farming techniques, the repair of infrastructure and the replanting of damaged or destroyed crops. Incremental costs, including transportation, may also be incurred if we need to find alternate short-term supplies of organic greens or other produce from other growers. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Failure to maintain sufficient internal production capacity or to enter into co-packing agreements on terms that are beneficial for us may result in our inability to meet customer demand and/or increase our operating costs and capital expenditures.

The success of our business depends, in part, on maintaining a strong production platform and we rely on internal production resources and third-party co-packers to fulfill our manufacturing needs. Certain of our manufacturing plants are operating at high rates of utilization, and we may need to expand our production facilities or increase our reliance on third parties to provide manufacturing and supply services, commonly referred to as “co-packing” agreements, for a number of our products. A failure by our co-packers to comply with food safety, environmental, or other laws and regulations may disrupt our supply of products. In addition, we have experienced, and may experience, increased distribution and warehousing costs due to capacity constraints resulting from our growth. If we need to enter into additional co-packing, warehousing or distribution agreements in the future, we can provide no assurance that we would be able to find acceptable third party providers or enter into agreements on satisfactory terms or at all. Our inability to maintain sufficient internal capacity or establish satisfactory co-packing, warehousing and distribution arrangements could limit our ability to operate our business or implement our strategic growth plan, and could negatively affect our sales volumes and results of operations. In addition, we may need to expand our internal capacity, which would increase our operating costs and could require significant capital expenditures. If we cannot maintain sufficient production, warehousing and distribution capacity, either internally or through third party agreements, we may be unable to meet customer demand and/or our manufacturing, distribution and warehousing costs may increase, which could negatively affect our business.

Disruption of our supply or distribution chains could adversely affect our business.

Damage or disruption to our manufacturing or distribution capabilities due to weather, natural disaster, fire, environmental incident, terrorism, pandemic, strikes, the financial or operational instability of key suppliers, distributors, warehousing, and transportation providers, or other reasons could impair our ability to manufacture or distribute our products. For example, the loss of any of Alpro’s third-party distributors for local representation in Europe could negatively affect our business. In addition, all of our organic greens and produce products are processed in a single facility, and damage or disruption to this facility could impair our ability to process and sell those products. If we are unable to respond rapidly and effectively to any of these extraordinary events, or it is not financially feasible to mitigate the likelihood or potential impact of such events, our business and results of operations could be negatively affected and additional resources could be required to restore our supply chain.

Reduced availability of raw materials and other inputs, as well as increased costs for our raw materials and other inputs, could adversely affect us.

Our business depends heavily on raw materials and other inputs, such as conventional and organic raw milk, butterfat, almonds, organic and non-genetically modified (“non-GMO”) soybeans, sweeteners, and organic salad greens and produce, used in the production of our products and commodities, such as packaging, utilities, natural gas, resin and petroleum-based products, used in the packaging and distribution of our products. Our raw materials are generally sourced from third-party suppliers, and we are not assured of continued supply, pricing, or exclusive access to raw materials from any of these suppliers. In addition, a substantial portion of our raw materials are agricultural products, which are vulnerable to adverse weather conditions and natural disasters, such as severe rains, floods, droughts, frost, earthquakes, and pestilence. Adverse weather conditions and natural disasters also can lower dairy and crop yields and reduce supplies of these ingredients or increase their prices. Other events that adversely affect our third-party suppliers and that are out of our control could also impair our ability to obtain the raw materials and other inputs that we need in the quantities and at the prices that we desire. Such events include problems with our suppliers’ businesses, finances, labor relations, costs, production, insurance, and reputation. Over the past several years, we have experienced increased costs as a result of weather conditions and other events outside our and our suppliers’ control and this may continue given recent weather conditions, which may negatively affect our business.

The organic ingredients (including milk, organic salad greens and produce, other dairy-related products, and soybeans) and non-GMO ingredients for our products are less plentiful and available from fewer suppliers than their conventional counterparts. Competition with other manufacturers in the procurement of organic and non-GMO product ingredients may increase in the future if consumer demand for organic and non-GMO products increases. In addition, the dairy industry continues to experience periodic imbalances between supply and demand for organic raw milk. Industry regulation and the costs of organic farming compared to costs of conventional farming can impact the supply of organic raw milk in the market. Oversupply levels of organic raw milk can increase competitive pressure on our products and pricing, while supply shortages can cause product shortages and higher costs to us. Cost increases in raw materials and other inputs could cause our profits to decrease significantly compared to prior periods, as we may be unable to increase our prices to offset the increased cost of these raw materials and other inputs. If we are unable to obtain raw materials and other inputs for our products or offset any increased costs for such raw materials and inputs, our business could be negatively affected.

A sluggish economy could negatively affect our sales and results of operations.

The branded food and beverage industry is sensitive to changes in international, national, and local economic conditions. The most recent economic downturn has had an adverse effect on consumer spending patterns. During a sluggish economy, consumers may shift purchases to lower-priced or private label products or forego certain purchases altogether. They may also reduce the number of organic and premium products that they purchase because organic and premium products generally have higher retail prices than their conventional counterparts. Lower consumer demand resulting from a sluggish economy could decrease our sales volumes and negatively affect our results of operations.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supply can cause significant price competition in our businesses. Growing conditions in various parts of the world, particularly weather conditions such as windstorms, severe rains, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Some of our products are highly perishable and generally must be brought to market and sold soon after harvest. Some items, such as organic greens and produce, must be sold more quickly, while other items can be held in cold storage for longer periods of time. The selling price received for each type of product depends on all of these factors, including the availability and quality of the products in the market, and the availability and quality of competing types of products.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.

We may need additional financing in the future, and we may not be able to obtain that financing.

From time to time, we may need additional financing to support our business and pursue our growth strategy, including strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all.

Our results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	product quality issues or negative publicity about our products or ingredients;
•	investments that we make to acquire new brands and to launch products;
•	changes in consumer preferences and discretionary spending;
•	availability of raw materials and fluctuations in their prices; and
•	variations in general economic conditions.

As a result of these factors, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

Labor issues could adversely affect our business.

As of January 31, 2014, approximately 29% of our employees were covered by collective bargaining agreements or works council representation. Our collective bargaining agreements are scheduled to expire at various times over the next five years. A strike, work slowdown, or other labor unrest could in some cases impair our ability to supply our products to customers, which could result in reduced revenue and customer claims, and may distract our management from focusing on our business and strategic priorities.

We purchase a portion of our organic greens and other fresh produce from third-party growers who grow these products in the United States. The personnel engaged for harvesting operations by these third-party growers and by us, typically include significant numbers of immigrants who are authorized to work in the United States. The availability and number of these workers may decrease if certain changes are enacted in U.S. immigration laws. A scarcity of available personnel to harvest agricultural products in the United States could increase our costs for those products or could lead to product shortages.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.

We consider our intellectual property rights, particularly our trademarks, but also our patents, trade secrets, copyrights, and licenses, to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright, and trade secret laws, as well as licensing agreements, third-party confidentiality, nondisclosure, and assignment agreements, and by policing third-party misuses of our intellectual property. Our failure to obtain or maintain adequate protection of our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections of our intellectual property, may diminish our competitiveness and could materially harm our business.

We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend, cause us to cease making, licensing, or using products that incorporate the challenged intellectual property, require us to redesign or rebrand our products or packaging, divert management’s attention and resources, or require us to enter into royalty or licensing agreements to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. Additionally, a successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative effect on our results of operations.

A failure to renew or a termination of our licenses for the use of other parties’ intellectual property could result in the loss of significant sales.

We have entered into license agreements to use certain trademarks, service marks, and trade names, such as LAND O LAKES, Almond Joy, Cold Stone Creamery, Cinnabon, Dunkin Donuts, Hershey’s, and YORK, to brand and market some of our products. In addition, we have entered into a license agreement with DSM Nutritional Products, the owner of Martek Biosciences Corporation, to use products covered by a patent for supplementing certain of our premium dairy and soy products with DHA Omega-3. Most of these agreements are scheduled to expire at various dates in the future, and we cannot guarantee that we will be able to renew these licenses on acceptable terms upon expiration or at all or that we will be able to acquire new licenses to use other popular trademarks or proprietary products or processes. The termination or expiration of a license agreement would cause us to lose the sales and any associated profits generated pursuant to such license and in certain cases could result in an impairment charge for related intangible assets.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation.

We are party to various litigation claims and legal proceedings. We evaluate these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our current assessments and estimates.

Our business is subject to various environmental and health and safety laws and regulations, which may increase our compliance costs or subject us to liabilities.

Our business operations are subject to numerous requirements in the United States, the European Union, and China relating to the protection of the environment and health and safety matters, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the National Organic Standards of the U.S. Department of Agriculture, as well as similar state and local statutes and regulations in the United States, in each of the countries in which we do business in Europe, and China. These laws and regulations govern, among other things, air emissions and the discharge of wastewater and other pollutants, the use of refrigerants, the handling and disposal of hazardous materials, and the cleanup of contamination in the environment. We could incur significant costs, including fines, penalties and other sanctions, cleanup costs, and third-party claims for property damage or personal injury as a result of the failure to comply with, or liabilities under, environmental, health, and safety requirements. New legislation, as well as current federal and other state regulatory initiatives relating to these environmental matters, could require us to replace equipment, install additional pollution controls, purchase various emission allowances, or curtail operations. These costs could negatively affect our results of operations and financial condition.

Violations of laws or regulations related to the food industry, as well as new laws or regulations or changes to existing laws or regulations related to the food industry, could adversely affect our business.

The food production and marketing industry is subject to a variety of federal, state, local, and foreign laws and regulations, including food safety requirements related to the ingredients, manufacture, processing, storage, marketing, advertising, labeling, and distribution of our products, as well as those related to worker health and workplace safety. Our activities, both in and outside of the United States, are subject to extensive regulation. We are regulated by, among other federal and state authorities, the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), and the U.S. Departments of Agriculture, Commerce, and Labor, as well as by similar authorities abroad within the regulatory framework of the European Union and its members and by similar authorities in China. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, immigration, and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. In addition, the marketing and advertising of our products could make us the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations, and we may be subject to initiatives that limit or prohibit the marketing and advertising of our products to children. We are also subject to federal laws and regulations relating to our organic products and production. For example, as required by the National Organic Program (“NOP”), we rely on third parties to certify certain of our products and production locations as organic. Because the Organic Foods Production Act of 1990, which created the NOP, was so recently adopted, many regulations and informal positions taken by the NOP are subject to continued review and scrutiny. Changes in these laws or regulations or the introduction of new laws or regulations could increase our compliance costs, increase other costs of doing business for us, our customers, or our suppliers, or restrict our actions, which could adversely affect our results of operations. In some cases, increased regulatory scrutiny could interrupt distribution of our products, as could be the case in the United States as the FDA enacts the Food Safety Modernization Act of 2011, or force changes in our production processes and our products. Further, if we are found to be in violation of applicable laws and regulations in these areas, we could be subject to civil remedies, including fines, injunctions, or recalls, as well as potential criminal sanctions, any of which could have a material adverse effect on our business.

Increases in costs of medical and other employee health and welfare benefits may reduce our profitability.

With approximately 3,900 employees, our profitability is substantially affected by costs of current and post-retirement medical and other employee health and welfare benefits. These costs can vary substantially as a result of changes in health care laws and costs. These factors may put pressure on the cost of providing medical and other employee health and welfare benefits. We can provide no assurance that we will succeed in limiting future cost increases. If we do not succeed, our profitability could be negatively affected.

We have only been a stand-alone public company since October 2012, and our historical financial information is not necessarily representative of the results we would have achieved as a stand-alone public company prior to October 2012 and may not be a reliable indicator of our future results.

We derived the historical financial information included in this prospectus supplement for periods prior to January 1, 2013 from Dean Foods’ consolidated financial statements. This information does not necessarily reflect the financial position, results of operations, and cash flows we would have achieved as a stand-alone public company during the periods presented, or those that we will achieve in the future.

This is primarily because of the following factors:

•

Prior to our initial public offering in October 2012, we operated as a segment of Dean Foods, rather than as a stand-alone company. Dean Foods historically performed various corporate services for us, including executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. Our historical financial information reflects allocations of corporate expenses from Dean Foods for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as a stand-alone public company.

•

We entered into agreements that formalized and, in certain cases, modified our ongoing commercial arrangements with certain current and former wholly-owned subsidiaries of Dean Foods. Under these agreements, the current and former Dean Foods subsidiaries agreed to continue to manufacture and/or sell and distribute our products on our behalf, supply us with certain raw materials and other inputs, and provide certain other services. See “Management’s discussion and analysis of financial condition and results of operations” in this prospectus supplement. These agreements were negotiated among representatives of Dean Foods’ business platforms and, we believe, reflect substantially the terms that we would have been able to obtain from third parties, taking into account the nature of certain ongoing customer relationships. When these agreements expire or terminate, we may not be able to negotiate renewals or new agreements with third parties on terms that are favorable to us.

•

Our pre-2013 historical financial information has not been adjusted and does not reflect changes that we have experienced as a result of becoming a stand-alone public company. These changes include (1) changes in our cost structure, personnel needs, tax structure, and business operations, (2) changes in our management, (3) potential increased costs associated with reduced economies of scale, and (4) increased costs associated with corporate governance, investor and public relations, and public company reporting and compliance.

Therefore, our historical financial information may not necessarily be indicative of our future financial position, results of operations, or cash flows, and the occurrence of any of the risks discussed in this “Risk factors” section, or any other event, could cause our future financial position, results of operations, or cash flows to materially differ from our historical financial information. While we have been profitable as part of Dean Foods, we cannot assure you that our profits will continue at a similar level as a stand-alone public company.

Our agreements with Dean Foods and the desire to preserve the tax-free status of our spin-off from Dean Foods limit our ability to take certain corporate actions following the Distribution, and we could owe significant tax indemnification payments to Dean Foods if the Distribution or other steps in the spin-off is taxable as a result of actions by us or acquisitions of our stock or assets.

Our business strategy anticipates future acquisitions and development of new products. However, in order to preserve the tax-free status of our spin-off from Dean Foods, we are subject to certain restrictions on actions related to our common stock, including the issuance, sale, redemption or repurchase of our common stock. These restrictions could substantially limit our strategic and operational flexibility.

In addition, we generally have agreed to indemnify Dean Foods and its affiliates against any and all taxes incurred by them relating to the spin-off failing to be tax-free to the extent such taxes are caused by our actions or acquisitions of our stock or assets by any person other than Dean Foods or its affiliates. If we were to become liable under such indemnity, it would result in a significant liability to us as such taxes would likely be substantial.

Risks relating to the notes

The notes and the note guaranties will be effectively subordinated to any debt of the issuer or the guarantors that is secured.

The notes and the note guaranties will be unsecured obligations of the issuer and the guarantors and will be effectively subordinated to any secured debt obligations that they may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if the issuer or any guarantor is involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of their secured debt, if any, their assets that secure such debt will be available to pay obligations on the notes only after all debt under their secured debt, if any, has been paid in full from those assets. Holders of the notes will participate in any remaining assets ratably with all of the other unsecured and unsubordinated creditors of the issuer and the guarantors, including trade creditors. The issuer and the guarantors may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the notes.”

The notes are structurally subordinated to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes.

The notes will be guaranteed by each of our existing and future subsidiaries that guarantee the senior secured credit facilities. Not all of our subsidiaries will guarantee the notes. These non-guarantor subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we or any guarantor is a creditor with recognized claims against the non-guarantor subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of the non-guarantor subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of the issuer or any guarantor (and therefore the claims of their creditors, including holders of the notes). Consequently, the notes and note guaranties will be structurally subordinated to the liabilities, including trade payables, of such non-guarantor subsidiaries.

Although our senior secured credit facilities contain restrictions on the amount of debt that the non-guarantor subsidiaries can incur for the benefit of the lenders to those non-guarantor subsidiaries, the incurrence of other unsecured indebtedness or other liabilities by any of our subsidiaries (including the non-guarantor subsidiaries) is not prohibited under the indenture governing the notes and could adversely affect our ability to pay our obligations on the notes. Further, a significant portion of our operations is conducted through our non-guarantor subsidiaries and our cash flow and consequent ability to service our debt, including the notes, depends in part on such subsidiaries.

For the six months ended June 30, 2014, our non-guarantor subsidiaries represented 15% of our total net sales and 19% of our operating income. As of June 30, 2014, our non-guarantor subsidiaries represented 22% of our total assets and had $183.5 million of total liabilities, including debt and trade payables but excluding intercompany liabilities.

In addition, our subsidiaries that provide, or will provide, note guaranties will be automatically released from those note guaranties upon the occurrence of certain events, including, without limitation, the following:

•	the release or discharge of any guaranty or indebtedness that resulted in the creation of the note guaranty of the notes by such subsidiary guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor; or

•	the defeasance of our obligations under the indenture.

If any note guaranty is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the notes—Guaranties.”

Our substantial debt and financial obligations could adversely affect our financial condition and ability to operate our business, and we may incur additional debt.

As of June 30, 2014, after giving effect to this offering and the application of proceeds therefrom and the amendment to the credit agreement governing our senior secured credit facilities we entered into on August 29, 2014, our total debt would have been approximately $1.372 billion, and we would have had unused commitments of $995.0 million under our revolving credit facility (after giving effect to $5.0 million of outstanding letters of credit). In addition, our senior secured credit facilities allow us, as borrower, to add one or more incremental term loan facilities and/or increase the commitments under the revolving credit facility in an aggregate principal amount of up to $500 million, subject to the satisfaction of certain conditions.

Our debt levels and the terms of our financing arrangements:

•	will require us to dedicate significant cash flow from operations to the payment of principal of, and interest on, our debt, which will reduce the funds we have available for other purposes;

•	may limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions, to fund growth or for general corporate purposes;

•	may limit our future ability to refinance our indebtedness on terms acceptable to us or at all;

•	may subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage for us and may reduce our flexibility in responding to increased competition;

•	may limit our flexibility in planning for or reacting to changes in our business and market conditions or in funding our strategic growth plan; and

•	will impose on us financial and operational restrictions.

Our debt level and the terms of our financing arrangements could adversely affect our financial condition and may limit our ability to successfully implement our growth strategy.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described in this prospectus supplement. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, incur additional indebtedness or raise equity. There is no guarantee that we will be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

Although our senior secured credit facilities contain certain limitations, neither we nor any of our subsidiaries are specifically restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture that will govern the notes. If we incur additional debt or liabilities, the risks related to our high level of indebtedness could intensify and the issuer’s and the guarantors’ ability to pay their obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture that will govern the notes from paying dividends or issuing or repurchasing our securities, and our board of directors previously authorized a share repurchase program under which we may repurchase up to $150.0 million in the aggregate of our common stock. As of June 30, 2014, no shares had been repurchased under this program and all $150.0 million remained available for future share repurchases.

The credit agreement governing our senior secured credit facilities contains various covenants that impose restrictions on us that may affect our ability to operate our business.

The credit agreement governing our senior secured credit facilities contains covenants that, among other things, restrict our ability to:

•	borrow money or guarantee debt;
•	create liens;
•	make specified types of investments and acquisitions;
•	pay dividends on or redeem or repurchase stock;
•	enter into sale and leaseback transactions;
•	enter into transactions with affiliates; and
•	sell assets or merge with other companies.

These restrictions on the operation of our business could harm us by, among other things, limiting our ability to take advantage of financing, merger and acquisition opportunities, and other corporate opportunities. Various risks, uncertainties, and events beyond our control could affect our ability to comply with these covenants. A default would permit lenders to accelerate the maturity of the debt under the credit agreement and to foreclose upon the collateral securing the debt. See “Description of other indebtedness—Senior secured credit facilities” for more information about our senior secured credit facilities.

The provisions in the indenture relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days (subject to extension) by a downgrade in the rating of the notes offered under this prospectus supplement. Except as described under “Description of the notes—Change of control triggering event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the notes—Change of control triggering event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of the notes—Optional redemption” in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guaranties, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guaranties of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guaranties thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the note guaranties with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the note guaranties and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guaranties;

•	the issuance of the notes or the incurrence of the note guaranties left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, under U.S. federal and state fraudulent transfer laws, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its note guaranty to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guaranties would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guaranty was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guaranty, could subordinate the notes or that note guaranty to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that note guaranty. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us or the guarantors under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code. It is also possible that a bankruptcy court could disallow the claims in respect of the notes, in whole or in part, under the principle of equitable disallowance, based on similar factors.

You may not be able to sell your notes if active trading markets for the notes do not develop.

The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at any price or at their fair market value or at all.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand for the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

U.S. interest rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results. Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes.

The impact of one of the factors above, such as an increase in U.S. interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, upon issuance, the notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. A hypothetical 10% increase or decrease in such interest rates would increase or decrease total interest expense for the term loans under our senior secured credit facilities for the twelve months ended June 30, 2014 (on a pro forma basis and as adjusted to give effect to the amendment of our senior secured credit facilities on August 29, 2014) by approximately $2.1 million, without giving effect to any interest rate swaps that we currently maintain or that we may enter into. As of June 30, 2014, the majority of our debt obligations are hedged at fixed rates and the remaining debt obligations are currently at variable rates. We may, from time to time, enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk and could be subject to credit risk themselves.

Use of proceeds

We expect the net proceeds from this offering to be approximately $341.5 million after deducting the underwriting discounts and commissions and our estimated offering expenses, as described in “Underwriting (conflicts of interest).” We intend to use the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility, support growth initiatives, including acquisitions, and for other general corporate purposes. As of September 10, 2014, we had outstanding borrowings of approximately $291.4 million under our revolving credit facility.

Borrowings under our senior secured credit facilities bear, in the case of our revolving credit facility and the Term Loan A-1 facility, interest at a rate of LIBOR plus 1.75% per annum and, in the case of the Term Loan A-2 facility, LIBOR plus 2.00% per annum. The scheduled maturity of the Term Loan A-1 facility and our revolving credit facility is August 29, 2019. The scheduled maturity of the Term Loan A-2 facility is August 29, 2021. Borrowings under our revolving credit facility were used to fund a portion of the purchase price in our acquisition of Earthbound Farm.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014:

•	on an actual basis; and

•

on an as adjusted basis giving effect to (a) the amendment to the credit agreement governing our senior secured credit facilities we entered into on August 29, 2014, and (b) the issuance and sale of $350.0 million of notes in this offering and the application of proceeds therefrom as described in “Use of proceeds.”

You should read the information in the following table together with “Selected historical consolidated financial data,” “Unaudited pro forma condensed financial information,” “Management’s discussion and analysis of financial condition and results of operations,” and our audited and unaudited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents(1)	$65,953	$101,828

Debt (including current portion)
Senior secured credit facilities(2)	1,302,440	1,000,000
Capital lease obligations	22,138	22,138
Notes offered hereby	—	350,000

Total debt	$1,324,578	$1,372,138

Total shareholders’ equity	$1,045,665	$1,045,665

Total capitalization	$2,370,243	$2,417,803

(1)	Represents the historical balance as adjusted to give effect to the receipt of the gross proceeds from this offering, reduced by the amount of debt repaid under the senior secured credit facilities with such proceeds, the fees and expenses incurred in connection with the amendment to the senior secured credit facilities and the estimated fees and expenses to be incurred in connection with this offering. See note 2 below.

(2)	As of June 30, 2014, we had outstanding borrowings of $1.3 billion under the senior secured credit facilities, of which $975.0 million consisted of term loan borrowings and $327.4 million consisted of borrowings under the $850.0 million revolving portion of the senior secured credit facilities. On August 29, 2014, we entered into an amendment to the credit agreement governing our senior secured credit facilities to, among other things, extend maturities, reset our amortization requirements, increase borrowing capacity under our revolving credit facility and create additional financial flexibility. The as adjusted presentation represents the historical balance as adjusted to give effect to such amendment and the $1.0 billion of term loan borrowings that will be outstanding under our senior secured credit facilities following the completion of this offering, assuming the repayment of all outstanding borrowings under our revolving credit facility with the net proceeds from this offering.

Unaudited pro forma condensed financial information

On January 2, 2014, we acquired all Earthbound Farm legal entities for approximately $600 million in cash. The following tables set forth certain unaudited pro forma condensed combined financial data giving effect to our acquisition of Earthbound Farm and the issuance of $350.0 million of notes in this offering for the periods presented, as if such acquisition and offering occurred on January 1, 2013. The following tables do not give effect to the amendment to the credit agreement governing our senior secured credit facilities we entered into on August 29, 2014.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 and 2013 combine the audited and unaudited results of WhiteWave and Earthbound Farm for the year ended December 31, 2013 and the six months ended June 30, 2013, respectively. The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2014 was derived for each line item presented by subtracting the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 from the line item from our unaudited pro forma condensed financial statements for the year ended December 31, 2013, and adding the amount of the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014. The unaudited pro forma condensed consolidated balance sheet gives effect to this offering as if such offering had occurred on June 30, 2014. The pro forma financial statements presented below are collectively referred to as the “pro forma financial data.” The pro forma financial data is unaudited and does not purport to represent what the combined results of operations would have been if the Earthbound Farm acquisition or this offering had actually occurred on the dates presented or what those results will be for any future periods.

The pro forma financial data is based upon the historical financial statements of WhiteWave and Earthbound Farm and certain adjustments which we believe are reasonable to give effect to the Earthbound Farm acquisition and this offering. The pro forma adjustments and pro forma financial data relating to the Earthbound Farm acquisition included herein were prepared using the acquisition method of accounting for the business combination. The pro forma adjustments are based on preliminary estimates and certain assumptions that we believe are reasonable under the circumstances. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed as of January 2, 2014 are considered preliminary and subject to change once we receive certain information we believe is necessary to finalize the purchase accounting of Earthbound Farm.

The pro forma financial data has been compiled from the following sources with the following unaudited adjustments:

•

GAAP financial information for WhiteWave has been derived without adjustments from our audited statement of operations as of and for the year ended December 31, 2013, contained in our Annual Report on Form 10-K filed with the SEC on February 28, 2014, and our unaudited consolidated statements of operations for the six months ended June 30, 2013 and 2014, contained in our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2014; and

•

GAAP financial information for Earthbound Farm has been derived without adjustments from Earthbound Farm’s audited statement of operations as of and for the year ended December 31, 2013, contained in our Form 8-K/A filed with the SEC on September 11, 2014, and Earthbound Farm’s unaudited consolidated statement of operations for the six months ended June 30, 2013.

The pro forma financial data presented below should be read in conjunction with the accompanying notes to the pro forma financial data, our audited and unaudited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the audited consolidated financial statements of Earthbound Farm contained in our Form 8-K/A filed with the SEC on September 11, 2014 and incorporated by reference in this prospectus supplement.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

	Historical
(in thousands)	WhiteWave Foods	Earthbound Farm	Pro Forma Adjustments - Earthbound	Pro Forma Combined	Pro Forma Adjustments - Offering	Pro Forma Combined
Net sales	$2,503,487	$533,674	$—	$3,037,161	$—	$3,037,161
Net sales to related parties	37,063	—	—	37,063	—	37,063
Transitional sales fees	1,513	—	—	1,513	—	1,513

Total net sales	2,542,063	533,674	—	3,075,737	—	3,075,737
Cost of sales	1,634,646	437,321	5,342(b)(f)	2,077,309	—	2,077,309

Gross profit	907,417	96,353	(5,342)	998,428	—	998,428
Operating expenses:
Selling and distribution	528,233	29,554	—	557,787	—	557,787
General and administrative	197,526	28,395	(3,772)(a)(b)(d)	222,149	—	222,149
Impairment of intangible asset	—	197	—	197	—	197
Gain on assets held for sale	—	(375)	—	(375)	—	(375)
Asset disposal and exit costs	24,226	—	—	24,226	—	24,226

Total operating expenses	749,985	57,771	(3,772)	803,984	—	803,984

Operating income	157,432	38,582	(1,570)	194,444	—	194,444
Other expense (income):
Interest expense	18,027	28,941	(15,499)(c)	31,469	26,232(i)	57,701
Other expense (income), net	(3,829)	—	—	(3,829)	—	(3,829)

Total other expense	14,198	28,941	(15,499)	27,640	26,232	53,872

Income from continuing operations before income taxes	143,234	9,641	13,929	166,804	(26,232)	140,572
Income tax expense	44,193	—	4,875(e)	49,068	9,181(j)	58,249

Income from continuing operations	99,041	9,641	9,054	117,736	(35,413)	82,323
Net (income) loss attributable to non-controlling interest	—	(43)	43(g)	—	—	—

Net income attributable to The WhiteWave Foods Company	$99,041	$9,598	$9,097	$117,736	$(35,413)	$82,323

See notes to unaudited pro forma condensed combined financial data.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013*

	Historical(s)
(in thousands)	WhiteWave Foods	Earthbound Farm	Pro Forma Adjustments - Earthbound	Pro Forma Combined	Pro Forma Adjustments - Offering	Pro Forma Combined
Total net sales	$1,224,234	$268,298	$—	$1,492,532	$—	$1,492,532
Cost of sales	781,478	216,816	2,672(b)(f)	1,000,966	—	1,000,966

Gross profit	442,756	51,482	(2,672)	491,566	—	491,566

Operating expenses:
Selling and distribution	264,284	14,581	—	278,865	—	278,865
General and administrative	94,525	13,757	1,100(a)(b)(d)	109,382	—	109,382

Total operating expenses	358,809	28,338	1,100	388,247	—	388,247

Operating income	83,947	23,144	(3,772)	103,319	—	103,319
Other expense (income):
Interest expense	9,461	14,470	(7,750)(c)	16,181	13,111(i)	29,292
Other (income) expense	(8,393)	—	—	(8,393)	—	(8,393)

Total other expense	1,068	14,470	(7,750)	7,788	13,111	20,899

Income from continuing operations before income taxes	82,879	8,674	3,978	95,531	(13,111)	82,420
Income tax expense	27,672	—	1,392(e)	29,064	4,589(j)	33,653

Income from continuing operation attributable to parent	$55,207	$8,674	$2,586	$66,467	$(17,700)	$48,767

*	The pro forma financial data presented above with respect to the six month period ended June 30, 2013 gives effect to our acquisition of Earthbound Farm on January 2, 2014 and this offering, as if such acquisition and offering occurred on January 1, 2013. Such pro forma financial data was derived for each line item from our unaudited pro forma condensed financial statements for the year ended December 31, 2013, as further adjusted to give effect only to the portion of the year presented. The adjustments made in the table above for the six month period were made on a basis substantially consistent with the adjustments described in the notes to our unaudited pro forma condensed combined financial data for the year ended December 31, 2013.

See notes to unaudited pro forma condensed combined financial data.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

	Historical
(in thousands)	WhiteWave Foods	Pro Forma Adjustments – Offering			Pro Forma Combined
Total net sales	$1,668,149	$—			$1,668,149
Cost of sales	1,109,675				1,109,675

Gross profit	558,474	—			558,474

Operating expenses:
Selling and distribution	304,301	—			304,301
General and administrative	133,916	—			133,916
Asset disposal and exit costs	(703)	—			(703)

Total operating expenses	437,514	—			437,514

Operating income	120,960	—			120,960

Other expense (income):
Interest expense	13,234	7,426	(i	)	20,660
Other (income) expense	4,356	—			4,356

Total other expense	17,590	7,426			25,016

Income from continuing operations before income taxes	103,370	(7,426)			95,944
Income tax expense	36,061	2,599	(j)		38,660

Income from continuing operations	67,309	(10,025)			57,284
Net income attributable to noncontrolling interest	(542)	—			(542)

Income from continuing operations attributable to parent	$66,767	$(10,025)			$56,742

See notes to unaudited pro forma condensed combined financial data.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended June 30, 2014*

(in thousands)	Pro Forma for the year ended December 31, 2013	Pro Forma for the six months ended June 30, 2013	Pro Forma for the six months ended June 30, 2014	Pro Forma for the twelve months ended June 30, 2014
Total net sales	$3,075,737	$1,492,532	$1,668,149	$3,251,354
Cost of goods sold	2,077,309	1,000,966	1,109,675	2,186,018

Gross profit	998,428	491,566	558,474	1,065,336

Operating expenses:
Selling, distribution, and marketing	557,787	278,865	304,301	583,223
General and administrative	222,149	109,382	133,916	246,683
Impairment of intangible asset	197	—	—	197
Gain on assets held for sale	(375)	—	—	(375)
Asset disposal and exit costs	24,226	—	(703)	23,523

Total operating expenses	803,984	388,247	437,514	853,251
Operating income	194,444	103,319	120,960	212,085

Other expense:
Interest expense	57,701	29,292	20,660	49,069
Other (income) expense	(3,829)	(8,393)	4,356	8,920

Total other expense	53,872	20,899	25,016	57,989
Income from continuing operations before income taxes	140,572	82,420	95,944	154,096
Income tax expense	58,249	33,653	38,660	63,256

Income from continuing operations	82,323	48,767	57,284	90,840
Income from continuing operations attributable to parent	—	—	(542)	(542)

Net income	$82,323	$48,767	$56,742	$90,298

*	The pro forma financial data presented with respect to the twelve month period ended June 30, 2014 gives effect to our acquisition of Earthbound Farm on January 2, 2014 and this offering, as if such acquisition and offering occurred on January 1, 2013, and was derived for each line item presented by subtracting the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 from the line item from our unaudited pro forma condensed financial statements for the year ended December 31, 2013, and adding the amount of the line item from our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014.

See notes to unaudited pro forma condensed combined financial data.

The WhiteWave Foods Company

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

	Historical
(dollars in thousands)	WhiteWave Foods	Pro Forma Adjustments – Offering	Pro Forma Combined

ASSETS

Current assets:
Cash and cash equivalents	$65,953	$15,664(h)	$81,617
Trade receivables, net	185,113	—	185,113
Inventories	188,234	—	188,234
Deferred income taxes	30,404	—	30,404
Prepaid expenses and other current assets	42,992	—	42,992

Total current assets	512,696	15,664	528,360
Investment in unconsolidated entity	46,365	—	46,365
Property, plant, and equipment, net	904,685	—	904,685
Identifiable intangible and other assets, net	648,505	6,896(h)	655,401
Goodwill	999,633	—	999,633

Total Assets	$3,111,884	$22,560	$3,134,444

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$431,085	$—	$431,085
Current portion of debt and capital lease obligations	24,191	—	24,191
Income taxes payable	1,946	—	1,946

Total current liabilities	457,222	—	457,222
Long-term debt and capital lease obligations	1,300,387	22,560(h)	1,322,947
Deferred income taxes	263,356	—	263,356
Other long-term liabilities	45,254	—	45,254
Total liabilities	2,066,219	22,560	2,088,779

Shareholders’ equity:
Preferred stock, $0.01 par value; 170,000,000 shares authorized, no shares issued and outstanding at June 30, 2014	—	—	—
Common stock, $0.01 par value; 1,700,000,000 shares authorized, 174,112,568 issued and outstanding at June 30, 2014	1,741	—	1,741
Class B common stock, $0.01 par value; 175,000,000 shares authorized, no shares issued and outstanding at June 30, 2014	—	—	—
Additional paid-in capital	868,199	—	868,199
Retained earnings	183,894	—	183,894
Accumulated other comprehensive loss	(8,169)	—	(8,169)

Total shareholders’ equity	1,045,665	—	1,045,665

Total Liabilities and Shareholders’ Equity	$3,111,884	$22,560	$3,134,444

See notes to unaudited pro forma condensed combined financial data.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

The pro forma financial data is based upon the historical financial statements of WhiteWave and Earthbound Farm and certain adjustments which we believe are reasonable to give effect to the Earthbound Farm acquisition and the issuance of $350.0 million of notes in this offering. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma financial data does not give effect to the amendment to the credit agreement governing our senior secured credit facilities we entered into on August 29, 2014. The pro forma financial data included herein was prepared using the acquisition method of accounting for the business combination. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, we believe that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the pro forma financial data provide a reasonable basis for presenting the pro forma effects of the Earthbound Farm acquisition. The final purchase price is subject to adjustment for post-closing working capital adjustments and certain indemnification claims.

(a)	Represents adjustments to the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations to general and administrative expense, as follows:

(dollars in thousands)	Estimated Fair Value	Weighted Average Estimated Useful Life	Annual Amortization Expense
Earthbound Farm trade name	$150,700	Indefinite	$—
Non-compete agreements	600	3.0	200
Supplier relationships	12,000	12.5	960
Customer relationships	93,500	17.5	5,343

	256,800		6,503
Less: Earthbound Farm’s historical intangible assets, net, and amortization	(163,776)		(4,554)

Pro forma adjustments	$93,024		$1,949

Adjustments to recognize intangible assets of $256.8 million and to eliminate Earthbound Farm’s historical identified intangibles, net, of approximately $164.0 million, and the related unaudited pro forma condensed combined statement of operations impact resulting from the acquisition. The unaudited pro forma condensed combined statement of operations impact for the adjustment resulted in a net increase to amortization expense, reflected within general and administrative expense, of $1.9 million for the year ended December 31, 2013.

These estimates are preliminary, subject to change, and could vary materially. For each 10% increase in fair value of definite-lived intangibles, the Company would expect an annual increase in amortization expense of approximately $0.7 million, assuming a weighted-average life of approximately 16.9 years.

(b)	Represents adjustments to the year ended December 31, 2013 unaudited pro forma condensed combined statement of operations to cost of sales and general and administrative expense, as follows:

(dollars in thousands)	Estimated Fair Value	Weighted Average Estimated Useful Life	Annual Depreciation Expense
Land	$10,330	—	$—
Buildings and improvements	75,605	13.0	5,811
Vehicles	2,889	6.6	438
Machinery and equipment	56,348	4.1	13,764
Software and hardware	1,762	3.0	587
Other	1,257	5.1	245
	148,191		20,845
Less: Earthbound Farm’s historical fixed assets, net, and depreciation	(134,951)		(17,671)

Pro forma adjustments	$13,240		$3,174

Adjustment to recognize fixed assets of $148.2 million and to eliminate Earthbound Farm’s historical fixed assets, net, of approximately $135.0 million, and the related unaudited pro forma condensed combined statement of operations impact resulting from the acquisition. The unaudited pro forma condensed combined statement of operations impact for the adjustment resulted in a net increase to depreciation expense reflected for the year ended December 31, 2013, as follows:

(in thousands)	Year ended December 31, 2013

Historical depreciation
Cost of sales	$(16,275)
General and administrative	(1,396)

$(17,671)

Depreciation associated with the fair value of property, plant, and equipment, net
Cost of sales	$19,198
General and administrative	1,647

$20,845

Pro forma depreciation adjustment
Cost of sales	$2,923
General and administrative	251

$3,174

These estimates are preliminary, subject to change, and could vary materially. For each 10% increase in fair value of definite-lived fixed assets, the Company would expect an annual increase in depreciation expense of approximately $2.1 million, assuming a weighted-average life for depreciable fixed assets of approximately 9.6 years.

Adjustment to remove the historical Earthbound Farm deferred gain on a sale-leaseback transaction of $4.6 million, which is eliminated in purchase accounting, included in other long-term liabilities, and the related unaudited pro forma condensed combined statement of operations impact to remove the amortization of this gain in the year ended December 31, 2013 of $0.1 million included as a reduction in cost of sales.

(c)	In conjunction with the January 2, 2014 acquisition of Earthbound Farm, WhiteWave entered into an agreement to establish a new incremental seven-year term loan A-3 facility in an aggregate principal amount of $500.0 million. Also in conjunction with the acquisition of Earthbound Farm, WhiteWave obtained additional borrowings of $117.3 million through the Company’s existing revolving credit facility. WhiteWave used the proceeds of the debt to fund the acquisition of Earthbound Farm and related transaction costs.

Represents adjustments to reflect:

(i)	Recognition of interest expense attributable to borrowings of $500.0 million under WhiteWave’s new A-3 Term Loan, borrowings of $117.3 million under WhiteWave’s existing revolving credit facility;

(ii)	Amortization of deferred costs attributable to WhiteWave’s term loan entered into in connection with the acquisition;

(iii)	Removal of interest expense related to the historical debt of Earthbound Farm paid off in connection with the acquisition; and

(iv)	Removal of commitment fees for the unused portion of WhiteWave’s previous revolving credit facility.

The following table sets forth the principal outstanding, interest rate, and maturity for each component of the acquisition-related debt as of December 31, 2013:

(dollars in thousands)	Principal	Weighted Average Interest Rate	Weighted Average Term of Debt
Term Loan A-3	$500,000	2.16%	7 years
Revolving Credit Facility	117,326	1.66%	5 years

Total	$617,326

Loans under the term loan A-3 facility bore interest at a floating rate of LIBOR plus 2.0%. The interest rate applicable for the revolving credit facility was a floating rate of LIBOR plus 1.50%. For purposes of the unaudited pro forma condensed combined statement of operations, we have assumed that the outstanding borrowings under the term loan A-3 and the revolving credit facility bore interest at a rate of 2.16% and 1.66%, respectively, and that the commitment fee on the revolving credit facility was at a rate of 0.30% of the unused portion.

In conjunction with the acquisition, Earthbound Farm paid off the majority of its historical debt on January 2, 2014. The following table summarizes the adjustments in the unaudited pro forma condensed combined statement of operations to reflect the adjustments to interest expense related to paying off the majority of Earthbound Farm’s historical debt:

	Year ended December 31, 2013
(in thousands)	Interest Expense	Deferred Financing Costs Amortization	Total
Term Loan A-3	$10,824	$470	$11,294
Revolving Credit Facility	1,953	—	1,953
Revolving Credit Facility unused commitment fee	(345)	—	(345)
Less: Historical Earthbound Farm debt	(27,375)	(1,026)	(28,401)

Total	$(14,943)	$(556)	$(15,499)

Deferred financing costs attributable to the new term loan are being amortized using the straight-line method, which approximates the effective interest method, over the life of the loan.

A change of one-eighth of 1.00% (12.5 basis points) in the interest rate associated with the floating rate borrowings would result in additional annual interest expense of approximately $0.8 million (in the case of an increase in the rate) or reduced annual interest expense of approximately $0.8 million (in the case of a decrease in the rate).

(d)	WhiteWave incurred approximately $9.4 million of acquisition-related costs. Of these costs, approximately $3.3 million had been incurred by WhiteWave through December 31, 2013, and approximately $6.1 million were incurred subsequent to that date. Earthbound Farm also incurred approximately $2.7 million of acquisition-related costs through December 31, 2013, and approximately $10.0 million were incurred subsequent to that date.

Removal of the costs incurred prior to January 1, 2014 of approximately $6.0 million have been included as an adjustment to the pro forma statement of operations for the year ended December 31, 2013, as these costs are considered non-recurring. These costs have not been adjusted from the pro forma balance sheet, as they have a permanent impact on retained earnings. For the same reason, the costs incurred subsequent to January 1, 2014 of approximately $16.1 million, of which $5.0 million were settled in cash and $11.1 million were accrued, have been charged directly to retained earnings in the pro forma balance sheet as of December 31, 2013.

(e)	For purposes of the unaudited pro forma condensed combined financial data, the applicable federal statutory tax rate of 35% has been used. This rate does not reflect the Company’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the Company.

(f)	Represents adjustment to conform accounting policies as of and for the year ended December 31, 2013, related to not capitalizing certain assets in accordance with WhiteWave’s accounting policies, as follows:

(in thousands)
Prepaid and other current assets	(2,086)
Identifiable intangible and other assets, net	(3,700)

Total	$(5,786)

The cumulative effect of these adjustments is a decrease of approximately $2.1 million of prepaid and other current assets and a decrease of approximately $3.7 million of identifiable intangible and other assets, net, on the unaudited pro forma condensed combined balance sheet as of December 31, 2013. The adjustment also results in an increase of approximately $2.4 million of cost of goods sold, representing the expense to acquire the assets net of any historical depreciation, on the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013.

(g)	Represents the adjustments in the unaudited pro forma condensed combined statement of operations to eliminate the 2013 noncontrolling interest in Earthbound Farm, as WhiteWave acquired 100% of the interests in Earthbound Farm.

(h)	Represents adjustments to give effect to this offering, assuming additional long term debt of $350.0 million less amounts repaid under our revolving credit facility with the proceeds from this offering, as adjusted for the payment of capitalized deferred financing fees.

(i)	Interest expense is based on management’s estimate of the interest rate applicable to the notes offered hereby as well as the amortization of the capitalized deferred financing fees and offset by the reduction of interest expense related to amounts repaid under our revolving credit facility with the proceeds of this offering as noted in (h). The impact on interest expense if such rate were to move by 1/8th point is $437,500.

(j)	Income tax expense estimated based upon statutory tax rate of 35%.

Selected historical consolidated financial data

The following table sets forth selected consolidated financial data for the periods presented. We have derived the selected consolidated statement of operations data for the years ended December 31, 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the selected consolidated statement of operations data for the years ended December 31, 2009 and 2010 and the selected consolidated balance sheet data as of December 31, 2009, 2010 and 2011 from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The condensed consolidated statement of operations data for the six months ended June 30, 2013 and 2014, and the condensed consolidated balance sheet data as of June 30, 2014, have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the selected consolidated balance sheet data as of June 30, 2013 from our unaudited consolidated financial statements not incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements were prepared on the same basis as our audited financial statements. In the opinion of management, such financial statements include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the financial information set forth in those statements. The financial data presented for the interim periods are not necessarily indicative of the results for the full fiscal year.

Our historical consolidated financial statements for periods prior to the completion of our initial public offering on October 31, 2012 were prepared on a stand-alone basis in accordance with GAAP and are derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Therefore, our historical results are not necessarily indicative of the results in any future period.

You should read the following consolidated financial data together with our audited and unaudited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the sections entitled “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus supplement.

	Year ended December 31,					Six months ended June 30,
(in thousands)	2009	2010	2011	2012	2013	2013	2014
	(audited)					(unaudited)
Statement of Operations Data:
Net sales(1)	$1,446,931	$1,713,390	$1,916,830	$2,175,374	$2,503,487	$1,185,335	$1,668,149
Net sales to related parties(2)	88,036	107,923	108,921	109,513	37,063	37,062	—
Transitional sales fees(2)	—	—	—	4,551	1,513	1,837	—

Total net sales	1,534,967	1,821,313	2,025,751	2,289,438	2,542,063	1,224,234	1,668,149
Cost of sales(2)	1,020,585	1,210,816	1,341,310	1,485,494	1,634,646	781,478	1,109,675

Gross profit(3)	514,382	610,497	684,441	803,944	907,417	442,756	558,474
Related party license income(4)	46,729	39,378	42,680	36,034	—	—	—
Operating expenses:
Selling and distribution(2)(3)	331,844	384,512	414,724	492,130	528,233	264,284	304,301
General and administrative(5)(6)	127,130	139,888	136,703	167,595	197,526	94,525	133,916
Asset disposal and exit costs	—	—	—	—	24,226	—	(703)

Total operating expenses	458,974	524,400	551,427	659,725	749,985	358,809	437,514

Operating income:	102,137	125,475	175,694	180,253	157,432	83,947	120,960
Other expense income:
Interest expense (income)(4)(7)	(680)	10,583	9,149	9,924	18,027	9,461	13,234
Other expense (income), net	(149)	377	122	957	(3,829)	(8,393)	4,356

Total other expense (income)	(829)	10,960	9,271	10,881	14,198	1,068	17,590

Income from continuing operations before income taxes	102,966	114,515	166,423	169,372	143,234	82,879	103,370
Income tax expense	42,419	33,159	52,089	56,858	44,193	27,672	36,061

Income from continuing operations	60,547	81,356	114,334	112,514	99,041	55,207	67,309
Gain on sale of discontinued operations, net of tax	276	5,693	3,616	403	—	—	—
Income (loss) from discontinued operations, net of tax	(21,089)	(16,686)	(27,105)	2,056	—	—	—

Net income	$39,734	$70,363	$90,845	$114,973	$99,041	$55,207	$67,309
Net (income) loss attributable to non-controlling interest	12,441	8,735	16,550	(1,279)	—	—	(542)

Net income attributable to The WhiteWave Foods Company	$52,175	$79,098	$107,395	$113,694	$99,041	$55,207	$66,767

Balance sheet data (at period end):
Cash and cash equivalents	$26,466	$73,812	$96,987	$69,373	$101,105	$72,113	$65,953
Total assets	2,101,136	2,066,879	2,108,685	2,168,011	2,283,184	2,231,371	3,111,884
Total debt(7)	440,255	440,351	456,171	780,550	662,650	721,600	1,324,578
Other non-current liabilities	289,440	281,509	274,578	294,963	287,695	306,442	308,610
Total equity	1,153,901	1,124,463	1,140,686	784,956	961,439	883,964	1,045,665

(1)	Our net sales are derived primarily from sales of our branded plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce products to third-party customers across North America and Europe. Sales are reported net of estimated returns, trade promotions, and other discounts. Net sales do not include the sales of our finished goods to third-party customers made directly by Dean Foods wholly-owned subsidiaries during the period in which Dean Foods was a related party. As of July 25, 2013, Dean Foods disposed of its remaining shares of our common stock in a registered public offering and therefore is no longer a related party.

(2)	Net sales to related parties represent the sale of our finished products to other wholly-owned subsidiaries of Dean Foods. Prior to our initial public offering, those transactions took place at an agreed-upon price, which may not be equivalent to the terms that would have prevailed in an arm’s-length transaction. In addition, effective January 1, 2010, Dean Foods implemented a standardized intercompany pricing structure on all products sold by us to wholly-owned subsidiaries of Dean Foods which negatively impacted our related party sales as compared to years prior to 2010. In connection with the initial public offering on October 31, 2012, we entered into agreements that formalized ongoing commercial arrangements we had with certain wholly-owned Dean Foods subsidiaries. These agreements included certain transitional sales agreements, a sales and distribution agreement, and certain manufacturing and supply agreements. Pursuant to one of the transitional sales agreements in which Morningstar remitted to us the cash representing the net profit collected from WhiteWave product sales, the net effect of the agreement is reflected as transitional sales fees. We and Dean Foods also entered into a transition services agreement to cover certain continued corporate services provided by Dean Foods. Due to these and other changes in connection with our initial public offering, the historical financial information prior to such offering included herein may not necessarily reflect our financial position, results of operations, and cash flows or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during all of the periods presented. As of July 25, 2013, Dean Foods disposed of its remaining shares of our common stock in a registered public offering and therefore is no longer a related party.

(3)	As disclosed in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement, we include certain shipping and handling costs associated with shipping products to customers through third-party carriers and third-party inventory warehouse costs within selling and distribution expense. As a result, our gross profit may not be comparable to that of other entities that present all shipping and handling costs as a component of cost of sales.

(4)	Historically, our intellectual property license agreement with Morningstar provided Morningstar the right to use certain intellectual property in the manufacture of certain products for a fee. In conjunction with the license agreement, we extended a line of credit to Morningstar related to the license income under the license agreement. In connection with our initial public offering, we terminated this license agreement and the related loan. Since our initial public offering, we no longer receive license income or related interest income associated with these historical agreements. In addition, in connection with our initial public offering, we transferred the intellectual property subject to the license agreement to Morningstar so that Morningstar had the requisite intellectual property and manufacturing know-how to produce and sell its products and brands. We retained all intellectual property related to and necessary for the production of our products and brands.

(5)	Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. Our historical financial statements reflect these costs primarily within general and administrative expenses. These allocations included costs related to corporate services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to our initial public offering), and $32.7 million, $36.2 million and $45.7 million in the years ended December 31, 2011, 2010, and 2009 respectively. Following our initial public offering, as a stand-alone public company, we assumed responsibility for the costs of these functions. See “Management’s discussion and analysis of financial condition and results of operations—Basis of presentation.” The historical allocations may not reflect the expense we would have incurred as a stand-alone public company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone public company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

(6)	Our results include Alpro’s results of operations subsequent to the July 2, 2009 date of acquisition. For the period from July 2, 2009 through December 31, 2009, Alpro had $174.5 million of net sales and $9.7 million of operating income. In addition, results for 2009 include acquisition-related expenses in general and administrative expenses, related to due diligence, investment advisors, and regulatory matters of approximately $12.2 million.

(7)	We were allocated $440.3 million from the Dean Foods senior secured credit facility on July 2, 2009 to fund our acquisition of Alpro. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. On October 31, 2012, in connection with our initial public offering, we incurred approximately $885.0 million in new indebtedness and have subsequently repaid approximately $86.0 million of such indebtedness under our revolving credit facility.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. This discussion and analysis contains forward-looking statements that are subject to risks and uncertainties. See “Forward-looking statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus supplement, particularly in the section entitled “Risk factors.”

Overview of the business

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic greens and produce throughout North America and Europe. Our widely-recognized, leading brands distributed in North America include Silk plant-based foods and beverages, International Delight and LAND O LAKES coffee creamers and beverages, Horizon Organic premium dairy products and Earthbound Farm organic greens and produce, while our popular European brands of plant-based foods and beverages include Alpro and Provamel.

We sell our products across North America and Europe to a variety of customers, including grocery stores, mass merchandisers, club stores, and convenience stores, as well as through various away-from-home channels, including restaurants and foodservice outlets. We sell our products in North America and Europe primarily through our direct sales force and independent brokers.

We have an extensive production and supply chain footprint in the United States. We utilize six manufacturing plants, three distribution centers, and three strategic co-packers across the country. In addition, we have a supply chain footprint across Europe. We have strategically positioned three plants in the United Kingdom, Belgium, and France, each supported by an integrated supply chain that enables us to meet the needs of our customers. We also utilize a limited number of third-party co-packers for certain products. Furthermore, we also have a broad commercial partner network across Europe, which complements our own sales organizations in the United Kingdom, Belgium, Germany, and The Netherlands, facilitating access to the countries in which we sell our products.

Factors affecting our business and results of operations

The following trends have impacted our sales and operating income over the past three years and we believe that they will continue to be factors affecting our business and results of operations in the future:

Acquisitions and formation of joint ventures

We have grown and intend to continue to grow our business in part by acquiring new brands and businesses, and forming joint ventures, both in the United States and globally. The addition of acquisitions or joint ventures allows us to leverage our resources and capabilities but can also divert resources and management attention from our day-to-day operations as we integrate them into existing operations. In 2014, we completed the acquisition of Earthbound Farm and entered into a joint venture with Mengniu in China.

Divestitures

On March 31, 2014, we completed the sale of SoFine Foods BV (“SoFine”), a wholly-owned subsidiary that operated a soy-based meat-alternatives business in The Netherlands. Management’s intention to pursue a sale was based on the strategic decision to exit this non-core business of the Europe segment. In the fourth quarter of 2013, a write-down of $9.8 million was recorded and included in operating expenses in our financial statements. SoFine’s assets and liabilities were included in the Europe segment and the fair value was determined based on the estimated selling price, less cost to sell.

New product introductions

We will continue to benefit from evolving consumer preferences by delivering innovative products in profitable categories under our trusted brands. We have a proven track record of innovation through either creating or largely developing the organic milk, soymilk, and flavored non-dairy creamer subcategories. Recent successful new product introductions under our Silk, Alpro, Horizon Organic, and International Delight brands further demonstrate our capabilities to develop and expand our categories. We will continue to focus on innovation that we believe will drive increased consumption of our brands.

Increases in commodity costs

Our business is heavily dependent on raw materials and other inputs, such as organic and conventional raw milk, butterfat, almonds, organic and non-genetically modified (“non-GMO”) soybeans, sweeteners, and other commodity costs used in the manufacturing, packaging, and distribution of our products, including utilities, natural gas, resin and diesel fuel. Increases in the costs of raw materials and other inputs in the recent past have exerted pressure on our margins and have led to price increases across our portfolio to mitigate the impacts of these increased costs.

Consumer preferences for nutritious, flavorful, convenient and responsibly produced products

The plant-based foods and beverages, coffee creamers and beverages, and premium dairy categories are aligned with emerging consumer preferences for products that are nutritious, flavorful, convenient, and responsibly produced. As a result, we believe these product categories will continue to offer attractive growth opportunities relative to traditional food and beverage categories. Our plant-based foods and beverages and premium dairy products are well positioned within the dairy and dairy alternatives sector, as well as the organic sector. The growth of the organic sector is outpacing the growth of the overall food and beverage industry and, within dairy and dairy alternatives, our share continues to grow. In addition, our coffee creamers and beverages continue to benefit from the growth and overall size of the coffee and creamers sector.

Manufacturing and warehousing capacity constraints

Our growth has significantly increased our plant and warehouse utilization rates, particularly in our North America segment. In response, we have increasingly relied on our third-party network, which has resulted in higher costs for the production, distribution, and warehousing of our products. In addition, in order to serve increasing customer demand, capacity constraints create the need for us to shift production between internal facilities, which increases overall shipping and warehousing costs. Further, capacity constraints have at times led to higher levels of inventory in order to ensure that we can adequately service our customers. We will continue to both shift production between internal facilities and utilize our co-packing network, as needed, to meet our production and warehousing requirements. At the same time, we will continue to invest to expand our internal production and warehousing capabilities.

Basis of presentation

For the periods prior to the completion of our initial public offering on October 31, 2012, our historical consolidated financial statements, which are discussed below, have been prepared on a stand-alone basis in accordance with U.S. GAAP and derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributed to our operations, and include allocations of expenses from Dean Foods. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during all of the periods presented.

Prior to completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations included costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million for the period from January 1, 2012 to the date of our initial public offering (which includes $17.5 million of transaction costs related to the offering) and $32.7 million in the year ended December 31, 2011. These cost allocations are primarily reflected within general and administrative expenses in our consolidated statements of operations as well as classified as “Corporate and other” in Note 17 to our audited consolidated financial statements incorporated by reference in this prospectus supplement. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Dean Foods continues to provide several of these services on a transitional basis for a fee pursuant to the terms of our transition services agreement. Upon completion of our initial public offering, we assumed responsibility for the cost of these functions. In addition, as we transition away from the services currently provided by Dean Foods pursuant to the transition services agreement, in 2013, Dean Foods charged us $19.0 million and we have charged Dean Foods $3.0 million in non-recurring transitional costs.

Prior to completion of our initial public offering, total equity represented Dean Foods’ interest in our recorded net assets. Dean Foods’ net investment balance represented the cumulative net investment by Dean Foods in us through October 31, 2012, including any prior net income or loss or other comprehensive income or loss attributed to us and contributions received from or distributions made to Dean Foods. Certain transactions between us and other related parties that are wholly-owned subsidiaries of Dean Foods, including allocated expenses and settlement of intercompany transactions, are also included in Dean Foods’ net investment.

We were allocated a portion of Dean Foods’ consolidated debt based on amounts directly incurred by us to fund the acquisition of Alpro in July 2009. Prior to completion of our initial public offering, interest expense had been allocated based on the historical interest rates of the Dean Foods senior secured credit facility during each period presented, as this revolver was drawn to fund the Alpro acquisition. Debt issuance costs were allocated in the same proportion as the debt. In connection with our initial public offering, the allocated portion of the Dean Foods senior secured credit facility was settled as a contribution to our capital from Dean Foods. Management believes the basis of historical allocation for debt, interest expense and debt issuance costs is reasonable. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been a stand-alone public company for the periods presented. See “— Liquidity and capital resources” for more information.

Also, in connection with our initial public offering, we granted equity awards to certain of our executive officers and employees with an aggregate grant date fair value of $28.2 million in order to, among other things, provide executives and employees with an immediate equity interest in the Company and align their interests with those of our stockholders. The grant date fair value of the IPO Grants is expensed ratably over a three-year vesting term from October 2012 to 2015.

Due to these and other changes in connection with our initial public offering, the historical financial information included in this prospectus supplement may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial position, results of operations, and cash flows would have been had we been a stand-alone public company during all of the periods presented.

Reportable segments

Our business is organized into two segments, North America and Europe, based on our go-to-market strategies, customer bases, and the objectives of our businesses. Our reportable segments align with how management monitors operating performance, allocates resources, and deploys capital in our Company.

Matters affecting comparability

Our results of operations for the three and six months ended June 30, 2014 and 2013 and the years ended December 31, 2013, 2012, and 2011 were affected by the following:

Corporate costs

Prior to the completion of our initial public offering, Dean Foods provided certain corporate services to us, and costs associated with these functions were allocated to us. These allocations include costs related to corporate services, such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Dean Foods. The costs of such services were allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount, or specific identification. The total amount of these allocations from Dean Foods was approximately $50.7 million from January 1, 2012 to the date of our initial public offering and $32.7 million in the year ended December 31, 2011. These allocations include approximately $17.5 million of transaction costs related to our initial public offering for year ended December 31, 2012. Following the initial public offering, we are incurring direct costs associated with our stand-alone corporate structure. Such direct costs also include certain non-recurring transitional costs of $6.8 million incurred in the year ended December 31, 2013 to establish our own stand-alone corporate functions.

Acquisition of Earthbound Farm

The results of operations of Earthbound Farm have been included in our unaudited condensed consolidated statements of income and the results of operations of our North America segment from the date of acquisition. In connection with the acquisition of Earthbound Farm, we incurred $0.2 million and $7.2 million in expenses for the three and six months ended June 30, 2014, respectively, related to due diligence, investment advisors and regulatory matters. The expenses have been recorded in general and administrative expenses in our unaudited condensed consolidated statements of income and have not been allocated to our segments and are reflected entirely within corporate and other.

Joint Venture in China

In connection with the formation of the joint venture with Mengniu, we incurred $0.3 million in expenses for the three and six month period ended June 30, 2014, respectively, related to due diligence, investment advisors and regulatory matters. During the six month period ended June 30, 2014, we contributed $47.3 million of cash to the joint venture and incurred $3.0 million of corporate expense related to management of our joint venture investment of which $1.9 million was incurred in the second quarter of 2014. The expenses have been recorded in general and administrative expenses in our unaudited condensed consolidated statements of income and have not been allocated to our segments and are reflected entirely within corporate and other. For the three and six month period ended June 30, 2014, we recorded a loss in investment in unconsolidated entity of $0.5 million. In aggregate, we expect our costs to support the joint venture and our share of the joint venture losses to increase somewhat in the second half of the year.

Morningstar and Dean Foods commercial agreements

In conjunction with our initial public offering on October 31, 2012, WhiteWave entered into several commercial agreements with Morningstar and Dean Foods’ Fresh Dairy Direct (“FDD”) division which modified the terms of the historical arrangements. Those agreements altered the price that FDD pays WhiteWave for WhiteWave branded products, the cost WhiteWave pays for products produced and supplied by Morningstar and FDD to WhiteWave, and it eliminated the historical intellectual property agreement for which Morningstar paid a license fee to WhiteWave. In addition, it transferred certain LAND O LAKES branded products from WhiteWave to FDD and other products from Morningstar to WhiteWave. Finally, a transitional services agreement was implemented between the various parties.

During the year ended December 31, 2013, Morningstar provided certain transitional services to us which included, but were not limited to, taking and filling orders, collecting receivables, and shipping products to our customers. Morningstar remitted to us the cash representing the net profit collected from these product sales until such time as the sales were transitioned to us. The net effect of the agreement is reflected as transitional sales fees of $1.5 million for the year ended December 31, 2013 in our audited consolidated statement of operations and $1.8 million in our unaudited condensed consolidated statement of income for the six months ended June 30, 2013. The transitional sales were substantially completed during the early part of the second quarter of 2013.

We also entered into an agreement with Morningstar pursuant to which we transferred to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products up to 15-months. During this transition, we provided certain services to Morningstar which included, but were not limited to, taking and filling orders, collecting receivables and shipping products to customers. We remitted to Morningstar the net profit associated with these product sales until the sales transitioned to Morningstar. The net fees remitted were $0.7 million for the year ended December 31, 2013 and $0.7 million for the six months ended June 30, 2013. The transitional services were substantially completed during the early part of the second quarter of 2013.

Foreign exchange movements

Due to the international aspect of our business, our net sales and expenses are influenced by foreign exchange movements. Our primary exposures to foreign exchange rates are the Euro and British Pound against the U.S. dollar. The financial statements of our Europe segment are translated to U.S. dollars. The functional currency of our foreign subsidiaries is generally the local currency of the country. Accordingly, income and expense items are translated at the average rates prevailing during the applicable period. Changes in exchange rates that affect cash flows and the related receivables or payables are recognized as transaction gains and losses.

Results of operations

Our historical consolidated financial statements, which are discussed below, are prepared on a stand-alone basis in accordance with U.S. GAAP and are derived from Dean Foods’ consolidated financial statements and accounting records using the historical results of operations and asset and liabilities attributed to our operations, and include allocations of expenses from Dean Foods for the years ended December 31, 2012 and 2011. Our consolidated and segment results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company for the years ended December 31, 2012 and 2011.

Selected consolidated results for the three and six months ended June 30, 2014 and 2013

The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of total net sales.

	Three months ended June 30,				Six months ended June 30,
	2014		2013		2014		2013
(dollars in millions)	Dollars	Percent	Dollars	Percent	Dollars	Percent	Dollars	Percent
Net sales	$837.9		$600.8		$1,668.1		$1,185.3
Net sales to related parties	—		15.2		—		37.1
Transitional sales fees	—		—		—		1.8

Total net sales	837.9	100.0%	616.0	100.0%	1,668.1	100.0%	1,224.2	100.0%

Cost of goods sold	552.7	66.0%	391.8	63.6%	1,109.7	66.5%	781.5	63.8%
Gross profit(1)	285.2	34.0%	224.2	36.4%	558.4	33.5%	442.7	36.2%

Operating expenses
Selling distribution and marketing	156.9	18.7%	138.3	22.5%	304.3	18.2%	264.3	21.6%
General and administrative	61.6	7.4%	43.9	7.1%	133.9	8.0%	94.5	7.7%
Asset disposal and exit costs	(0.1)	0.0%	—	0.0%	(0.7)	0.0%	—	0.0%

Total operating expenses	218.4	26.1%	182.2	29.6%	437.5	26.2%	358.8	29.3%

Operating income	66.8	7.9%	42.0	6.8%	120.9	7.3%	83.9	6.9%
Interest and other expenses, net	11.1		(3.4)		17.6		1.1
Income tax expense	20.8		14.2		36.0		27.6
Income (loss) in investment in unconsolidated entity	(0.5)		—		(0.5)		—

Net income	$34.4		$31.2		$66.8		$55.2

(1)	As disclosed in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement, we include certain shipping and handling costs within selling, distribution, and marketing expense. As a result, our gross profit may not be comparable to other companies that present all shipping and handling costs as a component of cost of goods sold.

The key performance indicators for both of our reportable segments are net sales, gross profit, and operating income, which are presented in the segment results tables and discussion below.

Three months ended June 30, 2014 compared to three months ended June 30, 2013

Consolidated results

Total net sales — Total net sales by segment are shown in the table below:

	Three months ended June 30
(dollars in millions)	2014	2013	$ Increase	% Increase
North America	$709.5	$513.8	$195.7	38.1%
Europe	128.4	102.2	26.2	25.6%

Total	$837.9	$616.0	$221.9	36.0%

The changes in total net sales were due to the following:

	Change in net sales Three months ended June 30, 2014 vs. June 30, 2013
(in millions)	Acquisition	Volume	Pricing, product mix and currency changes	Total increase
North America	$153.1	$36.4	$6.2	$195.7
Europe	—	19.2	7.0	26.2

Total	$153.1	$55.6	$13.2	$221.9

Total net sales — Consolidated total net sales increased $221.9 million, or 36.0%, for the three months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of our Earthbound Farm acquisition, which increased sales $153.1 million, net sales increased 11.2%. This increase was principally driven by strong volume growth in both North America and Europe, but was also aided somewhat by price increases in North America. Net sales in Europe also benefited from favorable currency translation.

Cost of goods sold — Cost of goods sold increased $160.9 million, or 41.1%, for the three months ended June 30, 2014 compared to the same period in 2013. This increase was driven by the impact of the Earthbound Farm acquisition, along with volume increases in the Company’s historical North America and Europe businesses and slightly higher commodity costs.

Gross profit — Gross profit margin decreased to 34.0% for the three months ended June 30, 2014 from 36.4% for the same period in 2013. Excluding the impact of Earthbound Farm, gross profit margin increased 100 basis points. The increase was driven by margin expansion in both North America and Europe.

Operating expenses — Total operating expenses increased $36.2 million, or 19.9%, for the three months ended June 30, 2014 compared to the same period in 2013.

Selling, distribution, and marketing costs increased $18.6 million, or 13.4%. Excluding the impact of Earthbound Farm, selling, distribution, and marketing costs increased 7.5%. This increase was driven primarily by higher distribution costs linked to higher sales volume.

General and administrative expenses increased $17.7 million, or 40.3%. Excluding the impact of Earthbound Farm, general and administrative expenses increased $11.0 million or 25.1%. The majority of the increase is attributable to higher employee related costs, including incentive based compensation, along with modestly higher consulting and legal expenses. We also incurred $1.9 million of corporate expense related to management of our joint venture investment in China, which we announced earlier this year.

Interest and other expenses, net — Interest and other expenses for the three months ended June 30, 2014 increased $14.5 million, driven in part by higher interest expense related to increased debt levels resulting from the financing of the Earthbound Farm acquisition. In the second quarter of 2014, interest and other expenses also includes expense of $3.6 million related to mark-to-market losses on our interest rate swaps, compared to a gain of $8.2 million for the same period in 2013.

Income tax expense — The effective tax rate for the second quarter of 2014 was 37.3% compared to 31.2% for the second quarter of 2013. The increase was due in part to a favorable state tax adjustment in the second quarter of 2013, as well as the impact of nondeductible transaction costs in the second quarter of 2014. Changes in the relative profitability of our operating segments, as well as, changes to federal, state and foreign tax laws, may cause the rate to change from historical rates.

Net loss in investment in unconsolidated entity — Our share of the loss related to the new China joint venture with Mengniu was $0.5 million in the second quarter of 2014. The loss consists of general overhead expenses as we do not anticipate production or sales to begin until late 2014.

North America segment results

The following table presents certain financial information concerning our North America segment’s financial results:

	Three months ended June 30,
	2014		2013
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$709.5		$498.6		$210.9	42.3%
Net sales to related parties	—		15.2		(15.2)	(100.0)%
Transitional sales fees	—		—		—	n/m

Total net sales	709.5	100.0%	513.8	100.0%	195.7	38.1%
Cost of goods sold	479.8	67.6%	331.0	64.4%	148.8	45.0%

Gross profit	229.7	32.4%	182.8	35.6%	46.9	25.7%
Operating expenses	155.6	21.9%	133.1	25.9%	22.5	16.9%

Operating income	$74.1	10.5%	$49.7	9.7%	$24.4	49.1%

Total net sales — Total net sales increased $195.7 million, or 38.1%, for the three months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of our Earthbound Farm acquisition, net sales increased 8.3%, primarily driven by volume growth across all platforms, led by particularly strong growth in plant-based food and beverages. Net sales also benefited from the impact of pricing actions taken in late 2013 related to premium dairy and plant-based food and beverages and, in 2014, related to coffee creamers and beverages.

Cost of goods sold — Cost of goods sold increased $148.8 million, or 45.0%, for the three months ended June 30, 2014 compared to the same period in 2013. This increase was driven by the impact of the Earthbound Farm acquisition, along with volume increases in the Company’s historical platforms. We also experienced slightly higher commodity costs, particularly almonds and conventional dairy inputs.

Gross profit — Gross profit margin, excluding the impact of the Earthbound Farm acquisition, increased 50 basis points to 36.1% for the three months ended June 30, 2014. The increase was principally driven by price increases, which more than offset the impact of commodity increases.

Operating expenses — Operating expenses increased $22.5 million, or 16.9%, for the three months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of Earthbound Farm, operating expenses increased $7.6 million or 5.7%. This increase was driven by higher distribution costs linked to higher sales volume, along with higher employee related costs, including incentive based compensation.

Europe segment results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Three months ended June 30,
	2014		2013
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$128.4	100.0%	$102.2	100.0%	$26.2	25.6%
Cost of goods sold	72.9	56.8%	60.8	59.5%	12.1	19.9%

Gross profit	55.5	43.2%	41.4	40.5%	14.1	34.1%
Operating expenses	41.5	32.3%	33.6	32.9%	7.9	23.5%

Operating income	$14.0	10.9%	$7.8	7.6%	$6.2	79.5%

Net sales — Net sales increased $26.2 million, or 25.6%, for the three months ended June 30, 2014 compared to the same period in 2013. The increase was driven principally by continued strong volume growth, led by almond beverages and, to a lesser extent, soy beverages, as well as non-dairy yogurt. Favorable currency translation contributed approximately 8 percentage points of growth.

Cost of goods sold — Cost of goods sold increased $12.1 million, or 19.9%, for the three months ended June 30, 2014 compared to the same period in 2013 driven principally by higher sales volumes, as well as the impact of foreign currency translation. These increases were partially offset by the impact of cost reduction initiatives.

Gross profit — Gross profit margin increased to 43.2% for the three months ended June 30, 2014 compared to 40.5% for the same period in 2013. This increase was primarily driven by the impact of cost reduction initiatives and the exit of the low-margin soy-based meat-alternatives business. Currency translation also favorably impacted gross margins in the quarter.

Operating expenses — Operating expenses increased $7.9 million, or 23.5%, for the three months ended June 30, 2014 compared to the same period in 2013. The increase was driven by volume related increases in distribution expense, increased marketing investments to support branded growth, and higher employee-related costs.

Six months ended June 30, 2014 compared to six months ended June 30, 2013

Consolidated results

Total net sales — Total net sales by segment are shown in the table below:

	Six months ended June 30,
(dollars in millions)	2014	2013	$ Increase	% Increase
North America	$1,414.1	$1,020.8	$393.3	38.5%
Europe	254.0	203.4	50.6	24.9%

Total	$1,668.1	$1,224.2	$443.9	36.3%

The changes in total net sales were due to the following:

	Change in net sales Six months ended June 30, 2014 vs. June 30, 2013
(in millions)	Acquisition	Volume	Pricing, product mix and currency changes	Total increase
North America	$299.2	$80.0	$14.1	$393.3
Europe	—	37.0	13.6	50.6

Total	$299.2	$117.0	$27.7	$443.9

Total net sales - Consolidated total net sales increased $443.9 million, or 36.3%, for the six months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of our Earthbound Farm acquisition, which increased sales $299.2 million, net sales increased 11.8%. The increase was primarily driven by volume growth in both the North America and Europe segments.

Cost of goods sold - Cost of sales increased $328.2 million, or 42.0%, for the six months ended June 30, 2014 compared to the same period in 2013. This increase was driven by the impact of the Earthbound Farm acquisition, along with volume increases in the Company’s historical North America and Europe businesses. In aggregate, commodity costs in 2014 increased slightly compared to the same period in the prior year.

Gross profit - Gross profit margin decreased to 33.5% for the six months ended June 30, 2014 compared to 36.2% for the same period in 2013. Excluding the impact of Earthbound Farm, gross profit margin increased 90 basis points to 37.1%. The increase was driven by margin expansion in both North America and Europe.

Operating expenses — Total operating expenses increased $78.7 million, or 21.9%, for the six months ended June 30, 2014 compared to the same period in 2013.

Selling, distribution, and marketing costs increased $40.0 million, or 15.1%. Excluding the impact of Earthbound Farm, selling, distribution, and marketing costs increased 9.6%. This increase was driven primarily by higher distribution costs linked to higher sales volume, coupled with an increase in marketing investments in support of our leading brands.

General and administrative expenses increased $39.4 million, or 41.7%. Excluding the impact of Earthbound Farm, general and administrative expenses increased $25.4 million or 26.9%. The majority of the increase is attributable to higher employee related costs, including incentive based compensation, along with modestly higher consulting and market research expenses. In 2014, we have also incurred $8.5 million of transaction and acquisition related costs primarily associated with the closing of the Earthbound Farm acquisition. In addition, in 2014 we have incurred $3.0 million of corporate expense related to management of our joint venture investment in China, which we announced earlier this year. In the first six months of 2013, we incurred $4.9 million of transition costs incurred to establish our own stand-alone corporate functions and transaction costs related to the equity offering with Dean Foods.

Interest and other expenses, net — Interest and other expenses for the six months ended June 30, 2014 increased $16.5 million, driven in part by higher interest expense related to increased debt levels resulting from the financing of the Earthbound Farm acquisition. In the six months ended June 30, 2014, interest and other expenses also includes expense of $4.4 million related to mark-to-market losses on our interest rate swaps, compared to a gain of $8.2 million for the same period in 2013.

Income tax expense — The effective tax rate for the six months ended June 30, 2014 was 34.9% compared to 33.4% for the second quarter of 2013. The increase was due in part to a favorable state tax adjustment in the second quarter of 2013, as well as the impact of nondeductible transaction costs in the first half of 2014. Changes in the relative profitability of our operating segments, as well as, changes to federal, state and foreign tax laws, may cause the rate to change from historical rates.

Net loss in investment in unconsolidated entity — Our share of the loss related to the new China joint venture with Mengniu was $0.5 million in the first half of 2014. The loss consists of general overhead expenses as we do not anticipate production or sales to begin until late 2014.

North America segment results

The following table presents certain financial information concerning our North America segment’s financial results:

	Six months ended June 30,
	2014		2013
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$1,414.1		$981.9		$432.2	44.0%
Net sales to related parties	—		37.1		(37.1)	(100.0)%
Transitional sales fees	—		1.8		(1.8)	(100.0)%

Total net sales	1,414.1	100.0%	1,020.8	100.0%	393.3	38.5%
Cost of goods sold	962.9	68.1%	660.7	64.7%	302.2	45.7%

Gross profit	451.2	31.9%	360.1	35.3%	91.1	25.3%
Operating expenses	302.6	21.4%	254.2	24.9%	48.4	19.0%

Operating income	$148.6	10.5%	$105.9	10.4%	$42.7	40.3%

Total net sales — Total net sales increased $393.3 million, or 38.5%, for the six months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of our Earthbound Farm acquisition, net sales increased 9.2%, primarily driven by volume growth across all platforms, led by particularly strong growth in plant-based food and beverages. Net sales also benefited from the impact of pricing actions taken in late 2013 related to premium dairy and plant-based food and beverages and, in 2014, related to coffee creamers and beverages.

Cost of goods sold — Cost of goods sold increased $302.2 million, or 45.7%, for the six months ended June 30, 2014 compared to the same period in 2013. This increase was driven by the impact of the Earthbound Farm acquisition, along with volume increases in the Company’s historical platforms. In aggregate, commodity costs in 2014 increased slightly, driven primarily by increases in almonds and conventional dairy inputs.

Gross profit — Gross profit margin, excluding the impact of the Earthbound Farm acquisition, increased 60 basis points to 35.9% for the six months ended June 30, 2014. The increase was driven by a favorable product mix and price increases, which more than offset commodity cost increases.

Operating expenses — Operating expenses increased $48.4 million, or 19.0%, for the six months ended June 30, 2014 compared to the same period in 2013. Excluding the impact of Earthbound Farm, operating expenses increased $19.8 million or 7.8%. This increase was driven by higher distribution costs linked to higher sales volume, along with higher employee related costs, including incentive based compensation.

Europe segment results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Six months ended June 30,
	2014		2013
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$254.0	100.0%	$203.4	100.0%	$50.6	24.9%
Cost of goods sold	146.8	57.8%	120.8	59.4%	26.0	21.5%

Gross profit	107.2	42.2%	82.6	40.6%	24.6	29.8%
Operating expenses	82.8	32.6%	68.1	33.5%	14.7	21.6%

Operating income	$24.4	9.6%	$14.5	7.1%	$9.9	68.3%

Net sales — Net sales increased $50.6 million, or 24.9%, for the six months ended June 30, 2014 compared to the same period in 2013. The increase was driven principally by continued strong volume growth, especially in plant-based beverages, led by almond beverages and, to a lesser extent, soy beverages, as well as non-dairy yogurt. Favorable currency translation contributed approximately 7 percentage points of growth.

Cost of goods sold — Cost of goods sold increased $26.0 million, or 21.5%, for the six months ended June 30, 2014 compared to the same period in 2013 driven principally by higher sales volumes as well as the impact of foreign currency translation. These increases were partially offset by the impact of cost reduction initiatives.

Gross profit — Gross profit margin increased to 42.2% for the six months ended June 30, 2014 compared to 40.6% for the same period in 2013. This increase was driven by somewhat lower commodity costs, along with the impact of cost reduction initiatives and a favorable product mix related to the exit of the low-margin soy-based meat-alternatives business. Currency translation also favorably impacted gross margins in the period.

Operating expenses — Operating expenses increased $14.7 million, or 21.6%, for the six months ended June 30, 2014 compared to the same period in 2013. The increase was driven by volume related increases in distribution expense, increased marketing investments, and higher employee-related costs.

Selected consolidated results for the years ended December 31, 2013, 2012 and 2011

The following table presents, for the periods indicated, selected information from our consolidated financial results, including information presented as a percentage of total net sales.

	Year ended December 31,
	2013		2012		2011
(dollars in millions)	Dollars	Percent	Dollars	Percent	Dollars	Percent
Net sales	$2,503.5		$2,175.4		$1,916.8
Net sales to related parties	37.1		109.5		108.9
Transitional sales fees	1.5		4.5		—

Total net sales	2,542.1	100.0%	2,289.4	100.0%	2,025.7	100.0%

Cost of sales	1,634.7	64.3%	1,485.4	64.9%	1,341.3	66.2%

Gross profit(1)	907.4	35.7%	804.0	35.1%	684.4	33.8%
Related party royalty income	—	0.0%	36.0	1.6%	42.7	2.1%

Operating expenses
Selling and distribution	528.3	20.8%	492.1	21.5%	414.7	20.5%
General and administrative	197.5	7.8%	167.6	7.3%	136.7	6.7%
Asset disposal and exit costs	24.2	0.9%	—	0.0%	—	0.0%

Total operating expenses	750.0	29.5%	659.7	28.8%	551.4	27.2%

Operating income	157.4	6.2%	180.3	7.9%	175.7	8.7%

Other expense (income), net	14.2		10.9		9.3
Income tax expense	44.2		56.9		52.1
Income from continuing operations	$99.0		$112.5		$114.3

(1)	As disclosed in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement, we include certain shipping and handling costs within selling, distribution, and marketing expense. As a result, our gross profit may not be comparable to other companies that present all shipping and handling costs as a component of cost of goods sold.

The key performance indicators for both of our reportable segments are net sales, gross profit, and operating income, which are presented in the segment results tables and discussion below.

Year ended December 31, 2013 compared to year ended December 31, 2012

Consolidated results

Total net sales — Total net sales by segment are shown in the table below.

	Year ended December 31,
(dollars in millions)	2013	2012	$ Increase	% Increase
North America	$2,124.0	$1,921.4	$202.6	10.5%
Europe	418.1	368.0	50.1	13.6%

Total	$2,542.1	$2,289.4	$252.7	11.0%

The change in total net sales was due to the following:

	Change in net sales 2013 vs. 2012
(dollars in millions)	Volume	Pricing and product mix changes	Total increase
North America	$192.7	$9.9	$202.6
Europe	36.3	13.8	50.1

Total	$229.0	$23.7	$252.7

Total net sales — Consolidated total net sales increased $252.7 million, or 11.0%, in 2013 compared to the prior year. The increase was primarily driven by robust volume growth in both the North America and Europe segments. Net sales in Europe also benefited from currency translation. North America also benefited from the impact of the commercial arrangements with current and former Dean Foods subsidiaries. Those arrangements were implemented in connection with the initial public offering, including the transition of sales of certain WhiteWave products from Morningstar in accordance with the transitional sales agreement.

Cost of sales — Cost of sales increased $149.3 million, or 10.1%, in 2013 compared to the prior year. The increase was primarily driven by sales volume growth, but was also higher due to the transition of sales from Morningstar and higher commodity and other input costs.

Gross profit — Gross profit margin increased to 35.7% in 2013 from 35.1% for the prior year. The increase was driven principally by a favorable mix of products sold. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former Dean Foods subsidiaries. The net profit from the sales of WhiteWave products generated by Morningstar was reflected as transitional sales fees until Morningstar transferred responsibility for the sales to us.

Related party license income — Related party license income declined $36.0 million, or 100%, as the fee arrangement, by which Morningstar licensed intellectual property needed to produce and sell its products, was terminated with the initial public offering. The related intellectual property was transferred to Morningstar at that time.

Operating expenses — Total operating expenses increased $90.3 million, or 13.7%, in 2013 compared to the prior year. Selling and distribution costs increased $36.2 million, or 7.4%, driven by higher sales volume, along with higher distribution and warehousing costs in our North America segment, due to continued manufacturing and warehousing capacity constraints.

General and administrative expenses increased $29.9 million, or 17.8%, in 2013. In 2012, prior to the completion of our initial public offering, general and administrative expenses included allocations from Dean Foods, while in 2013, we are incurring direct costs associated with our stand-alone corporate structure. The current year general and administrative costs also include $10.9 million of compensation expenses associated with IPO Grants, along with $6.8 million of non-recurring transitional costs incurred to establish our own stand-alone corporate functions and $1.4 million in transaction costs related to the Dean Foods equity offering. In addition, current year general and administrative expenses include $8.3 million of expense associated with the ongoing formation of the Chinese joint venture and the acquisition of Earthbound Farm. In the same period of 2012, we incurred $17.5 million of transaction costs in connection with our initial public offering. The increase in 2013 was also partially attributable to higher headcount and employee-related costs in both the North America and Europe segments.

Operating expenses for the year ended December 31, 2013 also included a write-down for asset disposal and exit costs in the amount of $24.2 million consisting of $14.4 million related to the loss on sale of the Company’s dairy farm located in Idaho and $9.8 million for the write-down of assets and liabilities related to our intention to sell the SoFine soy-based meat-alternatives business that operates in The Netherlands.

Other expense (income), net — Other expense (income) for the year ended December 31, 2013 includes income of $3.4 million related to mark-to-market gains on our interest rate swaps.

Income taxes — Income tax expense was $44.2 million, recorded at an effective tax rate of 30.9%, in 2013 compared to $56.9 million, a 33.6% effective tax rate, in 2012. Generally, our effective tax rate varies primarily based on our profitability level and the relative earnings of our segments. The 2013 effective tax rate decreased due to more taxable income in lower tax rate jurisdictions, a reduction in deferred tax liabilities resulting from a lower U.K. statutory tax rate, and the higher non-deductible transaction costs in 2012. These reductions were partially offset by the inability to recognize a tax benefit on the SoFine write-down.

North America segment results

The following table presents certain financial information concerning our North America segment’s financial results:

	Year ended December 31,
	2013		2012
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$2,085.4		$1,807.4		$278.0	15.4%
Net sales to related parties	37.1		109.5		(72.4)	(66.1)%
Transitional sales fees	1.5		4.5		(3.0)	(66.7)%

Total net sales	2,124.0	100.0%	1,921.4	100.0%	202.6	10.5%

Cost of sales	1,386.3	65.3%	1,268.8	66.0%	117.5	9.3%

Gross profit	737.7	34.7%	652.6	34.0%	85.1	13.0%
Operating expenses	522.5	24.6%	473.6	24.7%	48.9	10.3%

Operating income	$215.2	10.1%	$179.0	9.3%	$36.2	20.2%

Total net sales — Total net sales increased $202.6 million, or 10.5%, in 2013 compared to the prior year. The increase was primarily driven by volume growth across all platforms, but particularly plant-based food and beverages and coffee creamers and beverages. Net sales also benefited from a favorable product mix and the impact of the commercial arrangements with current and former Dean Foods subsidiaries that were implemented in connection with the initial public offering, including the transition of sales of certain WhiteWave products from Morningstar in accordance with the transitional sales agreement.

Cost of sales — Cost of sales increased $117.5 million, or 9.3%, in 2013 compared to the prior year. The increase was primarily driven by higher sales volumes, but also due to higher commodity and other input costs and the transition of sales from Morningstar.

Gross profit — Gross profit margin increased to 34.7% in 2013 compared to 34.0% for the prior year. The increase was primarily driven by a favorable mix of products sold. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former wholly-owned subsidiaries of Dean Foods. The net profit from sales of WhiteWave products generated by Morningstar is reflected as transitional sales fees until Morningstar transferred responsibility for the sales to us.

Operating expenses — Operating expenses increased $48.9 million, or 10.3%, in 2013 compared to the prior year primarily due to higher sales and distribution costs as a result of higher volumes, coupled with an increase in warehousing and related distribution costs driven by capacity constraints. General and administrative expenses were also higher driven by additional headcount and employee related expenses, along with higher legal expenses.

Operating expenses for the year ended December 31, 2013 also included asset disposal and exit costs in the amount of $14.4 million related to the sale of the assets of the Company’s dairy farm located in Idaho.

Europe segment results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Year ended December 31,
	2013		2012
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change
Net sales	$418.1	100.0%	$368.0	100.0%	$50.1	13.6%
Cost of sales	248.3	59.4%	216.7	58.9%	31.6	14.6%

Gross profit	169.8	40.6%	151.3	41.1%	18.5	12.2%
Operating expenses	148.9	35.6%	127.6	34.7%	21.3	16.7%

Operating income	$20.9	5.0%	$23.7	6.4%	$(2.8)	(11.8)%

Net sales — Net sales increased $50.1 million, or 13.6%, in 2013 compared to the prior year. The increase was driven principally by volume growth in yogurt and non-soy drinks, led by almond which was introduced in the prior year. Currency translation also contributed to the increase. Volume growth in the Europe segment continues to be driven by strong performance in our core geographies in Northern Europe.

Cost of sales — Cost of sales increased $31.6 million, or 14.6%, in 2013 compared to the prior year driven by higher sales volumes and product mix, coupled with the impact of higher raw materials and co-packing costs, partially offset by cost reduction initiatives.

Gross profit — Gross profit margin decreased to 40.6% in 2013 compared to 41.1% for the prior year. This decrease was driven by higher input costs, along with increased co-packing costs driven by strong growth in non-soy drinks, partially offset by the impact of cost reduction initiatives.

Operating expenses — Operating expenses increased $21.3 million, or 16.7%, in 2013 compared to the prior year. The increase was driven by higher distribution expenses due to higher volumes, coupled with an increase in general and administrative costs driven by higher headcount. Additionally, operating expenses for the year ended December 31, 2013 also included a write-down of assets and liabilities held for sale in the amount of $9.8 million related to our intention to sell the SoFine soy-based meat-alternatives business that operates in The Netherlands.

Year ended December 31, 2012 compared to year ended December 31, 2011

Consolidated results

Total net sales — Total net sales by segment are shown in the table below.

	Year ended December 31,
(dollars in millions)	2012	2011	$ Change	% Change
North America	$1,921.4	$1,657.2	$264.2	15.9%
Europe	368.0	368.5	(0.5)	(0.1)%

Total	$2,289.4	$2,025.7	$263.7	13.0%

The change in total net sales was due to the following:

	Change in net sales 2012 vs. 2011
(in millions)	Volume	Pricing and product mix changes	Change
North America	$219.2	$45.0	$264.2
Europe	13.5	(14.0)	(0.5)

Total	$232.7	$31.0	$263.7

Total net sales — Consolidated total net sales increased $263.7 million, or 13.0%, in 2012 compared to the prior year. The increase was primarily driven by robust volume growth across the North America segment and was also favorably impacted by price increases implemented in response to higher commodity costs. Total net sales growth was negatively impacted by foreign currency translation.

Cost of sales — Cost of sales increased $144.1 million, or 10.7%, in 2012 compared to the prior year. The increase was primarily driven by sales volume growth, higher commodity and other input costs, particularly raw organic milk, and start-up costs incurred at our new Dallas, Texas manufacturing facility, partially offset by our cost reduction initiatives.

Gross profit — Gross profit margin increased to 35.1% in 2012 from 33.8% for the prior year. The increase was driven principally by a favorable mix of products sold, but was also augmented by higher pricing which more than offset the impact of higher commodity costs. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former Dean Foods subsidiaries. The net profit from sales of WhiteWave products generated by Morningstar is reflected as related party fees until those sales are transitioned to us.

Operating expenses — Operating expenses increased $108.3 million, or 19.6%, in 2012 compared to the prior year. This was driven by an increase in selling and distribution costs as a result of higher sales volume and increasing fuel costs. In addition, we experienced increased outside storage facility and related distribution costs at our North America segment driven by capacity constraints. We also continued to increase investments in marketing in support of our brands in both North America and Europe. General and administrative expenses increased $30.9 million, driven principally by $17.5 million of transaction costs related to our initial public offering and higher incentive-based compensation expense.

Income taxes — Income tax expense was $56.9 million, recorded at an effective tax rate of 33.6%, in 2012 compared to $52.1 million, a 31.3% effective tax rate, in 2011. Generally, our effective tax rate varies primarily based on our profitability level and the relative earnings of our segments. The 2012 effective tax rate increased from 2011 due to non-deductible transaction costs related to our initial public offering.

North America segment results

The following table presents certain financial information concerning our North America segment’s financial results:

	Year ended December 31,
	2012		2011
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change

Net sales	$1,807.4		$1,548.3		$259.1	16.7%
Net sales to related parties	109.5		108.9		0.6	0.6%
Transitional sales fees	4.5		—		4.5	n/m

Total net sales	1,921.4	100.0%	1,657.2	100.0%	264.2	15.9%
Cost of sales	1,268.8	66.0%	1,126.6	68.0%	142.2	12.6%

Gross profit	652.6	34.0%	530.6	32.0%	122.0	23.0%
Operating expenses	473.6	24.7%	392.8	23.7%	80.8	20.6%

Operating income	$179.0	9.3%	$137.8	8.3%	$41.2	29.9%

Total net sales — Total net sales increased $264.2 million, or 15.9%, in 2012 compared to the prior year, driven principally by volume growth in coffee creamers and beverages and plant-based foods and beverages. This growth was due to category growth, product innovation, and increased marketing investment, primarily in support of Silk PureAlmond almondmilk and International Delight Iced Coffee. Sales of our premium dairy products also increased compared to the prior year, despite lower volumes, as a result of higher pricing implemented in response to higher commodity costs.

Cost of sales — Cost of sales increased $142.2 million, or 12.6%, in 2012 compared to the prior year. The increase was primarily driven by sales volume growth and higher commodity and other input costs, as well as start-up costs incurred at our new Dallas, Texas manufacturing facility, partially offset by our cost reduction initiatives.

Gross profit — Gross profit margin increased to 34.0% in 2012 compared to 32.0% for the prior year. The increase was primarily driven by a favorable mix of products sold but was also augmented by higher pricing in premium dairy and coffee creamers and beverages which more than offset the impact of higher commodity costs. Gross margins also benefited modestly from the impact of the new commercial arrangements with current and former wholly-owned subsidiaries of Dean Foods. The net profit from sales of WhiteWave products generated by Morningstar is reflected as transitional sales fees until those sales are transitioned to us.

Operating expenses — Operating expenses increased $80.8 million, or 20.6%, in 2012 compared to the prior year primarily due to an increase in distribution expenses due to higher sales volumes and an increase in fuel costs. In addition, we experienced increased outside storage facility costs and related distribution costs driven by capacity constraints. We expect these costs to remain higher at least through the first half of 2013. Marketing expenses also increased in 2012 compared to the same period in the prior year in support of our new product innovation and brand building investments.

Europe segment results

The following table presents certain financial information concerning our Europe segment’s financial results:

	Year ended December 31,
	2012		2011
(dollars in millions)	Dollars	Percent	Dollars	Percent	$ Change	% Change

Net sales	$368.0	100.0%	$368.5	100.0%	$(0.5)	(0.1)%
Cost of sales	216.7	58.9%	214.7	58.3%	2.0	0.9%

Gross profit	151.3	41.1%	153.8	41.7%	(2.5)	(1.6)%
Operating expenses	127.6	34.7%	125.9	34.2%	1.7	1.4%

Operating income	$23.7	6.4%	$27.9	7.5%	$(4.2)	(15.1)%

Net sales — Net sales decreased $0.5 million, or 0.1%, in 2012 compared to the prior year. The decrease was driven by foreign currency translation. Excluding the impact of foreign currency translation, net sales grew mid-single digits, driven by volume growth, a favorable mix of products sold, and higher pricing implemented to offset higher commodity costs. The volume increase was led by strong growth in our yogurt products and was further augmented by sales of almond and hazelnut drinks that were introduced earlier this year. Net sales continued to be negatively impacted by the challenging economic environment in southern Europe.

Cost of sales — Cost of sales increased $2.0 million, or 0.9%, in 2012 compared to the prior year driven by volume growth and higher commodity costs, primarily for soybeans, sugar and packaging, which more than offset the impact of foreign currency translation.

Gross profit — Gross profit margin decreased to 41.1% in 2012 compared to 41.7% for the prior year due to higher commodity costs, partially offset by higher pricing and cost reduction initiatives.

Operating expenses — Operating expenses increased $1.7 million, or 1.4%, in 2012 compared to the prior year. Distribution expenses increased due to higher sales volumes and fuel cost increases. Marketing expenses were higher due to increased investments in consumer marketing in support of our new product launches. These increases were partially offset by the impact of foreign currency translation.

Liquidity and capital resources

Debt facilities

As of June 30, 2014, we had outstanding borrowings of $1.3 billion under our then existing $1.83 billion senior secured credit facilities, of which $975.0 million consisted of term loan borrowings and $333.6 million consisted of borrowings under the $850.0 million revolving portion of our senior secured credit facilities. We had $5.0 million in outstanding letters of credit issued under our revolving credit facility. We had additional borrowing capacity of approximately $511.4 million under our senior secured credit facilities. On August 29, 2014, we entered we into an amendment to the credit agreement governing our senior secured credit facilities to, among other things, extend maturities, reset our amortization requirements, increase borrowing capacity under our revolving credit facility and create additional financial flexibility. As amended, the $2.0 billion credit agreement consists of: (i) a $1.0 billion revolving credit facility, (ii) a $250.0 million, 5-year Term Loan A-1 facility and (iii) a $750.0 million, 7-year Term Loan A-2 facility. Amounts outstanding under our revolving credit facility will vary over time depending on our financial covenants and operating performance.

Alpro has maintained a revolving credit facility not to exceed €10 million ($13.7 million) (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. The subsidiary revolving credit facility is available for working capital and other general corporate purposes of Alpro and for the issuance of up to €10 million ($13.7 million) (or its currency equivalent) of letters of credit.

See “Description of other indebtedness” for additional information regarding our outstanding indebtedness, including our senior secured credit facilities.

Liquidity

Based on current and anticipated level of operations, we believe that our cash on hand, together with operating cash flows, and amounts expected to be available under our senior secured credit facilities, will be sufficient to meet our anticipated liquidity needs over the next twelve months. Our anticipated uses of cash include capital expenditures, working capital needs, other general corporate purposes, and financial obligations such as payments under our senior secured credit facilities. We may evaluate and consider strategic acquisitions, divestitures, joint ventures, and stock repurchases, as well as other transactions to create stockholder value and enhance financial performance. Such transactions may require cash expenditures by us or generate proceeds for us.

As of June 30, 2014, $65.3 million of our total cash on hand of $66.0 million was domiciled in foreign locations. We currently anticipate permanently reinvesting our foreign earnings outside the U.S.

Capital resources

For 2014, we expect to invest a total of approximately $275 million in capital expenditures primarily to continue to increase manufacturing and warehousing capacity to support our growth. We also expect to make additional investments in our new Chinese joint venture, in addition to the $47.3 million we contributed in the first quarter of 2014 in connection with the Yashili acquisition, as well as additional investments to support start-up and commercialization of the joint venture. We expect annual cash interest to be approximately $30 million to $32 million based upon expected debt levels and current forward interest rates under our senior secured credit facilities, which excludes amortization of deferred financing fees of approximately $2.9 million. We also expect cash payments on our interest rate swaps to be approximately $18.3 million based on the notional amounts of the swaps and the forward LIBOR curve as of December 31, 2013. We anticipate that cash flows from operations and borrowings under our senior secured credit facilities will be sufficient to meet our capital requirements for the foreseeable future.

Our board of directors has authorized a share repurchase program, under which the Company may repurchase up to $150 million of its common stock. The primary purpose of the program is to offset dilution from the Company’s equity compensation plans, but the Company also may make discretionary purchases. Shares may be repurchased under the program from time to time in one or more open market or other transactions, at the discretion of the Company, subject to market conditions and other factors. The authorization to repurchase shares will end when the Company has repurchased the maximum amount of shares authorized, or the Company’s Board of Directors has determined to discontinue such repurchases. To date, no shares have been repurchased under the share repurchase program.

Historical cash flow

Six months ended June 30, 2014 compared to six months ended June 30, 2013

The following table summarizes our cash flows from operating, investing, and financing activities:

	Six Months Ended June 30,
(in millions)	2014	2013	Change

Net cash flows from:
Operating activities	$117.7	$55.7	$62.0
Investing activities	(790.4)	8.9	(799.3)
Financing activities	636.9	(59.8)	696.7
Effect of exchange rate changes on cash and cash equivalents	0.6	(2.1)	2.7

Net (decrease)/increase in cash and cash equivalents	$(35.2)	$2.7	$(37.9)

Operating activities

Net cash provided by operating activities was $117.7 million for the six months ended June 30, 2014 compared to $55.7 million for the six months ended June 30, 2013. The higher level of cash provided from operating activities in 2014 was primarily due to higher net income, including Earthbound Farm, and the impact of changes in the working capital accounts. In particular, in 2014, we experienced a more modest increase in accounts receivable driven by improved collection performance when compared to the prior year. In addition, the cash flow impact of changes in inventory levels in 2014 was favorable when compared to the prior year due to lower inventory requirements as a result of new production capacity investment in North America in 2014 as compared to the same period in 2013.

Investing activities

Net cash used in investing activities was $790.4 million for the six months ended June 30, 2014 compared to net cash provided by investing activities of $8.9 million for the six months ended June 30, 2013. The change was primarily driven by the purchase of Earthbound Farm and, to a lesser extent, a $86.8 million increase in payments for property, plant, and equipment. In addition, in the prior year, we received $60.0 million in proceeds from the sale of certain assets in connection with Dean Foods’ disposition of Morningstar.

Financing activities

Net cash provided by financing activities was $636.9 million for the six months ended June 30, 2014 compared to net cash used of $59.8 million for the six months ended June 30, 2013. The increase was principally driven by $615.0 million of new borrowings related to the Earthbound Farm acquisition.

Year ended December 31, 2013 compared to year ended December 31, 2012

The following table summarizes our cash flows from operating, investing, and financing activities:

	Year ended December 31,
(in millions)	2013	2012	Change

Net cash flows from:
Operating activities	$184.9	$239.1	$(54.2)
Investing activities	(39.4)	(98.1)	58.7
Financing activities	(117.0)	(172.1)	55.1
Discontinued operations (operating, investing, and financing)	—	3.1	(3.1)
Effect of exchange rate changes on cash and cash equivalents	3.2	0.4	2.8

Net increase (decrease) in cash and cash equivalents	$31.7	$(27.6)	$59.3

Operating activities

Net cash provided by operating activities from continuing operations was $184.9 million for the year ended December 31, 2013 compared to $239.1 million for the year ended December 31, 2012. The change was primarily due to working capital changes, including an increase in accounts receivable driven by higher sales and the timing of receivables collections. In addition, the increase in payables and accrued expenses was more pronounced in the prior year due in large part to increased payroll accruals driven by incentive-based compensation.

Investing activities

Net cash used in investing activities from continuing operations was $39.4 million for the year ended December 31, 2013 compared to net cash used in investing activities of $98.1 million for the year ended December 31, 2012. The change was primarily driven by proceeds of $60.0 million from the sale of fixed assets to Morningstar and net $31.0 million from the sale of the Idaho farm, partially offset by higher capital expenditures in 2013.

Financing activities

Net cash used in financing activities from continuing operations was $117.0 million for the year ended December 31, 2013 compared to $172.1 million for the year ended December 31, 2012. Net cash used in 2012 was higher primarily due to net repayments of borrowings related to the debt acquired as a result of the Company’s initial public offering.

Year ended December 31, 2012 compared to year ended December 31, 2011

The following table summarizes our cash flows from operating, investing, and financing activities:

	Year ended December 31,
(in millions)	2012	2011	Change

Net cash flows from:
Operating activities	$239.1	$221.5	$17.6
Investing activities	(98.1)	(126.0)	27.9
Financing activities	(172.1)	(87.1)	(85.0)
Discontinued operations (operating, investing, and financing)	3.1	18.3	(15.2)
Effect of exchange rate changes on cash and cash equivalents	0.4	(3.5)	3.9

Net increase (decrease) in cash and cash equivalents	$(27.6)	$23.2	$(50.8)

Operating activities

Net cash provided by operating activities from continuing operations was $239.1 million for the year ended December 31, 2012 compared to $221.5 million for the year ended December 31, 2011. The change was primarily due to the combined effect of an increase in net income and the net year-over-year changes in current liabilities.

Investing activities

Net cash used in investing activities from continuing operations was $98.1 million for the year ended December 31, 2012 compared to $126.0 million for the year ended December 31, 2011. The change was primarily driven by higher capital expenditures in the prior year associated with the investment in our new manufacturing facility in Dallas, Texas.

Financing activities

Net cash used in financing activities from continuing operations was $172.1 million for the year ended December 31, 2012 compared to $87.1 million for the year ended December 31, 2011. The change was primarily due to a decrease in proceeds received, net of payments made, related to the Dean Foods’ receivables-backed facility and an increase in net distributions to Dean Foods. We also paid $12.4 million of deferred financing fees in 2012 related to our then outstanding senior secured credit facilities.

Contractual obligations and other long-term liabilities

In the normal course of business, we enter into contracts and commitments that obligate us to make payments in the future. The table below summarizes our obligations for indebtedness, purchase, lease, and other contractual obligations at December 31, 2013, and includes the additional amounts borrowed under our senior secured credit facilities related to the acquisition of Earthbound Farm on January 2, 2014.

	Payments Due by Period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Senior secured credit facilities(1)	$1,276,990	$20,000	$52,500	$494,490	$710,000
Purchase obligations(2)	1,277,339	570,189	533,975	156,415	16,760
Operating leases(3)	69,604	20,582	24,735	14,403	9,884
Benefit payments(4)	17,009	750	25	1,006	15,228
Interest payments(5)	175,515	44,730	77,195	39,603	13,987

Total(6)	$2,816,457	$656,251	$688,430	$705,917	$765,859

(1)	Includes the term loan A-3 facility in the amount of $500 million and $115 million under the revolving credit facility, which was borrowed to fund the Earthbound Farm acquisition on January 2, 2014.

(2)	Primarily represents commitments to purchase minimum quantities of raw materials used in our production processes, including diesel fuel, soybeans, and organic raw milk. We enter into these contracts from time to time to ensure a sufficient supply of raw materials. In addition, we have contractual obligations to purchase various services that are part of our production process.

(3)	Represents future minimum lease payments under non-cancelable operating leases related to our distribution fleet, corporate offices, and certain of our manufacturing and distribution facilities. See Note 16 to our audited consolidated financial statements incorporated by reference in this prospectus supplement for more detail about our lease obligations.

(4)	Represents expected future benefit obligations of $17.0 million related to the Company sponsored pension plans. In addition to our Company-sponsored plans, we participate in one multiemployer defined benefit plan. The cost of this plan is equal to the annual required contributions determined in accordance with the provisions of negotiated collective bargaining arrangements. These costs were approximately $1.7 million, $1.7 million, and $1.6 million during the years ended December 31, 2013, 2012, and 2011, respectively; however, the future cost of the multiemployer plan is dependent upon a number of factors, including the funded status of the plan, the ability of other participating companies to meet ongoing funding obligations, and the level of our ongoing participation in this plan. Because the amount of future contributions we would be contractually obligated to make pursuant to this plan cannot be reasonably estimated, such amounts have been excluded from the table above. See Note 15 to our audited consolidated financial statements incorporated by reference in this prospectus supplement.

(5)	Includes expected cash payments of $44.9 million on our interest rate swaps based on the notional amounts of the swaps and the forward LIBOR curve at December 31, 2013 and interest on our variable rate debt of $130.6 million based on the rates in effect at December 31, 2013. Interest that may be due in the future on the variable rate portion of our senior secured credit facilities will vary based on the interest rate in effect at the time and the borrowings outstanding at the time. Future interest payments on our interest rate swaps will vary based on the interest rates in effect at each respective settlement date. Excluded from the table above are expected cash receipts related to the interest rate swaps.

(6)	The table above excludes our liability for uncertain tax positions of $4.3 million because the timing of any related cash payments is unknown at this time.

Critical accounting policies

The process of preparing our financial statements in conformity with generally accepted accounting principles requires the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and judgments are based on historical experience, future expectations, and other factors and assumptions we believe to be reasonable under the circumstances. The most significant estimates and judgments are reviewed on an ongoing basis and are revised when necessary. Actual amounts may differ from these estimates and judgments. A summary of our significant accounting policies is contained in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement.

Goodwill and intangible assets

Our goodwill and intangible assets result primarily from acquisitions and primarily include trademarks with finite lives and indefinite lives and customer-related intangible assets. Perpetual trademarks and goodwill are evaluated for impairment annually in the fourth quarter and on an interim basis when circumstances arise that indicate a possible impairment to ensure that the carrying value is recoverable. A perpetual trademark is impaired if its book value exceeds its estimated fair value. Goodwill is evaluated for impairment if we determine that it is more likely than not the book value of its reporting unit exceeds its estimated fair value. Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

Considerable management judgment is necessary to initially value intangible assets upon acquisition and to evaluate those assets and goodwill for impairment going forward. We determine fair value using widely accepted valuation techniques, including discounted cash flows, market multiples analyses, and relief from royalty analyses. Assumptions used in our valuations, such as forecasted growth rates and our cost of capital, are consistent with our internal projections and operating plans. We believe that a trademark has an indefinite life if it has a history of strong sales and cash flow performance that we expect to continue for the foreseeable future. If these perpetual trademark criteria are not met, the trademarks are amortized over their expected useful lives. Determining the expected life of a trademark requires considerable management judgment and is based on an evaluation of a number of factors including the competitive environment, trademark history, and anticipated future trademark support.

We believe the assumptions used in valuing our reporting units and in our impairment analysis are reasonable, but variations in any of the assumptions may result in different calculations of fair values that could result in a material impairment charge. Based on the baseline valuation performed in 2011, the fair value of each of our reporting units exceeds its related carrying value by approximately $1.2 billion or 106.7% and $193 million or 46.4% for the WhiteWave and Alpro reporting units, respectively. The results of our qualitative assessment conducted in 2012 and 2013 did not indicate that it was more likely than not that the fair value of any of our reporting units was less than its carrying amount. Thus, we did not record an impairment. We can provide no assurance that we will not have impairment charges in future periods as a result of changes in our operating results or our assumptions.

We believe the assumptions used in valuing our indefinite-lived trade names and in our impairment analysis are reasonable, but variations in any of the assumptions may result in different calculations of fair values that could result in a material impairment charge. Based on the baseline valuation performed in 2012, the fair value of each of our trade names exceeds its related carrying value by approximately $551.5 million or 212.4% and $62.7 million or 68.8% for the WhiteWave and Alpro reporting units’ trade names, respectively. The results of our qualitative assessment conducted in 2013 did not indicate that it was more likely than not that the fair value of any of our trade names was less than its carrying amount. Thus, we did not record an impairment. We can provide no assurance that we will not have impairment charges in future periods as a result of changes in our operating results or our assumptions.

Revenue recognition, sales incentives and trade accounts receivable

We routinely offer sales incentives and discounts through various regional and national programs to our customers and to consumers. These programs include rebates, shelf-price reductions, in-store display incentives, coupons, and other trade promotional activities. These programs, as well as amounts paid to customers for shelf-space in retail stores, are considered reductions in the price of our products and thus are recorded as reductions to gross sales. Some of these incentives are recorded by estimating incentive costs based on our historical experience and expected levels of performance of the trade promotion. We maintain liabilities at the end of each period for the estimated incentive costs incurred but unpaid for these programs, which are recorded as a reduction in our trade accounts receivable balance. Differences between estimated and actual incentive costs are normally not material and are recognized in earnings in the period such differences are determined. This process for analyzing and settling trade promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates.

Share-based compensation

There are certain employees with various forms of share-based payment awards for which we recognize compensation costs for these awards based on their fair values. The fair values of certain awards are estimated on the grant date using the Black-Scholes option pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. The expected term was based on the assumption used by the Company’s peers, as we did not have relevant company-specific history as a separately-traded company. The expected volatility was based on the historic volatility for each of the peers. After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation costs to be recognized in the operating results over the service period of the award. The forfeiture assumption is based on its historical pre-vesting cancellation experience. Key assumptions are described in further detail in Note 13 to our audited consolidated financial statements incorporated by reference in this prospectus supplement.

Property, plant, and equipment

We perform impairment tests on our property, plant, and equipment when circumstances indicate that their carrying value may not be recoverable. Indicators of impairment could include significant changes in business environment or planned closure of a facility. Our property, plant, and equipment totaled $659.7 million as of December 31, 2013. In connection with asset disposal activity, we recorded an impairment charge in the amount of $20.9 million in the year ended December 31, 2013. See Note 3 to our audited consolidated financial statements incorporated by reference in this prospectus supplement. There were no impairment charges recorded in the years ending December 31, 2012, and 2011, respectively.

Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate asset useful lives and future cash flows. If actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

Income taxes

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We record a liability for uncertain tax positions to the extent a tax position taken or expected to be taken in a tax return does not meet certain recognition or measurement criteria. Considerable management judgment is necessary to assess the inherent uncertainties related to the interpretations of complex tax laws, regulations, and taxing authority procedures and rulings, as well as to the expiration of statutes of limitations in the jurisdictions in which we operate. Our judgments and estimates concerning uncertain tax positions may change as a result of the evaluation of new information, such as the outcome of tax audits or changes to, or further interpretations of, tax laws and regulations. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

A valuation allowance is recorded against a deferred tax asset if it is not more likely than not that the asset will be realized. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income, the remaining years available for net operating loss carryforwards, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Recent accounting pronouncements

New accounting guidance that we have recently adopted, as well as accounting guidance that has been recently issued but not yet adopted by us, are included in Note 2 to our audited consolidated financial statements incorporated by reference in this prospectus supplement.

Description of other indebtedness

Senior secured credit facilities

We and certain of our subsidiaries, as guarantors, entered into a credit agreement on October 12, 2012, with Bank of America, N.A., as administrative agent, which governs our senior secured credit facilities. After giving effect to the amendment to the credit agreement we entered into on August 29, 2014, the senior secured credit facilities consist of the $250.0 million Term Loan A-1 facility, the $750.0 million Term Loan A-2 facility and the $1.0 billion revolving credit facility. The scheduled maturity of the Term Loan A-1 facility and our revolving credit facility is August 29, 2019, and the scheduled maturity of the Term Loan A-2 facility is August 29, 2021. The senior secured credit facilities permit us to increase commitments under the revolving credit facility and loans under each of our term loan credit facilities in an aggregate principal amount not to exceed $500.0 million, subject to customary terms and conditions. As of September 10, 2014, we had outstanding borrowings of approximately $1.29 billion under our senior secured credit facilities, of which $1.0 billion consisted of borrowings under the term loan credit facilities and $291.4 million consisted of borrowings under the revolving credit facility which are being repaid in full with a portion of the net proceeds from this offering.

Interest is payable under our senior secured credit facilities at a rate equal to the LIBOR rate or the base rate, in each case, plus an applicable margin to be determined based on our consolidated net leverage ratio. Borrowings under our senior secured credit facilities currently bear interest at a rate of LIBOR plus 1.75% per annum for each of the Term Loan A-1 facility and the revolving credit facility and LIBOR plus 2.00% per annum for the Term Loan A-2 facility.

Our senior secured credit facilities are guaranteed by each of our current and future direct and indirect wholly-owned subsidiaries, other than (i) unrestricted subsidiaries, (ii) certain immaterial subsidiaries, (iii) foreign subsidiaries, any domestic subsidiary of a foreign subsidiary, and certain domestic holding companies of foreign subsidiaries, and (iv) certain special purpose entities, and are secured by a first priority security interest (subject to permitted liens) on substantially all of our assets and the assets of the guarantors.

We may voluntarily prepay loans under the term loan facilities and the revolving credit facility and reduce the unutilized portion of the revolving credit facility, in whole or in part without premium or penalty, subject to redeployment costs in the case of prepayment of LIBOR borrowings other than on the last day of the relevant interest period. We are required to repay (i) outstanding revolving loans (and cash-collateralize outstanding letters of credit) to the extent that such loans, unreimbursed letter of credit drawings and outstanding letters of credit exceed the revolving commitments in an amount equal to such excess and (ii) the term loan credit facilities with 100% of the net cash proceeds of certain asset sales and recovery events, subject to customary reinvestment provisions. We are also required to repay, in quarterly installments, (i) the following principal amounts on the Term Loan A-1 facility: $3.1 million on December 31, 2014, $12.5 million in 2015, $14.1 million in 2016, $18.8 million in 2017, $20.3 million in 2018, and $12.5 million in the first two quarters of 2019, with the balance at maturity and (ii) 0.25% of the original principal amount of the Term A-2 Loan in equal quarterly installments, with the initial installment due on December 31, 2014.

Our senior secured credit facilities contain certain affirmative and negative covenants (subject to exceptions, materiality thresholds and baskets) including, without limitation, negative covenants that limit our and our restricted subsidiaries’ ability to incur additional debt, grant liens on assets, make loans, acquisitions or other investments, dispose of assets, make optional payments on subordinated debt, pay dividends, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our restricted subsidiaries’ ability to pay dividends or grant liens, and engage in transactions with affiliates.

Our senior secured credit facilities also include the following financial covenants: (a) a maximum consolidated net leverage ratio of 4.00 to 1.00, which steps down to 3.75 to 1.00 beginning with the fiscal quarter ended

March 31, 2016; provided that upon consummation of this offering, such maximum ratio will increase to 5.00 to 1.00, (b) a minimum consolidated interest coverage ratio set at 3.00 to 1.00, and (c) upon consummation of the this offering, a maximum senior secured net leverage ratio of 4.00 to 1.00, which steps down to 3.75 beginning with the fiscal quarter ended March 31, 2016.

Our senior secured credit facilities contain certain events of default, including, without limitation (subject to customary grace periods and materiality thresholds) events of default upon (i) the failure to make payments under the senior secured credit facilities, (ii) violation of covenants, (iii) incorrectness of representations and warranties, (iv) cross default to other material indebtedness, (v) bankruptcy events, (vi) material monetary judgments, (vii) certain matters arising under pension laws, (viii) the actual or asserted invalidity of any loan documents relating to the senior secured credit facilities and (ix) the occurrence of a change of control. Upon the occurrence of certain events of default, the obligations under the senior secured credit facilities may be accelerated and the commitments may be terminated.

Alpro revolving credit facility

Alpro has maintained a revolving credit facility not to exceed €10 million ($13.7 million) (or its currency equivalent). The facility is unsecured and is guaranteed by various Alpro subsidiaries. The subsidiary revolving credit facility is available for working capital and other general corporate purposes of Alpro and for the issuance of up to €10 million ($13.7 million) (or its currency equivalent) of letters of credit. At June 30, 2014, there were no outstanding borrowings under this facility. Principal payments, if any, are due under the subsidiary revolving credit facility upon maturity on December 9, 2014.

Description of the notes

The WhiteWave Foods Company (“WhiteWave”) will issue the Notes under an indenture between itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, to be dated as of the issue date, among WhiteWave, the Guarantors party thereto and the Trustee, for the Notes (as supplemented, the “Indenture”).

Certain terms used in this description are defined under the subheading “—Certain definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to WhiteWave and not to any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Indenture, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where you can find more information.”

Brief description of the Notes

These Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future subordinated indebtedness of the Issuer; and

•	will be guaranteed by each Guarantor on a senior basis.

Principal, maturity and interest

The Issuer will issue the Notes initially with a maximum aggregate principal amount of $350.0 million. The Issuer will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000. The Notes will mature on                     , 2022. We are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the notes,” references to the Notes include any Additional Notes actually issued.

Interest on these Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on                      and                     , commencing on                     , 2015. We will make each interest payment to the holders of record of these Notes on the immediately preceding                      and                     .

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

Before                     , 2017, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount ) of     %, plus accrued and unpaid interest, if any, to the

redemption date, with an amount not to exceed the Net Cash Proceeds from one or more Equity Offerings; provided that

(1)	at least 50% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and

(2)	each such redemption occurs within 180 days after the date of the related Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice, may, at the Issuer’s discretion, be subject to the completion of the related Equity Offering.

We will be entitled, at our option, to redeem all or a portion of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date the present value of all required remaining scheduled interest payments due on such Note through and including                     , 2022 computed using a discount rate equal to the Adjusted Treasury Rate. The Issuer will (a) calculate the Adjusted Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Adjusted Treasury Rate and showing the calculation of each in reasonable detail.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after                     , 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to                     , 2022, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                     , 2022.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors and assigns, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns and Morgan Stanley & Co. LLC and its successors and assigns.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed.

Selection and notice of redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or, in the case of Global Notes, in accordance with the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

No sinking fund; Open market purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control triggering event.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

Each Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under these Notes. The obligations of each Guarantor under its Guaranty are designed to be limited as necessary to prevent such Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Guaranty from constituting a fraudulent conveyance. In addition, if a Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guaranties and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guaranty could be reduced to zero. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guaranties, and if that occurs, you may not receive payments on the notes.”

Each Guarantor that makes a payment under its Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Guaranty of a Guarantor will be released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of a Guarantor;

(3)	at such time as such Guarantor no longer provides a guarantee of indebtedness under the Credit Agreement or any Material Indebtedness of the Issuer;

(4)	upon the defeasance of the Notes, as provided under “—Defeasance”; or

(5)	as described under “—Amendments and waivers,”

in the case of clause (1) or (2), other than to the Issuer or a Subsidiary of the Issuer and as permitted by the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Guaranties will be senior unsecured obligations and will rank equally in right of payment with all other unsecured unsubordinated indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of June 30, 2014, on an as adjusted basis after giving effect to this offering and the application of the net proceeds from the offering in the manner described under “Use of proceeds,” the Issuer and the Guarantors would have had $1.372 billion aggregate principal amount of indebtedness outstanding (excluding unused commitments), comprising indebtedness represented by the Notes, $1.0 billion of secured indebtedness outstanding under the Credit Agreement and $22.0 million of capital leases. In addition, as of June 30, 2014, after giving effect to this offering, the application of the net proceeds from this offering in the manner described under “Use of proceeds,” the Issuer and the Guarantors would have been able to incur an additional $995.0 million of secured indebtedness under the Credit Agreement.

The Notes and the Guaranties are unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured indebtedness and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such indebtedness or other obligations.

The Indenture contains no limitations on the amount of additional indebtedness that the Issuer and the Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain covenants—Limitation on liens,” such indebtedness may be secured indebtedness.

A substantial portion of our operations is conducted through our Subsidiaries. Guaranties may be released under certain circumstances. In addition, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries and joint ventures, including trade creditors and creditors holding indebtedness or guaranties issued by such non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer, including holders of the Notes, even if such claims do not constitute unsubordinated indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

As of June 30, 2014, our non-guarantor Subsidiaries had $183.5 million of total liabilities, including debt and trade payables but excluding intercompany liabilities, and represented in the aggregate approximately 22% of our consolidated total assets. The Indenture does not limit the incurrence of unsecured indebtedness by our Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances that constitute or may constitute such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain covenants—Limitation on liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

Holders may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk factors—Risks related to the notes—We may not be able to repurchase all of the notes upon a change of control triggering event.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

A “Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer;

(2)	individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(4)	the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer becomes a direct or indirect Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Issuer and (c) upon completion of such transaction, the ultimate beneficial ownership of the Issuer has not been modified by such transaction.

Certain covenants

Consolidation, merger, sale or conveyance

(a)	The Indenture provides that the Issuer may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the successor or transferee entity, if other than the Issuer, is a Person (if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer;

•

immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•

the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer as obligor on the Notes with the same effect as if it had been named in the indenture as the Issuer.

(b)	No Guarantor may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the successor or transferee entity, if not a Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its Guaranty; provided, however, that the foregoing shall not apply in the case of a Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

•

immediately after giving effect to the transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•

the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

Limitation on liens

The Issuer will not, and will not permit any Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Lien upon (a) any Principal Property of the Issuer or such Subsidiary, or (b) any shares of Capital Stock issued by any Subsidiary of the Issuer that owns any Principal Property, without effectively providing concurrently that the Notes then outstanding under the Indenture are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)	Liens on any property existing at the time of the acquisition thereof;

(2)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Issuer or a Subsidiary of the Issuer; provided that any such Lien does not extend to any property owned by the Issuer or any Subsidiary of the Issuer immediately prior to such merger, consolidation, sale, lease or disposition;

(3)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer;

(4)	Liens in favor of the Issuer or a Subsidiary of the Issuer;

(5)	Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6)	Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7)

Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided, further, that this clause (7) shall not include Liens securing the Credit Agreement or any extension, renewal, replacement or refunding thereof; and

(8)	Liens securing hedging obligations entered into in the ordinary course of business.

Notwithstanding the restrictions described above, the Issuer and any Subsidiaries of the Issuer may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(A)	the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(8) of the immediately preceding paragraph) plus

(B)	all Attributable Debt of the Issuer and the Subsidiaries of the Issuer in respect of Sale/Leaseback Transactions with respect to Principal Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under “—Limitation on sale/leaseback transactions” below)

would not exceed the greater of (x) $2.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 4.25 to 1.0.

Limitation on sale/leaseback transactions

The Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale/Leaseback Transaction is solely with the Issuer or another Subsidiary of the Issuer;

(2)	the lease is for a period not in excess of 36 months (or which may be terminated by the Issuer or such Subsidiary), including renewals;

(3)	the Issuer or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(8) of the second paragraph under the heading “—Limitation on liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Principal Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)	the Issuer or such Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (a) the retirement of Notes, other Funded Debt of the Issuer ranking on a parity with the Notes (or the Guaranties of the Notes) or Funded Debt of a Subsidiary of the Issuer, (b) the purchase of one or more Principal Properties; or (c) a combination thereof; or

(5)

(a) the Attributable Debt of the Issuer and Subsidiaries of the Issuer in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b) the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(8) of the second paragraph under the heading “—Limitation on liens”) that do not equally and ratably secure the outstanding Notes (or secure the outstanding Notes on a basis that is prior to other Debt secured thereby), would not exceed the greater of (x) $2.5 billion and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 4.25 to 1.0.

Future guarantors

On the Issue Date, each of the Issuer’s Subsidiaries that is a guarantor of the Issuer’s Debt under the Credit Agreement will execute and deliver to the Trustee a Guaranty Agreement pursuant to which each such Subsidiary will fully and unconditionally guarantee the Notes on an unsecured, senior basis. After the Issue Date, the Issuer will cause each Subsidiary of the Issuer that provides a guarantee of indebtedness under the Credit Agreement or guarantees any Material Indebtedness of the Issuer to, within 30 days of the incurrence of such guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC, to the extent permitted, and make available to the Trustee and noteholders within 15 days after it files them with the SEC such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified in the SEC rules and regulations and applicable to the Issuer; provided, however, that if the Issuer is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Issuer will make available such information to the Trustee and noteholders within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act as a U.S. corporation that is a non-accelerated filer plus any grace period provided by Rule 12b-25 under the Exchange Act. The Trustee shall have no responsibility to ensure that such filing has occurred. The Issuer will be deemed to have furnished such reports referred to in this section to the Trustee and the noteholders if the Issuer has filed such reports with the SEC via the EDGAR filing system or has made available such reports on its website and such reports are publicly available.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer or any Guarantor to comply with its obligations under “—Certain covenants—Consolidation, merger, sale or conveyance” for 30 days;

(4)	the failure by the Issuer or any Guarantor, as the case may be, to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of control triggering event” (other than a failure to purchase Notes) or under “—Certain covenants” under “—Limitation on liens,” “—Limitation on sale/leaseback transactions” or “—Future guarantors”;

(5)	the failure by the Issuer to comply for 120 days after notice with any of its obligations in the covenant described above under “—SEC reports”;

(6)	the failure by the Issuer or any Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(7)	Debt of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $50.0 million (the “cross acceleration provision”);

(8)	certain events of bankruptcy, insolvency or reorganization of the Issuer, any Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(9)	any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $50.0 million is entered against the Issuer, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(10)	a Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4), (5), (6) and (9) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (7), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is actually known to the Trustee, the Trustee must mail by first-class mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional redemption”;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or Guaranty that would adversely affect the noteholders; or

(9)	make any change in any Guaranty that would adversely affect the noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuer, the Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guarantees with respect to the Notes, including any Guaranties, or to secure the Notes;

(5)	to add to the covenants of the Issuer or any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(6)	to make any change that does not materially adversely affect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, Guaranties or the Notes to any provision of this “Description of the notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes; or

(9)	to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our and each Guarantor’s obligations under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of control triggering event” and under the covenants described under “—Certain covenants” (other than the covenant described under “—Consolidation, merger, sale or conveyance”), the operation of the cross acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and our Guarantor’s obligations under the Guaranties and the Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (7), (8) (with respect only to Significant Subsidiaries) or (9) under “—Defaults” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations in an amount sufficient, confirmed, certified or attested by an independent financial advisor, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including, in the case of legal defeasance only, delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association is to be the Trustee under the Indenture. We have appointed the Trustee as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture, the Notes and the Guaranties will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by the Issuer or any Guarantor, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain covenants—Limitation on liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock of the Issuer.

“Consolidated Interest Expense” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP): (1) all interest in respect of Debt (including the interest component of synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products) accrued during such period (whether or not actually paid during such period) determined after giving effect to any net payments made or received under interest rate Swap Contracts, minus (2) the sum of (a) all interest income during such period and (b) to the extent included in clause (1) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including write-offs or amortization of fees and expenses related to Permitted Receivables Financings), and amounts paid (or plus any amounts received) on early terminations of Swap Contracts plus (c) the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing.

“Consolidated Net Income” means, for any period, the net income after taxes for such period of the Issuer and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Tangible Assets” means the aggregate amount of assets on a consolidated basis excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other intangible assets, all as set forth on the books and records of the Issuer and its Subsidiaries and computed in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) the aggregate amount of Funded Debt of the Issuer and its Subsidiaries then outstanding that is secured by Liens as of such date of determination, less (b) cash and cash equivalents of the Issuer and its Subsidiaries, to (2) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or discharges of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Issuer and shall not be required to be made in accordance with Regulation S-X promulgated by the SEC) and any acquisitions or dispositions of businesses or assets since the beginning of such four consecutive fiscal quarter period; provided, however, that for purposes of calculating the amount under clause (1)(a) above on any date of determination, amounts of revolving credit indebtedness committed pursuant to any Credit Facility that may be incurred by the Issuer or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit indebtedness, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with the covenant described under “—Certain covenants—Limitation on liens”).

“Credit Agreement” means the Credit Agreement, dated as of October 12, 2012, among the Issuer, certain Subsidiaries of the Issuer, as guarantors, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, the other lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guaranties and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Credit Facility” means, with respect to the Company or any Guarantor, one or more debt facilities, including the Credit Agreement, or other financing arrangements providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Debt” means any indebtedness for money borrowed.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Change of control triggering event”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is organized under the laws of any state of the United States or the District of Columbia other than a Subsidiary of the type described in clause (2) of the definition of “Foreign Subsidiary.”

“EBITDA” for any period means Consolidated Net Income for such period plus (1) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(a)	Consolidated Interest Expense,

(b)	provision for taxes based on income, profits or capital of the Issuer and its Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(c)	depreciation and amortization expense and other non-cash charges, expenses or losses (except for any such expense that requires accrual of a reserve for anticipated future cash payments for any period),

(d)	(i) pro forma cost savings resulting from non-recurring charges related to any acquisition or disposition as permitted pursuant to Regulation S-X of the Exchange Act and (ii) the amount of pro forma cost savings and operating expense reductions that are reasonably expected to result over the next succeeding four fiscal quarter period as a result of, or in connection with, acquisitions or dispositions consummated during such period, provided that (A) such cost savings and operating expense reductions are identifiable, quantifiable and factually supportable, (B) the aggregate amount of such cost savings and operating expense reductions added pursuant to this clause (d)(ii) during such period shall not exceed an amount equal to 5% of EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (d)(ii)) and (C) such pro forma cost savings and operating expenses shall only be added back for the four fiscal quarters following the applicable acquisition or disposition, and in each case described in this clause (d), no cost savings or operating expense reductions shall be added pursuant to this clause (d) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period,

(e)	non-recurring, cash charges, expenses or losses not exceeding $10,000,000 in any four fiscal quarter period,

(f)	any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition,

(g)	the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including any write-offs or amortization of fees and expenses related to Permitted Receivables Financings),

(h)	any extraordinary or unusual charges or expenses (including amounts paid on early terminations of Swap Contracts),

(i)	non-cash losses from foreign exchange translation adjustments or Swap Contracts during such period,

(j)	the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or early extinguishment of Debt to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R “Business Combinations” but are required under such statement to be expensed currently, minus

(2)	the following to the extent included in the determination of Consolidated Net Income for such period, without duplication: (a) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Contracts during such period (but excluding any non-cash credits, income or gains that represent an accrual in the ordinary course), (b) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Contracts), and (c) any federal, state, local and foreign income tax credits.

“Equity Offering” means any primary offering of Capital Stock of the Issuer (other than Disqualified Stock) to Persons who are not Subsidiaries of the Issuer other than (1) public offerings with respect to the Issuer’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Issuer or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of the Issuer that (1) is not organized under the laws of any state of the United States or the District of Columbia or (2) is organized under the laws of any state of the United States or the District of Columbia and is a Subsidiary of a Subsidiary described in the forgoing clause (1), (3) is organized under the laws of any state of the United States or the District of Columbia and substantially all the assets of which consist of, directly or indirectly, Capital Stock in one or more Subsidiaries described in clause (1), or (4) is organized under the laws of any State of the United States or the District of Columbia and substantially all the assets of which consist of, directly or indirectly, Capital Stock in one or more Subsidiaries described in clause (1) or clause (3).

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Except as otherwise provided herein, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Guaranty” means a guarantee by a Subsidiary of the Issuer’s obligations with respect to the Notes.

“Guaranty Agreement” means the Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

“Issue Date” means                     , 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Indebtedness” means Debt or obligations in respect of one or more Swap Contracts, of any one or more of the Issuer and its Subsidiaries in an aggregate principal amount exceeding $50.0 million. For purposes of determining Material Indebtedness, the “obligations” of the Issuer or any of its Subsidiaries in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Issuer or such Subsidiaries would be required to pay if such Swap Contract were terminated at such time.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer, reasonably satisfactory to the Trustee.

“Permitted Receivables Financing” means any one or more receivables financings in which (1) the Issuer or any of its Subsidiaries (a) sells (as determined in accordance with GAAP) any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable, rights to future lease payments or residuals (collectively, together with certain property relating thereto and the right to collections thereon and any proceeds thereof, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Issuer (with respect to any such transaction, the “Receivables Financier”), (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (c) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (2) the Issuer, any Guarantor or any Subsidiary of the Issuer sells, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (a) sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Receivables Financier, (b) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (c) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier; provided that (i) the aggregate Attributed Principal Amount for all such financings shall not at any time exceed $250.0 million and (ii) such financings shall not involve any recourse to the Issuer, any Guarantor or any Subsidiary of the Issuer for any reason other than (i) repurchases of non-eligible assets, (ii) indemnifications for losses other than credit losses related to the Transferred Assets or (iii) representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any of its Subsidiaries which the Issuer has determined in good faith to be customary in a receivables financing, including absorbing dilution amounts.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing, packaging, production or storage, in each case located in the United States, and owned or leased or to be owned or leased by the Issuer or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds 2.5% of the Consolidated Tangible Assets of the Issuer as shown on the consolidated balance sheet contained in the Issuer’s most recent financial statements filed with the SEC, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Issuer and its Subsidiaries, considered as one enterprise. In order to constitute a “Principal Property” under the formula set forth in the Indenture and using the Issuer’s consolidated balance sheet as of June 30, 2014, a property must have a book value of approximately $36.9 million. As of the date of this prospectus supplement, the Issuer and its Subsidiaries owned only three such Principal Properties.

“Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means (1) the ratings of the Notes are lowered by at least one of the Rating Agencies and (2) the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies, on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Issuer to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“Receivables Financier” has the meaning set forth in the definition of Permitted Receivables Financing.

“Receivables Financing SPC” means (1) a wholly-owned direct Subsidiary of the Issuer or a Guarantor which engages in no activities other than in connection with the financing of Transferred Assets pursuant to a Permitted Receivables Financing that meets the following criteria: (a) no portion of the indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guaranties of obligations (other than the principal of, and interest on, indebtedness)) pursuant to customary securitization undertakings, (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way (other than pursuant to customary securitization undertakings) or (iii) subjects any property or asset (other than the Transferred Assets) of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary securitization undertakings, (b) with which neither the Issuer nor any of its other Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Financing documentation (including with respect to fees payable in the ordinary course of business in connection with the servicing of the accounts receivable and related assets and the administration of the Receivables Financing SPC)) on terms less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Issuer (as determined by the Issuer in good faith), and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (2) and each general partner of any such Subsidiary described in clause (1) that meets all of the criteria set forth in clause (1).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Sale/Leaseback Transaction” means an arrangement relating to a Principal Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer or the Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Swap Contract” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement used to document transactions of the type specified in clause (1).

“Transferred Assets” has the meaning set forth in the definition of Permitted Receivables Financing.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

Book-entry, delivery and form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’

securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to investors,” unless that legend is not required by applicable law.

Same day settlement and payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

United States federal income tax considerations to non-U.S. holders

General

The following discussion is a summary of the U.S. federal income tax consequences generally applicable with respect to an investment in the notes by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or taxpayers subject to special treatment under U.S. federal income tax laws (including but not limited to U.S. expatriates, controlled foreign corporations, passive foreign investment companies, and partnerships (including entities treated as partnerships (or other pass-through entities) for U.S. federal income tax purposes)). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or non-U.S. taxation. In addition, this discussion deals only with the U.S. federal income tax consequences generally applicable to a holder that acquires the notes in the initial offering for cash at their issue price and holds the notes as capital assets.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions in effect as of the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those summarized below.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, ESTATE, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership (or an entity treated as a partnership) for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships holding the notes should consult their tax advisors concerning the U.S. federal income and other tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

Interest. No U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

•	such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership; and

•

either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof.

If all of the foregoing requirements are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of a Note. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note (except to the extent such amount is attributable to accrued interest, which will be taxable as described above), unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and such Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States (in which case the gain will be subject to tax as described below) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met (in which case the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition, which may be offset by certain U.S. source capital losses).

United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a treaty applies (and such Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the sale or other taxable disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). In addition, any such gain will not be subject to withholding tax and any such interest will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes.

Certain Withholding Rules. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a U.S. federal withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, notes held by or through certain “foreign financial institutions” (as specifically defined in the Code) (including investment funds), unless such institution (i) provides sufficient documentation evidencing an exemption from FATCA, (ii) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (iii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to U.S. federal withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Interest” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA) of any such plan, account or arrangement by reason of a plan’s investment in such entities (each of (i), (ii) and (iii), a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan (within the meaning of Section 3(21) of ERISA). Similar Laws may impose similar obligations and limitations on fiduciaries and interested parties with respect to Plans that are not subject to ERISA or the Code.

In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary of a Plan should consider, among other matters, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless a statutory or administrative exemption is available. Similar Laws may impose similar limitations on Plans that are not subject to ERISA or the Code. A party in interest or disqualified person who engages in a non-exempt prohibited transaction with an ERISA Plan may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer, an underwriter, or a guarantor is considered a “party in interest” or a “disqualified person” may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to provide relief for direct or indirect prohibited transactions resulting from the acquisition and/or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and

Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of an ERISA Plan involved in the transaction, and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes (and interests in the notes) should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code and will not constitute a similar violation of any applicable Similar Laws.

Representation

Accordingly, by purchasing and holding a note or any interest in a note, each purchaser and subsequent transferee of a note or any interest in a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or interests in the notes) constitutes assets of any Plan or (ii) neither the purchase nor the holding of the notes (or interests in the notes) by such purchaser or transferee will constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or breaches of fiduciary obligations, it is particularly important that fiduciaries, or other persons considering purchasing the notes or any interests in the notes (or holding or disposing of the notes or any interests in the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transaction and whether an exemption would be applicable to such transaction. Investors in the notes (or interests in the notes) have exclusive responsibility for ensuring that their purchase of the notes (or interests in the notes) does not violate the fiduciary or prohibited transaction rules of ERISA and the Code (and/or Similar Laws). The sale of any notes (or interests in the notes) by or to any Plan is in no respect a representation by the issuer or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or with respect to any particular Plan, or that such an investment is appropriate for such Plans generally or for any particular Plan.

Underwriting (conflicts of interest)

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement among us and the underwriters, we have agreed to sell to the underwriters named below, for which J.P. Morgan Securities LLC is acting as representative, and the underwriters have severally agreed to purchase from us, the following respective principal amounts of the notes:

Underwriters	Principal Amount of Notes

J.P. Morgan Securities LLC	$

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Mitsubishi UFJ Securities (USA), Inc.

Rabo Securities USA, Inc.

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Total		$350,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $1.6 million. We have agreed to reimburse the underwriters for the fees and disbursements of counsel to the underwriters in connection with the review of the terms of the sale of the notes and clearance of the offering by the Financial Industry Regulatory Authority, Inc. (“FINRA”) in an amount not to exceed $35,000 in the aggregate.

In the underwriting agreement, we have agreed that during the period from the date hereof through and until the date that is 60 days after the date of this prospectus supplement, we will not offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the issuer or any of the guarantors and having a tenor of more than one year without the prior consent of the representative of the underwriters.

In the underwriting agreement, we and the guarantors have agreed to jointly and severally indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflicts of interest

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the syndication agent and a lender under our senior secured credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps and short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Rabo Securities USA, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC will each receive more than 5% of the net proceeds of this offering in connection with the repayment of our existing senior secured credit facilities. See “Use of proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. This rule requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. Morgan Stanley & Co. LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Morgan Stanley & Co. LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Morgan Stanley & Co. LLC against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Rabo Securities USA, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC will not confirm sales of the debt securities to any account over which it exercises discretionary authority without the prior written approval of the customer.

Selling restrictions

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of notes which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•

in any circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules.

It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to prospective investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and units of notes and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Legal matters

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Experts

The financial statements of The WhiteWave Foods Company incorporated in this prospectus supplement by reference from the Current Report on Form 8-K dated September 11, 2014, and the effectiveness of The WhiteWave Foods Company’s internal control over financial reporting incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the allocation of expenses and debt from Dean Foods Company and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Earthbound Holdings I, LLC incorporated in this prospectus supplement by reference from The WhiteWave Foods Company’s Current Report on Form 8-K/A, dated September 11, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the January 2, 2014 acquisition of Earthbound Holdings I, LLC by The WhiteWave Foods Company). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.whitewave.com). The information on or accessible through our website is not incorporated by reference into this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC an automatically effective registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

Incorporation of certain documents by reference

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed on May 8, 2014 and August 7, 2014, respectively;

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the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 1, 2014, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Current Reports on Form 8-K filed on January 3, 2014, May 19, 2014, September 2, 2014 and September 11, 2014; and

•	our Current Reports on Form 8-K/A filed on January 8, 2014, March 20, 2014 and September 11, 2014.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K and exhibits furnished on such forms that relate to such items, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

(303) 635-4747

PROSPECTUS

The WhiteWave Foods Company

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

We may offer, issue and sell from time to time debt securities, which may be senior debt securities or subordinated debt securities, as well as secured or unsecured, and guarantees of debt securities by certain of our subsidiaries.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2014.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

Unless the context otherwise requires, all references to “WhiteWave,” the “Company,” “we,” “us,” and “our” may, depending on the context, refer to The WhiteWave Foods Company, to one or more of its consolidated subsidiaries or to The WhiteWave Foods Company and all of its subsidiaries taken as a whole.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell debt securities and related guarantees in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described herein under the heading “Where You Can Find More Information.”

RISK FACTORS

Investing in the debt securities involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2014, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, results of operations and cash flows.

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement on Form S-3, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.whitewave.com). The information on or accessible through our website is not incorporated by reference into this prospectus. In addition, you can inspect reports and other information we file at the office of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this

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information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed on May 8, 2014 and August 7, 2014, respectively;

•	our Current Reports on Form 8-K filed on January 3, 2014, May 19, 2014, September 2, 2014 and September 11, 2014;

•	our Current Reports on Form 8-K/A filed on January 8, 2014, March 20, 2014, September 11, 2014; and

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 1, 2014, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

The financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus, have been superseded by the financial statements included in the Current Report on Form 8-K filed on September 11, 2014 and, therefore, Deloitte & Touche LLP, our independent registered public accounting firm, has not reissued its opinion included in the Form 10-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

The WhiteWave Foods Company

1225 Seventeenth Street, Suite 1000

Denver, CO 80202

(303) 635-4747

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

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FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our industry, position, goals, strategy, future operations, future financial position, future revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, plans, and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements largely on our current expectations and estimates regarding future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly-changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements as predictions or guarantees of future events.

Any forward-looking statement made by us in this prospectus, any accompanying prospectus supplement or in any documents incorporated by reference herein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You should read this prospectus completely and refer to the documents incorporated by reference in this prospectus and any accompanying prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2013, in evaluating any statement made in this prospectus.

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OUR COMPANY

We are a leading consumer packaged food and beverage company focused on high-growth product categories that are aligned with emerging consumer trends. We manufacture, market, distribute, and sell branded plant-based foods and beverages, coffee creamers and beverages, premium dairy and organic greens and produce products throughout North America and Europe.

Our principal office is located at 1225 Seventeenth Street, Suite 1000, Denver, CO 80202, and our telephone number at that address is (303) 635-4500. We maintain a website at www.whitewave.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the debt securities as set forth in the applicable prospectus supplement.

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RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to combined fixed charges for the last five fiscal years ended December 31 and the six months ended June 30, 2014 are set forth below:

Six Months Ended June 30,		Year Ended December 31,
2014		2013		2012		2011		2010		2009
8.50	x	8.99	x	18.21	x	19.32	x	11.85	x	22.60	x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pre-tax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest, and subtracting (2) interest capitalized. Fixed charges is the sum of (a) interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness) and (b) the portion of rental expense which is representative of the interest factor in those rentals.

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DESCRIPTION OF DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or subordinated debt securities, as well as secured or unsecured.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wells Fargo Bank, National Association. A form of the indenture is incorporated as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining the same;

•	the interest rate(s) or the method for determining the same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	redemption or early repayment provisions, including at our option or at the option of the holders;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date the securities are to be dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

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Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

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DESCRIPTION OF GUARANTEES

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

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PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed from time to time;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The prospectus supplement will set forth the terms of the offering of the debt securities, including:

•	the method of distribution, including the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our net proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, unless otherwise set forth in the applicable prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”). Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may

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engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of our or their business.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

The securities will be new issues with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and counsel for the underwriters or agents will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of The WhiteWave Foods Company incorporated in this prospectus by reference from the Current Report on Form 8-K dated September 11, 2014, and the effectiveness of The WhiteWave Foods Company’s internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the allocation of expenses and debt from Dean Foods Company and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Earthbound Holdings I, LLC incorporated in this prospectus by reference from The WhiteWave Foods Company’s Current Report on Form 8-K/A, dated September 11, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the January 2, 2014 acquisition of Earthbound Holdings I, LLC by The WhiteWave Foods Company). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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